Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

by and among

COLD SPRING CAPITAL INC.,

SEDONA DEVELOPMENT PARTNERS, LLC,

SEVEN CANYONS INVESTORS, L.L.C.,

DAVID V. CAVAN and CAVAN MANAGEMENT SERVICES, L.L.C.

Dated as of November 3, 2006

i

TABLE OF CONTENTS (cont'd)

TABLE OF CONTENTS (cont'd)

TABLE OF CONTENTS (cont'd)

		Page
11.8.	Headings	56
11.9.	Further Assurances	56
11.10.	Third Party Beneficiaries	56
11.11.	No Strict Construction	56
11.12.	Publicity	56
11.13.	Schedules and Exhibits	56
11.14.	Waiver of Jury Trial	57
11.15.	Limitations With Respect to Cavan	57
ARTICLE 12
DEFINITIONS		57

List of Exhibits

Exhibit 1.1	Form of Assignment
Exhibit 1.2(a)(ii)	Form of First Tranche Note
Exhibit 1.2(a)(iii)	Form of Convertible Note
Exhibit 8.1(j)	Form of Opinion of the Seller's Counsel
Exhibit 8.1(k)	Form of Escrow Agreement
Exhibit 8.1(s)	Summary Terms of Management Contract
Exhibit 8.1(t)	Form of Registration Rights Agreement
Exhibit 8.1(u)	Summary Terms of Brokerage Agreement
Exhibit 8.1(v)	Form of Affiliate Note
Exhibit 8.2(g)	Form of Opinion of the Purchaser's Counsel

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is entered into as of November 3, 2006 by and among (i) Cold Spring Capital Inc., a Delaware corporation (the “Purchaser”), (ii) Sedona Development Partners, LLC, an Arizona limited liability company (the “Company”), (iii) Seven Canyons Investors, L.L.C., an Arizona limited liability company (the “Seller”), and (iv) solely for purposes of Sections 5.3(b) and 5.5 through 5.11, David V. Cavan and Cavan Management Services, L.L.C., an Arizona limited liability company (together, “Cavan”).

Introduction

The Seller owns all of the outstanding limited liability company interests and equity of the Company (the “Securities”). The Purchaser wishes to purchase the Securities from the Seller, and the Seller wishes to sell the Securities to the Purchaser, on the terms set forth herein. The purchase and sale of the Securities and the other transactions contemplated hereby are sometimes collectively referred to herein as the “Transactions.”

An index of defined terms used in this Agreement is set forth in Article 12.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
THE TRANSACTIONS; CLOSING

1.1.  Purchase and Sale of Securities. In reliance upon the representations and warranties contained herein, and subject to the terms and conditions hereof, at the Closing (as hereinafter defined), the Seller agrees to sell, transfer and assign to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Securities. At the Closing, the Seller will execute and deliver an assignment, in substantially the form attached hereto as Exhibit 1.1, transferring the Securities to the Purchaser free and clear of all Liens (as hereinafter defined), other than restrictions on transfers under applicable securities laws.

1.2.  Payment at Closing.

(a) Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

“Closing Consideration” means, in the aggregate, (i) $82,130,168.44 in cash (the “Cash Consideration”), (ii) $5,000,000 in aggregate principal amount of subordinated notes of the Purchaser, substantially in the form of Exhibit 1.2(a)(ii) attached hereto (the “First Tranche Notes”), and (iii) $45,000,000 in aggregate principal amount of convertible subordinated notes of the Purchaser, substantially in the form of Exhibit 1.2(a)(iii) (the “Convertible Notes” and, together with the First Tranche Notes, the “Seller Notes”).

“Contract” means any notes, bonds, mortgages, indentures, guaranties, licenses, franchises, permits, leases, instruments, contracts, agreements, commitments, purchase orders or other binding contractual obligations, whether written or oral, including all amendments thereto

“Escrow Amount” means $1,000,000 of cash (the “Escrow Cash”) and $7,500,000 in principal amount of the Convertible Notes (the “Escrow Note”), which will be deposited at the Closing with the Escrow Agent (as hereinafter defined) pursuant to the Escrow Agreement (as hereinafter defined).

“Governmental or Regulatory Authority” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, county, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Indebtedness” means all (i) outstanding principal, interest, fees, expenses and other indebtedness owed in respect of borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) obligations under leases of property, real or personal, that are capitalized on the consolidated balance sheet of the Company and the Subsidiaries (as hereinafter defined), or should be, in accordance with GAAP, recorded as capital leases, (iii) monetary commitments or obligations in the nature of guarantees, (iv) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, (v) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (vi) obligations or commitments to repay deposits or other similar amounts advanced by and owing to third parties, (vii) interest rate, currency or other hedging agreements or (viii) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (i) through (vii) above.

“Legal Requirements” means, with respect to any Person, all statutes, laws, ordinances, licenses, permits, judgments, decrees, orders, rules, regulations, published policies and common law of any Governmental or Regulatory Authority applicable to such Person.

“Liens” means claims, encumbrances, indentures, deeds of trust, mortgages, attachments, security interests and other restrictions of any kind.

“Knowledge of the Seller and the Company” or any other similar phrase shall mean the actual knowledge of the Persons set forth in Schedule 1.2(a) (collectively, the “Key Employees”), in each case, after reasonable inquiry into the matters to which such qualification relates that are within the scope of such individual’s job responsibilities.

“Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (x) the Business or the assets, financial condition, prospects or results of operations of the Company and the Subsidiaries, taken as a whole, (y) the ability of the Purchaser to operate the Business immediately after the Closing substantially in the same manner as the Business was operated immediately prior to the Closing or (z) the ability of the Seller and the Company to consummate the Transactions. For avoidance of doubt, the parties agree that the terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Material Adverse Effect.

“Ordinary Course of Business” means the ordinary course of business of the Company and the Subsidiaries consistent with past custom and practice (including with respect to amount and frequency).

“Purchaser Common Stock” means the common stock, $0.001 par value per share, of the Purchaser.

“Seller’s Expenses” means the aggregate payments, costs and expenses incurred by the Company, its Subsidiaries or the Seller in connection with the Transactions including, without limitation, all amounts in respect of legal, accounting, investment banking and other similar fees and expenses (including, without limitation, fees and expenses of any Person (as hereinafter defined) set forth on Schedule 3.28). For clarity, it is understood that all costs and expenses incurred by the Purchaser in connection with this Agreement and the Transactions (including, without limitation, the costs and expenses of the Purchaser’s financial advisor) shall be paid by the Purchaser and not by the Seller or the Company.

“Transaction Liabilities” means any and all change of control, sale and/or transaction bonus or similar amounts owed by the Company or any Subsidiary that become due and payable as a result of the Transactions.

(b) Pre-Closing Deliveries. At least two (2) but no more than five (5) days prior to the Closing, the Seller will furnish to the Purchaser (i) a final bill and wire transfer instructions from each payee of any portion of the Seller’s Expenses, together with a letter from each law firm and investment bank that is owed fees by the Company acknowledging that, after the Closing, it will seek payment of any portion of the Seller’s Expenses solely from the Seller and not from the Company or any Subsidiary (and such portion shall not be deemed to be part of the Seller’s Expenses for purposes of Section 1.2(c)), (ii) payoff letters, in form and substance reasonably satisfactory to the Purchaser, from each of the parties set forth on Schedule 2.3(e)(i) indicating the amount required to discharge at Closing in full the Indebtedness (the “Repaid Indebtedness”) set forth on Schedule 2.3(e)(i) and an undertaking by such parties to discharge at Closing all Liens securing such Indebtedness, and (iii) a schedule that sets forth an itemization of all Transaction Liabilities payable to employees as a result of the Transactions.

(c) Payments and Deliveries at Closing. At the Closing, (i) the Purchaser will make or cause to be made the following payments (in an amount, in the aggregate, equal to the Cash Consideration) by wire transfer as follows: (A) the Purchaser will pay the Repaid Indebtedness to the holders thereof, (B) the Purchaser will pay the Seller’s Expenses and the Transaction Liabilities to the respective payees thereof based on the deliveries made under Section 1.2(b), (C) the Purchaser will pay the Escrow Cash to the Escrow Agent to be held in accordance with the terms of the Escrow Agreement and (D) the Purchaser will pay the balance of the Cash Consideration to the Seller, (ii) the Purchaser will deliver the Escrow Note to the Escrow Agent to be held in accordance with the terms of the Escrow Agreement and (iii) the Purchaser will deliver the balance of the Seller Notes to the Seller.

1.3.  Closing. The purchase and sale of the Securities and the other Transactions shall take place at a closing (the “Closing”) to be held at 10:00 a.m., local time, at the offices of Choate, Hall & Stewart LLP in Boston, Massachusetts three business days after the satisfaction or waiver of the conditions of the parties hereto to consummate the Transactions (other than those conditions that by their nature are normally satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or such other date as is mutually agreed upon in writing by the Purchaser and the Company (the “Closing Date”). In no event shall the Closing Date be earlier than January 5, 2007, without the prior consent of the Seller.

1.4.  Allocation. The total amount of the Closing Consideration and the liabilities of the Company and its Subsidiaries, shall be allocated among the consolidated assets of the Company for tax purposes in a manner consistent with the appraisal to be obtained as set forth on Schedule 1.4. It is agreed that such method was arrived at by arm’s length negotiation and in the judgment of the parties properly reflects the fair market value of such assets. It is agreed that the allocations under this Section 1.4 will be binding on all parties for all federal, state, local and other Tax (as hereinafter defined) purposes and will be consistently reflected by each party on such party’s Tax returns.

1.5.  Escrow. On the Closing Date, the Purchaser shall deposit with the Escrow Agent the Escrow Amount (consisting of the Escrow Cash and the Escrow Note), for the purpose of securing the indemnification obligations of the Seller set forth in this Agreement. The Escrow Amount, along with any interest earned thereon while it is held in escrow, is referred to herein as the “Escrow Fund.” The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any Lien, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes, and in accordance with the terms, of the Escrow Agreement.

1.6.  Deliveries at Closing by the Company and the Seller. At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 8.2, the Company and the Seller will deliver or cause to be delivered to the Purchaser the instruments, consents, certificates and other documents required of the Seller and the Company by Section 8.1.

1.7.  Deliveries at Closing by the Purchaser. At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 8.1, the Purchaser will deliver or cause to be delivered to the Seller the instruments, consents, certificates and other documents required of the Purchaser by Section 8.2.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that the information contained in this Article 2 is true and correct and will be true and correct as of the Closing Date:

2.1.  Title. On the Closing Date, the Seller shall transfer to the Purchaser good title to the Securities, free and clear of all Liens. The Seller has not granted any option or right, and is not a party to any Contract that requires (or, upon the passage of time, the payment of money or occurrence of any other event, would require) the Seller to transfer any of the Securities to anyone other than the Purchaser pursuant to this Agreement.

2.2.  Organization and Authority. The Seller (a) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Arizona, (b) has the requisite power and authority to execute and deliver this Agreement and the other agreements, documents and instruments of the Seller contemplated hereby and to perform its obligations hereunder and thereunder, and (c) such execution, delivery and performance by the Seller have been duly and validly authorized by all requisite action on the part of the Seller. The Seller owns all of the membership interests in the Company. There are no outstanding options, warrants, convertible or exchangeable securities or other rights that could, directly or indirectly, obligate the Seller to issue additional membership interests, limited liability company interests or any other securities of the Company.

2.3.  No Conflict; Indebtedness.

(a) No consent, order, approval, authorization, declaration or filing with or from any Governmental or Regulatory Authority or any party to a Contract is required on the part of the Seller for or in connection with the execution and delivery of this Agreement and the other agreements, documents and instruments contemplated hereby or the consummation of the Transactions by the Seller.

(b) The execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby by the Seller will not result in any violation of, be in conflict with, constitute a default under, any of the terms, conditions or provisions of the Seller’s articles of organization or operating agreement (collectively, the “Organizational Documents”).

(c) The execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby by the Seller will not result in any violation of, be in conflict with, constitute a default under or cause the acceleration of any obligations or loss of any rights under, any of the terms, conditions or provisions of any Legal Requirement, or of any order, writ, injunction, judgment, permit or license or decree of any Governmental or Regulatory Authority or of any arbitration award to which the Seller is a party or by which the Seller or its assets are bound.

(d) Except as set forth on Schedule 2.3(d), the Seller is not a party to, or bound by, any Contract under the terms of which the execution, delivery or performance of this Agreement or any of the other agreements, documents and instruments contemplated hereby by the Seller will be a breach, default or an event of acceleration, or grounds for termination, modification or cancellation, or result in the loss of any rights.

(e) The Seller has no Indebtedness for borrowed money other than as set forth in Schedule 2.3(e)(i) and will have no Indebtedness for borrowed money at the Closing other than as set forth in Schedule 2.3(e)(ii).

2.4.  Validity and Enforceability. This Agreement is, and each of the other agreements, documents and instruments contemplated hereby to which the Seller is a party shall be when executed and delivered by the Seller, the valid and binding obligations of the Seller enforceable in accordance with their terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, fraudulent conveyance, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

2.5.  Investment Representations.

(a) The Seller is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

(b) The Seller understands that the Seller Notes and the shares of Purchaser Common Stock issuable upon conversion of the Convertible Notes have not been registered under the Securities Act or under the securities laws of any jurisdiction, by reason of reliance upon certain exemptions, and that the reliance of the Purchaser on such exemptions is predicated upon the accuracy of the Seller’s representations and warranties in this Agreement.

(c) The Seller has had the opportunity to ask questions of and receive answers from representatives of the Purchaser and to obtain additional information, documents and records relating to the Purchaser and its businesses, assets, results of operations and financial condition and the Transactions. The Seller (i) has such knowledge, experience and skill in evaluating and investing in common stocks and other securities, so that it is capable of evaluating the merits and risks of an investment in the Seller Notes and the shares of Purchaser Common Stock issuable upon conversion of the Convertible Notes, (ii) has such knowledge, experience and skill in financial and business matters that it is capable of evaluating the merits and risks of investment in the Purchaser and the suitability of the Seller Notes and the shares of Purchaser Common Stock issuable upon conversion of the Convertible Notes for the Seller, and (iii) can bear the economic risk of acquiring the Seller Notes and the shares of Purchaser Common Stock issuable upon conversion of the Convertible Notes. The Seller has reviewed the Purchaser Reports, including the risk factors contained therein.

(d) The Seller understands that the Seller Notes and the shares of Purchaser Common Stock issuable upon conversion of the Convertible Notes are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Purchaser in a transaction not involving a public offering, and that, under such laws and applicable regulations, such shares may be transferred or resold without registration under the Securities Act only in certain limited circumstances and in accordance with the terms and conditions set forth in the legend described in Section 2.5(e) below. The Seller is familiar with Rule 144 promulgated by the Securities and Exchange Commission (the “SEC”), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Seller will observe and comply with the Securities Act and the rules and regulations thereunder, as now in effect and as from time to time amended and including those hereafter enacted or promulgated, in connection with any offer, sale, exchange, transfer, pledge or other disposition of the Seller Notes, the shares of Purchaser Common Stock issuable upon conversion of the Convertible Notes or any part thereof.

(e) The Seller Notes and all certificates representing the Purchaser Common Stock issuable upon conversion of the Convertible Notes and any certificates subsequently issued with respect thereto or in substitution therefor shall bear a legend that such shares may only be sold or disposed of in accordance with (i) the provisions of Rule 144 under the Securities Act, (ii) pursuant to an effective registration statement or (iii) pursuant to an exemption provided by the Securities Act. The Purchaser, at its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to the certificates representing such Purchaser Common Stock as to which such legend is applicable.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Seller and the Company hereby jointly and severally represent and warrant to the Purchaser that each of the statements contained in this Article 3 is true and correct and will be true and correct as of the Closing Date:

3.1.  Organization, Power and Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted (the “Company Business”). The proposed business to be conducted by the Company consists of constructing and operating Projects (as hereinafter defined), selling lots, Fractional Interests (as hereinafter defined) and Golf Memberships and continuing to carry on its operations in the Ordinary Course of Business.

3.2.  Subsidiaries. Except as set forth on Schedule 3.2, the Company has no Subsidiaries and does not, directly or indirectly, own or have the right to acquire any capital stock, membership interest or other equity or voting interest in any Person. As used in this Agreement, (a) the term “Subsidiary” means any (i) corporation 50% or more of the outstanding securities having ordinary voting power of which are owned or controlled, directly or indirectly, by the Company or by one or more of its Subsidiaries or by the Company and one or more of its Subsidiaries, or (ii) partnership, association, joint venture, limited liability company or similar business organization 50% or more of the ownership interests having ordinary voting power of which are so owned or controlled or in which the Company or any Subsidiary is the general partner, and (b) the term “Person” means any natural person or corporation, limited liability company, partnership, Governmental or Regulatory Authority, trust or other entity. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the state or jurisdiction in which it is organized, as set forth on Schedule 3.2. Each of the Subsidiaries has full power and authority to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted (with respect to each Subsidiary, the “Subsidiary Business” and, together with the Company Business, the “Business”). The Company has delivered to the Purchaser complete and accurate copies of the charter, bylaws, operating agreement, partnership agreement or other organizational documents of the Company and each Subsidiary. Neither the Company nor any Subsidiary is in default under or in violation of any provision of its charter, bylaws, operating agreement, partnership agreement or other organization documents. Except as set forth on Schedule 3.2, there are no property, condominium, timeshare or other homeowner associations (each individually, an “Association” and collectively, the “Associations”) related to any property owned or sold by the Company. Each Association is a not-for-profit non-stock corporation, duly organized, validly existing and in good standing under the laws of the State of Arizona, and is duly qualified and in good standing, with full power and authority to own its properties and assets and carry on lawfully its business as currently conducted.

3.3.  Foreign Qualifications. The Company and each of its Subsidiaries are duly qualified and authorized to do business and are in good standing in each of the jurisdictions listed on Schedule 3.3. Neither the Company nor any of its Subsidiaries is required to qualify to do business as a foreign entity in any other jurisdiction.

3.4.  Due Authorization; No-Conflict.

(a) The Company has full power and authority and has taken all required action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents of the Company contemplated hereby.

(b) Except as specified on Schedule 3.4(b), no material consent, order, approval, authorization, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any Governmental or Regulatory Authority or non-governmental authority, any party to a Material Contract (as hereinafter defined) or any other Person is required on the part of the Company or any Subsidiary for or in connection with its execution, delivery or performance of this Agreement and the other agreements, documents and instruments contemplated hereby, or the conduct of the Business by the Company or any Subsidiary after the Closing. The matters reflected on Schedule 3.4(b) are collectively referred to as the “Required Consents.” Subject to obtaining the Required Consents specified on Schedule 3.4(b), the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby by the Company will not result in any violation of, be in conflict with, constitute a default under, or cause the acceleration of any obligation or loss of any rights under, any Legal Requirement, agreement, contract, instrument, charter, by-laws, operating agreement, partnership agreement, governing document, organizational document, license, permit, authorization, franchise or certification to which the Company, any Subsidiary or any Association is a party or by which the Company, any Subsidiary or any Association is bound.

3.5.  Validity and Enforceability. This Agreement is, and each of the other agreements, documents and instruments contemplated hereby to which the Company is a party shall be when executed and delivered by the Company, the valid and binding obligations of the Company enforceable in accordance with their terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, fraudulent conveyance, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

3.6.  Capitalization.

(a) Except as set forth in Schedule 3.6(a), the Seller is the record and beneficial owner of all of the Securities, free and clear of all Liens, other than restrictions on transfer under applicable securities laws. The Securities constitute all of the Company’s outstanding limited liability company interests, are owned beneficially and of record by the Seller, and are duly authorized, validly issued, fully paid and nonassessable. All offers, issuances, sales and transfers of the Securities were made in compliance in all material respects with all applicable securities laws and all applicable preemptive and similar rights.

(b) Each Subsidiary’s authorized and outstanding capital stock or other equity interests are as set forth on Schedule 3.6(b) hereto. Each Subsidiary’s outstanding capital stock or other equity securities are owned beneficially and of record by the Persons and in the amounts set forth on Schedule 3.6(b) and are duly authorized, validly issued, fully paid and nonassessable and are free and clear of all Liens (other than Liens securing Permitted Indebtedness (as hereinafter defined)). All offers, issuances, sales and transfers of such shares of capital stock and other equity securities were made in compliance in all material respects with all applicable securities laws and all applicable preemptive and similar rights.

(c) There are no outstanding options, warrants, convertible or exchangeable securities or other rights or claims of any character, contingent or otherwise, that could, directly or indirectly, obligate the Company or any Subsidiary to issue its shares, interests or other securities. Except as set forth on Schedule 3.6(c), there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any Subsidiary.

(d) Except as described on Schedule 3.6(d): (i) there are no Contracts (as hereinafter defined) relating to the securities of the Company or any Subsidiary including, without limitation, the acquisition, disposition, repurchase, voting or registration thereof, and (ii) there is no Indebtedness of the Company or any Subsidiary that allows the holder thereof to vote with the equity holders of the Company or any Subsidiary on any matter.

(e) Neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to redeem, purchase or otherwise acquire or retire any of its equity securities. No Person has any right of first offer, right of first refusal, preemptive right or other similar right in connection with the issuance or sale of the Securities or any outstanding securities of any Subsidiary, or with respect to any future offer, sale or issuance of securities by the Company or any Subsidiary. Except as required by applicable Legal Requirements or as set forth on Schedule 3.6(e), there are no restrictions of any kind that prevent or restrict the payment of dividends or the making of distributions by the Company or any of its Subsidiaries.

3.7.  Financial Information; Indebtedness.

(a) The Company has delivered to the Purchaser the audited, consolidated balance sheets of the Company and the Subsidiaries as at December 31, 2003, December 31, 2004, and December 31, 2005 (the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2005 being referred to as the “Balance Sheet,” and the date thereof being referred to as the “Balance Sheet Date”), and the audited, consolidated statements of cash flows, income and members’ deficit/equity for the fiscal years then ended. The Company has also furnished to the Purchaser the unaudited, consolidated balance sheet of the Company and the Subsidiaries as at June 30, 2006, and the unaudited, consolidated statements of cash flows, income and members’ deficit/equity of the Company and the Subsidiaries for the six-month period then ended.

(b) As used herein, “Financial Statements” means the financial statements referenced in clause (a) above together with (as of the Closing) the financial statements delivered pursuant to Section 5.4 (the “Stub Period Statements”). The Financial Statements and the notes thereto, if any, (i) are as of the dates thereof, or as to any Stub Period Statements as of the dates thereof will be, complete and accurate in all material respects and do or will, as applicable, fairly present the financial condition of the Company and its Subsidiaries, taken as a whole, at the respective dates thereof and the results of operations for the periods then ended, and (ii) were or, as to the Stub Period Statements, will be, prepared in accordance with the books and records of the Company and its Subsidiaries, taken as a whole, in conformity with generally accepted accounting principles consistently applied during the periods covered thereby (“GAAP”), except, in the case of unaudited Financial Statements, for the omission of footnotes and normal year-end adjustments which are not, individually and in the aggregate, material. As of the respective dates thereof, none of the Financial Statements contains, or, as to any Stub Period Statements, will contain, any material, non-recurring items, except as expressly set forth therein.

(c) At the date hereof, neither the Company nor any Subsidiary has any Indebtedness outstanding except as set forth on Schedule 3.7(c) (“Outstanding Indebtedness”). Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

3.8.  No Material Adverse Changes. Since the Balance Sheet Date, other than as shown on Schedule 3.8, (a) the Company and each Subsidiary have operated only in the usual and Ordinary Course of Business, (b) there has been no event or condition which individually, or together with any other events or conditions, has had or could reasonably be expected to have a Material Adverse Effect, and (c) the Company and its Subsidiaries have complied with the covenants set forth in Section 5.1 of this Agreement to the same extent as if this Agreement had been executed as of and in effect from and after the Balance Sheet Date.

3.9.  Material Contracts. Schedule 3.9 sets forth a complete and accurate list of all of the following Contracts to which the Company or any Subsidiary is a party or by which any of them is bound:

(a) Contracts with respect to which the Company or any Subsidiary has or will reasonably be expected to have any liability or obligation involving more than $25,000, contingent or otherwise within any 12 month period from and after the date hereof;

(b) Contracts under which the amount payable by the Company or any Subsidiary is determined by reference to the revenue, income or other similar measure of the Company, any Subsidiary or any other Person;

(c) Contracts evidencing a Lien on any properties or assets of the Company or any Subsidiary or Contracts, other than construction Contracts that may result in the imposition of a Lien on Company Property and other than rights mechanics and materialmen may have in the Ordinary Course of Business that could result in Liens on Company Property as a result of sums not paid by the Company or a Subsidiary in the future;

(d) Contracts relating to any Indebtedness or the guarantee thereof;

(e) Contracts (including, without limitation, those relating to compensation) of the Company or any Subsidiary with any officer, director, manager, stockholder, member or Affiliate of the Company or any Subsidiary or any of their respective relatives or Affiliates;

(f) Contracts which place any material limitation on the method of conducting or scope of the Business, including, without limitation, any Contract that contains any exclusivity, non-competition, non-solicitation or no-hire provisions;

(g) Contracts relating to capital expenditures in excess of $25,000 individually or $200,000 in the aggregate;

(h) financial advisory or similar Contracts and all Contracts with any investment or commercial bank;

(i) Contracts relating to the settlement or resolution of any pending or threatened litigation, arbitration, claims or other disputes;

(j) employment, severance, consulting, deferred compensation, collective bargaining, union, labor, benefits and similar plans or Contracts involving the Company or any Subsidiary;

(k) Contracts relating to or involving any franchise, agency, distributor, broker, sales representative, partnership, joint venture or other similar arrangement;

(l) management, operating, service, membership, partnership, teaming or affiliation Contract or Contracts, including without limitation with any Association;

(m) Contracts with respect to mergers or acquisitions, sales of securities or sales of assets outside the Ordinary Course of Business, investments (other than notes receivable in the Ordinary Course of Business), or Contracts for amounts in excess of $250,000 with respect to acquisitions of property or assets by the Company or any Subsidiary;

(n) Contracts with Governmental or Regulatory Authorities;

(o) Contracts with respect to material marketing or advertising services or other related services;

(p) Contracts pursuant to which the Company or any Subsidiary has agreed to indemnify or hold harmless any other Person or to pay liquidated damages of any kind;

(q) Contracts relating to the purchase, sale, leasing, use, occupancy, disposition, development, engineering, design, financing or marketing of the Real Property; and

(r) other Contracts of the Company or any Subsidiary which are material to the Business or which a reasonable purchaser would consider material in deciding whether or not to acquire the Company.

All the foregoing Contracts, including all amendments or modifications thereto, all Real Estate Leases (as hereinafter defined) and all IP Licenses (as hereinafter defined) are sometimes collectively referred to as “Material Contracts.” The Company has furnished to the Purchaser true and correct copies of all Material Contracts (or reasonable descriptions of the material terms thereof, in the case of oral Contracts). Each written Material Contract sets forth the entire agreement and understanding between the Company and/or each Subsidiary and the other parties thereto, and each description of an oral Material Contract sets forth the material terms of such Material Contract. Each Material Contract is valid, binding and in full force and effect. There is no event or condition which has occurred or exists which constitutes or which, with or without notice, the happening of any event and/or the passage of time, could constitute a default or breach under any such Material Contract by the Company and/or any Subsidiary or, to the knowledge of the Seller and the Company, any other party thereto, or could cause the acceleration of any obligation or loss of any rights of any party thereto or give rise to any right of termination or cancellation thereof. Except as set forth on Schedule 3.9, all payments currently due under Material Contracts have been duly paid in accordance with the terms thereof, and the Company and the Seller have no knowledge that the parties to any Material Contract will not fulfill their obligations thereunder in all material respects. Except as set forth on Schedule 3.9, (x) the Transactions will not afford any other Party the right to terminate any Material Contract, and (y) none of the Material Contracts contains any “change of control” or other similar provisions triggered by the consummation of the Transactions. Prior to the Closing, all Contracts between the Company or any Subsidiary and Cavan or any Affiliate of Cavan shall have been terminated, except for those Contracts specifically identified as not so terminating on Schedule 3.9, and Cavan or such Affiliate, as the case may be, shall have fully released the Company and the Subsidiaries.

3.10.  Real Property.

(a) Schedule 3.10(a) sets forth (i) a list of all of the material real property directly or indirectly owned by the Company and the Subsidiaries (collectively, “Company Property”), (ii) a legal description of all condominiums, undivided interests and other dwelling units that have been constructed on the Company Property (collectively, the “Dwelling Units”), as well as a list of all fractional or undivided ownership interests therein (the “Fractional Interests”), identifying which have been sold (the “Sold Inventory”), and (iii) a list of all real property leases, easements, licenses or similar possessory agreements pursuant to which the Company, any Subsidiary or any Association uses or occupies any real property (collectively, the “Real Estate Leases”). Schedule 3.10(a) sets forth all policies of title insurance (“Title Policies”) and the most recent commitment for the policy of title insurance required under Section 8.1(p) (“Title Commitments”) that have been issued to the Company or the Subsidiaries, as the case may be. The Title Policies are in full force and effect and, except as set forth on Schedule 3.10(a), no claim has been made under any such Title Policy, and, to the knowledge of the Seller and the Company, there is no current fact or information which would result in a claim or constitute a defense by the issuer of any such Title Policy or an exclusion from coverage. True and correct copies of all such Title Policies and the Title Commitment (together with copies of all documents referenced in the Title Commitment as exceptions to title) have been delivered by the Company to Purchaser. Except as specifically reflected or described on Schedule 3.10(a), no Association or Affiliate of the Company or any Subsidiary or any other Person owns, leases or has any other interest in the Real Property or any other property or asset (real, personal or mixed) used in the Business. The Real Property includes easements (which may be in common with others) to use and maintain the roadways lying within the Coconino Natural Forest and located within the gap between Unit II on the east and Units I and III on the west, and neither the Company nor any Subsidiary shall have any Losses with respect to the continuation of such easements.

(b) To the knowledge of the Seller and the Company, except as set forth in Schedule 3.10(b), there is no uninsured physical damage to any Company Property in excess of $50,000. To the knowledge of the Seller and the Company, except as set forth in Schedule 3.10(b): (i) all buildings and improvements located on the Real Property are in good operating condition and repair and are structurally sound and free of material defects, (ii) the Company Property complies in all material respects with all Legal Requirements and insurance company requirements. The Company has made available to the Purchaser true and complete copies of all engineering reports, inspection reports, maintenance plans and other documents relating to the condition of any Company Property prepared for the Company or otherwise in the Company’s or a Subsidiary’s possession.

(c) Except as set forth in Schedule 3.10(c), (i) no condemnation, eminent domain or rezoning proceedings are pending or, to the knowledge of the Seller and the Company, threatened with respect to any of the Company Properties; (ii) no road widening or change of grade of any road adjacent to any Company Property is underway or, to the knowledge of the Seller and the Company, has been proposed; (iii) there is no proposed change in the assessed value of any Company Property, other than changes that will occur as a result of the valuation and assessment of the Company Property under policies and procedures of Yavapai County, Arizona, existing from time to time, from and after the date of this Agreement; (iv) no special assessment has been made or, to the knowledge of the Seller and the Company, threatened against any Company Property; (v) no Company Property is subject to any “impact fee” or to any agreement with any Governmental or Regulatory Authority to pay for sewer extension, oversizing utilities, lighting or like expenses or charges for work or services by such Governmental or Regulatory Authority; and (vi) no building or development moratoria exists or is proposed.

(d) Except as set forth on Schedule 3.10(d), to the knowledge of the Seller and the Company, neither the Real Property nor the existing buildings and improvements owned by the Company and the Subsidiaries, and the operation and maintenance thereof as operated and maintained, contravene any Legal Requirements or violate any restrictive covenants or agreements in any material respect. All Dwelling Units in which Fractional Interests have been sold and for which certificates of occupancy have been obtained, are furnished for the present or intended use thereof with all improvements and furniture, fixtures and equipment therein in the operating condition required by the applicable Contracts to which the Company, the Subsidiaries or Association are parties and, to the knowledge of the Seller and the Company, are in the operating condition required under such Contracts. All sales of Fractional Interests and Lots made to date have complied with all Legal Requirements.

(e) Legal access to the Real Property is provided via a county road, which is a paved public road. Except as set forth on Schedule 3.10(e), the Real Property is served by electricity, telephone, water and sewer services, natural gas, television service and internet access (collectively, the “Utilities”) in such quantity and quality as are sufficient to satisfy the current normal business activities as conducted at such Company Property. All Utilities enter the Real Property via public ways or via validly existing legal easements appurtenant to the Real Property. Neither the Company nor any Subsidiary has received any notice of any condition which would result in the discontinuation of existing electricity, telephone, water and sewer services, natural gas, television service and internet access to such Real Property which are necessary and required for the current or intended use and operation thereof. Except as provided on Schedule 3.10(e), all impact, tap, utility connection and similar fees have been completely and fully paid (i) with respect to all buildings now located on Company Property for which a certificate of occupancy has been issued, and (ii) to the extent required to be paid by the lessee, with respect to property improved with buildings and leased by the Company, any Subsidiary or any Association (“Leased Property” and, collectively with the Company Property, the “Real Property”).

(f) Except as set forth on Schedule 3.10(f), the legal descriptions for the parcels of Real Property contained in the deeds thereof (true and correct copies of which have been delivered to the Purchaser) describe such parcels fully and adequately; the buildings and improvements located on the Real Property (i) are located within the boundary lines of the described parcels of land, (ii) are not in violation of applicable setback requirements, local comprehensive plan provisions, zoning laws and ordinances (iii) are not subject to any “permitted non-conforming use” or “permitted non-conforming structure” classifications, (iv) do not encroach on any easement which may burden the land or on any other real property, and (v) are not located within any governmentally designated flood plain (such that a mortgagee would require a mortgagor to obtain flood insurance) or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained. In addition to the foregoing, except as set forth on Schedule 3.10(f), no buildings or improvements owned by third parties encroach upon the Real Property or any part thereof.

(g) The Seller is neither a disregarded entity nor a “foreign person” within the meaning of the United States tax laws and to which reference is made in Code Section 1445(b)(2) and the regulations thereunder. The Company and the Seller acknowledge and agree that the Purchaser shall be entitled to fully comply with Code Section 1445 and all related sections and regulations, as same may be modified and amended from time to time, and the Company, the Subsidiaries and the Seller shall act in accordance with all reasonable requirements of the Purchaser to effect such full compliance by the Purchaser.

(h) Except as set forth on Schedule 3.19(h), the Company and the Subsidiaries possess all material contractual rights and own all material assets necessary for the operation of the Business, including, but not limited to, all material licenses, regulatory permits, approvals and licenses, intellectual property, software and other personal property. To the knowledge of the Seller and the Company, no such license, permit, approval or other right will not be renewed in the Ordinary Course of Business. To the knowledge of the Seller and the Company, (i) the conduct of the Business currently proposed to be conducted will require the additional material contractual rights set forth on Schedule 3.10(h) and (ii) the Company and the Subsidiaries will be able to obtain such rights in the Ordinary Course of Business.

(i) The marketing, sale, franchising, offering for sale, rental, solicitation of purchasers and the financing of Fractional Interests sales by the Company and the Subsidiaries do not constitute the sale, or the offering for sale, of securities subject to the registration requirements of the Securities Act, or any other applicable securities laws and otherwise comply in all material respects with all applicable Legal Requirements. All marketing and sales activities are performed by employees or independent contractors of the Company or the Subsidiaries, all of whom are properly licensed in accordance with applicable Legal Requirements.

(j) Each Association has been duly formed, is validly existing and has a board of directors duly appointed by the Company or a Subsidiary or duly elected by the owners, in either case in accordance with the bylaws of such Association. Schedule 3.10(j) sets forth the following with respect to each Association: (i) a list of the applicable bylaws, member agreements, restrictive covenants or other applicable governing documents, (ii) a list of all Contracts that create any ongoing duties and obligations of the Association, the Company and any Subsidiary, (iii) a description of any uncompleted development, upgrade or other similar work required to be completed by the Company or any Subsidiary with respect to any Fractional Interest that has been sold, and (iv) the Person(s) responsible for managing the property. The financial obligations of the Company and its Subsidiaries to each such Association are current in all material respects. Correct and complete copies of the most recent audited financial statements and interim unaudited financial statements of each Association have been delivered to the Purchaser. Except as set forth on Schedule 3.10(j), to the knowledge of the Seller and the Company, (i) the 2006 and 2007 budgets established by each such Association are adequate to fund the projected 2006 and 2007 operating expenditures of such Association in all material respects, subject to payment by all owners, including the Company and its Subsidiaries, of the dues and assessments levied by the respective Association and (ii) the reserves for capital replacements maintained by each such Association, when supplemented by additional reserve contributions in future years as set forth in the reserve analysis delivered to the Purchaser by the Company prior to the date hereof, will be adequate to fund in all material respects the replacement of capital items owned by the Association over their anticipated useful lives. The Tax Returns of each Association have been timely filed (giving effect to all extensions) and are true, correct and complete in all material respects, and copies of such Tax Returns for the most recent tax year have been delivered to the Purchaser. All Taxes owed by each Association for or with respect to any taxable period or partial taxable period ending on or before the Closing Date, whether or not stated as due on such Tax Returns have been paid or will be timely paid by the Association.

(k) The Company has made available to the Purchaser each survey, study or report prepared by or for the Company or any Subsidiary.

(l) Schedule 3.10(l) sets forth a complete and accurate list of all Contracts existing made or entered into by the Company or any Subsidiary (i) to sell, mortgage, pledge or hypothecate any Company Property, (ii) to otherwise enter into a transaction in respect of the ownership or financing of any Company Property or (iii) to purchase or acquire an option, right of first refusal or similar right in respect of any real property. The Company has made available to the Purchaser a true and correct copy of each such Contract. With respect to the Contracts set forth on Schedule 3.10(l) and the Real Estate Leases, to the knowledge of the Seller and the Company, (i) there is no material breach or event of default on the part of the Company, any Subsidiary or Association or any other party thereto, and (ii) no event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default on the part of the Company, any Subsidiary, any Association or any other party thereto, has occurred and is continuing.

(m) Except set forth in Schedule 3.10(m), the Company and the Subsidiaries have the right to sell, assign, transfer, lease, and finance, without limitations, the Company Properties.

(n) Attached as Schedule 3.10(n) is a capital expenditure budget that describes the capital expenditures which the Company has budgeted for the period ending December 31, 2007. To the knowledge of the Seller and the Company: (i) the costs and the schedules set forth therein are reasonable estimates and projections, and (ii) there are no currently-existing facts or circumstances which would cause the Company to exceed the capital expenditure budget in the aggregate in any material respect.

(o) Schedule 3.10(o) contains a list of each property that is intended to be or is in the process of being developed or materially rehabilitated by the Company or any Subsidiary (“Development Properties”) and a brief description of the development or material rehabilitation intended by the Company or any Subsidiary to be carried out or completed therein (collectively, the “Projects”). Each Development Property is currently zoned for the lawful development thereon, without special permit or variance, subject to all design, development review, permitting and other Legal Requirements that are a condition to development or rehabilitation of such Development Property. The Company has obtained, or, to the knowledge of the Seller and the Company, will be able to obtain in the Ordinary Course of Business, all material licenses, permits, authorizations, franchises and certifications of Governmental or Regulatory Authority and non-governmental authorities required for the lawful development or rehabilitation thereon of such Project in accordance with the Company’s current plans. The Company has made available to the Purchaser all feasibility studies, soil tests, due diligence reports and other studies, tests or reports performed by or for the Company, or otherwise in the possession of the Company, which relate to the Development Properties.

(p) As of the date of this Agreement, certificates of occupancy have been issued for 19 Dwelling Units and the Company has sold 112 Fractional Interests and 211 Golf Memberships.

3.11.  Personal Property. Except as set forth on Schedule 3.11, the Company and each Subsidiary has good title to or a valid leasehold or license interest in each material item of personal property used by it in the Business, free and clear of all Liens, other than (a) Liens securing Permitted Indebtedness, (b) such imperfections of title, easements, encumbrances, restrictions or Liens that do not materially detract from the value of such property or materially impair the current use by the Company or any Subsidiary of such property, (c) statutory Liens for ad valorem property Taxes not yet due and payable and (d) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the Ordinary Course of Business for sums not yet due and payable. To the knowledge of the Seller and the Company, all material tangible assets of the Company and each Subsidiary are in good operating condition and repair, normal wear and tear excepted. The assets and properties of the Company and each Subsidiary include all assets and properties necessary for or currently used in the conduct of the Business, and are adequate to conduct the operations of the Company and the Subsidiaries as currently conducted, subject to the acquisition by the Company of furniture, fixtures and equipment required for Dwelling Units that have not yet been made available for occupancy by owners of Fractional Interests and for club facilities to be developed by the Company in accordance with its current plans. Schedule 3.11 sets forth a list of each piece of equipment leased by the Company or any Subsidiary that has an annual rent in excess of $10,000.

3.12.  Intellectual Property.

(a) As used herein “Intellectual Property” means all intellectual property rights of every kind including all (i) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof, (ii) computer software, data, data bases and documentation thereof, (iii) drawings, specifications, designs, plans, proposals, financial and marketing plans and customer and supplier lists and information, (iv) World Wide Web addresses and domain name registrations and (v) goodwill associated with any of the foregoing. As used herein “Company Intellectual Property” means any Intellectual Property in which the Company or any Subsidiary has rights, including Intellectual Property controlled, licensed, franchised, owned or used by the Company or any Subsidiary. Neither the Company nor any Subsidiary has any intellectual property rights with respect to any patents, patent applications, patent disclosures, inventions, copyrights (registered or unregistered) or registrations or applications for registration thereof, trade secrets or work of authorship (including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data or mask works).

(b) Schedule 3.12(b) hereto contains a complete and accurate list of all Company Intellectual Property included in clauses (i), (ii) and (iv) of the definition of Intellectual Property. Schedule 3.12(b) contains a complete and accurate list of all licenses, franchises and other rights granted by the Company or any Subsidiary to any Person with respect to any Company Intellectual Property that is owned by the Company and all licenses, franchises, and other rights granted by any Person to the Company or any Subsidiary with respect to any Company Intellectual Property (for this purpose, excluding so-called “off-the-shelf” products and “shrink wrap” software licensed to the Company or any Subsidiary in the Ordinary Course of Business and easily obtainable without material expense) identifying the subject Company Intellectual Property (collectively, the “IP Licenses”). Neither the Company nor any Subsidiary is required to pay any royalties or other compensation to any third parties in respect of its ownership or use of any Company Intellectual Property, other than payments in the Ordinary Course of Business for so-called “off-the-shelf” products or “shrink wrap” software.

(c) The Company and each Subsidiary owns or possesses sufficient legal rights to use all material Intellectual Property currently being used in the Business. To the knowledge of the Seller and the Company, neither the Company nor any Subsidiary has violated or infringed, is violating or infringing or, by conducting the Business, could violate or infringe any Intellectual Property of any other Person, and the Seller and the Company have no knowledge of any violation or infringement by any Person of any Company Intellectual Property. None of the Company or any Subsidiary has received any notice from any Person claiming any violation or infringement of a Person’s Intellectual Property rights.

(d) The Company has registered the name “Seven Canyons” and the World Wide Web address and domain name www.sevencanyons.com as described on Schedule 3.12(d). Each material item of Company Intellectual Property owned by the Company or its Subsidiaries is valid and subsisting. To the extent required to maintain any existing registration of Company Intellectual Property, (a) all registration, maintenance and renewal fees in connection with such Company Intellectual Property due to Governmental or Regulatory Authorities or to other Persons have been paid, and (b) all documents and certificates in connection with such Company Intellectual Property required to be filed for the purposes of maintaining an existing registration of Company Intellectual Property have been filed with the relevant authorities in the United States. There is no threatened or reasonably foreseeable loss or expiration of any material Company Intellectual Property.

(e) The Company and each Subsidiary’s rights in and to its Company Intellectual Property are free and clear of all Liens, other than Liens securing Permitted Indebtedness.

3.13.  Receivables. The accounts receivable owned by the Company and the Subsidiaries are valid, genuine and existing, subject to any reserve set forth in the Balance Sheet (which reserves have been determined in accordance with GAAP). Except as set forth in Schedule 3.13, all accounts receivable of the Company and the Subsidiaries are owned free and clear of all Liens other than Liens securing Permitted Indebtedness. All such accounts receivable arise out of bona fide transactions in the Ordinary Course of Business and are not subject to defenses, set-offs or counterclaims. Neither the Company nor any Subsidiary has extended any financing to any Person in connection with the sale of real estate or interests in real estate or otherwise. For clarity, it is understood by the Purchaser that this representation is not a guarantee as to the collectibility of any of the Company’s or any Subsidiaries’ receivables.

3.14.  Information. None of the information supplied or to be supplied by the Company, the Subsidiaries or the Seller pursuant to Section 5.14 for inclusion in the proxy statement (the “Proxy Statement”) to be distributed by the Purchaser to its stockholders in connection with the special meeting of the Purchaser to be held to seek approval of this Agreement and the Transactions (the “Purchaser Stockholder Meeting”) will, at the date such information is provided to the Purchaser contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will promptly advise the Purchaser if any information supplied by the Company, the Subsidiaries or the Seller pursuant to Section 5.14 ceases to be accurate in any material respect.

3.15.  Warranty Claims. Except as set forth on Schedule 3.15, there are not pending, nor are there, to the knowledge of the Seller and the Company, threatened, any material claims against the Company or any Subsidiary alleging any defects in the Company’s or any Subsidiary’s services, real estate interests or products, or alleging any failure of the products, real estate interests or services of the Company or any Subsidiary to meet applicable specifications, warranties or contractual commitments.

3.16.  Business Relationships. To the knowledge of the Seller and the Company, all suppliers, vendors and service providers which are material to the Company or any Subsidiary will continue after the Closing to sell the products and provide the services to the Company and its Subsidiaries currently sold and provided by them. The Company’s and its Subsidiaries’ relationships with such suppliers, vendors and service providers are satisfactory commercial working relationships. Except as set forth on Schedule 3.16, during the 18 months preceding the date of this Agreement, no significant supplier, vendor or service provider (i) has terminated or, to the knowledge of the Seller and the Company, threatened to terminate, its relationship with the Company or any Subsidiary, (ii) has decreased or limited materially or, to the knowledge of the Seller and the Company, threatened to decrease or limit materially, the services, supplies or materials supplied to the Company or any Subsidiary, or (iii) has materially changed, or, to the knowledge of the Seller and the Company, threatened to materially change, its business relationship with the Company or any Subsidiary.

3.17.  Regulatory and Legal Compliance.

(a) Except as set forth on Schedule 3.17(a), (i) the Company and each Subsidiary is and has been in compliance in all material respects with all applicable Legal Requirements, and (ii) since January 1, 2002, neither the Company nor any Subsidiary has received any notice from any Governmental or Regulatory Authority or any other Person of any alleged violation or noncompliance.

(b) Except as set forth on Schedule 3.17(b), (i) neither the Company nor any Subsidiary nor any of any of their respective properties is a party to or is subject to any order, decree, Contract, memorandum of understanding or similar arrangement with any Governmental or Regulatory Authority, or is subject to any order or directive specifically naming or referring to the Company or any Subsidiary by any Governmental or Regulatory Authority which is currently in effect and restricts in any material respect the conduct of the Business, and (ii) neither the Company nor any Subsidiary has received written notification from any such Governmental or Regulatory Authority that the Company or any Subsidiary may be requested to enter into, or otherwise be subject to, any such written Contract, memorandum of understanding, cease and desist order or any other similar order or directive.

3.18.  Licenses and Permits. Schedule 3.18 sets forth all licenses, permits, authorizations, franchises and certifications of Governmental or Regulatory Authority and non-governmental authorities held by the Company and each Subsidiary which are material to the Company, any Subsidiary or the Business. The Company and each Subsidiary is and has been in compliance in all material respects with all such licenses, permits, authorizations, franchises and certifications, all of which are in full force and effect and, subject to receipt of the Required Consents, will be in full force and effect immediately after giving effect to the Transactions. There are no other material licenses, permits, authorizations, franchises or certifications that the Company or any Subsidiary is required to obtain or which, in good industry practice, the Company or any Subsidiary should hold for the conduct of the Business as currently conducted. Except as set forth on Schedule 3.18, to the knowledge of the Seller and the Company, there is no threatened suspension, revocation, non-renewal or invalidation of any such licenses, permits, authorizations, franchises or certifications, or any basis therefor. To the extent that the conduct of the Business currently proposed to be conducted requires additional licenses, permits, authorizations, franchises or certifications, the Company and the Subsidiaries will, to the knowledge of the Seller and the Company, be able to obtain such rights in the Ordinary Course of Business.

3.19.  Tax Matters.

(a) Definitions. For purposes of this Agreement, the following definitions shall apply:

(i) “Tax” or “Taxes” means all taxes, charges, fees, levies, penalties, additions or other assessments imposed by any foreign, federal, state, county or local taxing authority, including, but not limited to, income, excise, property, sales, use, transfer, franchise, payroll, withholding, value added, social security, transaction privilege or other taxes, including any interest, penalties or additions attributable thereto.

(ii) “Tax Returns” means all reports, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes and any schedules attached to or amendments of (including refund claims with respect to) any of the foregoing.

(b) Except as set forth on Schedule 3.19(b) hereto: (i) all Tax Returns required to be filed by or on behalf of the Company or any of the Subsidiaries have been duly filed on a timely basis (giving effect to all extensions), and all Tax Returns required to be filed by the Seller in respect of the income, assets or other items relating to the Company or any Subsidiary have been filed on a timely basis; (ii) such Tax Returns are true, complete and correct; (iii) all Taxes due and payable by the Seller or its direct or indirect owners (in respect of the income, assets or other items relating to the Company or any Subsidiary) for or with respect to any taxable period or partial taxable period ending on or before the Closing Date, whether or not stated as due on such Tax Returns, have been paid or will be timely paid by the Seller or its direct or indirect owners; (iv) all Taxes due and payable by the Company or the Subsidiaries for or with respect to any taxable period ending on or before the Closing Date, whether or not stated as due on such Tax Returns, have been or will be timely paid by the Seller; (v) all Taxes measured by net income of the Company or any Subsidiary due and payable for or with respect to any taxable period or partial taxable period ending on or before the Closing Date, whether or not stated as due on such Tax Returns, if not paid by the Company or the Subsidiaries, will be timely paid by the Seller; (vi) all other Taxes owed by the Company or the Subsidiaries that are due prior to the Closing, whether or not stated as due on such Tax Returns, have been paid or will be paid by the Company or the Subsidiaries, respectively, on or before the due date; (vii) the Purchaser has been supplied with true and complete copies of each Tax Return filed by the Company or by any of the Subsidiaries, including each franchise or excise Tax Return based on income filed for the last three taxable years; (viii) neither the Company nor any Subsidiary (A) has ever been audited or received notice of initiation thereof by any governmental taxing authority for which the statute of limitations for assessment of Taxes remains open, (B) has ever extended any applicable statute of limitations regarding Taxes for which the statute of limitations for assessment of Taxes remains open, (C) is liable, contractually or otherwise, for the Taxes of any other Person (other than withholding Taxes arising in the Ordinary Course of Business), (D) is a “consenting corporation” under Section 341(f) of the Internal Revenue Code of 1986, as amended (the “Code”), (E) has agreed to or is required to make any adjustment under Code Section 481(a) or 263A, (F) has ever made any payments, is obligated to make any payments, or is a party to any Contract that under certain circumstances could obligate it to make any payments that may not be deductible under Section 280G of the Code, (G) is a party to any allocation or sharing agreement with respect to Taxes, (H) has ever participated in the filing of any consolidated, combined or unitary Tax Return, (I) is currently the beneficiary of any extension of time within which to file any Tax Return which remains unfiled, and (J) has received notice of any claim by any authority in any jurisdiction where it does not file Tax Returns that it (or the Seller) is or may be subject to any Taxes or future taxation in such jurisdiction; (ix) all Taxes which the Company and each Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and, to the extent required, paid to the proper Governmental or Regulatory Authority; and (x) the Seller and each Subsidiary that is a corporation is a “United States person” as such term is used in Code Section 1445.

(c) The Tax Return workpapers of the Company and its Subsidiaries and other Tax related information have been made available for inspection by the Purchaser at the Company’s office.

(d) Neither the Company nor any Subsidiary is a party to any joint venture, partnership or Contract that could be treated as a partnership for federal income tax purposes.

(e) There are (and immediately following the Closing there will be) no Liens on the assets of the Company or any Subsidiary relating to or attributable to Taxes other than Liens for ad valorem property Taxes not yet due and payable. There is no basis for the assertion of any claim relating to or attributable to Taxes that, if adversely determined, would result in any Lien on the assets of the Company or any Subsidiary.

(f) Neither the Company nor any Subsidiary has filed any consent under Section 341(f) of the Code or agreed to have Section 341(f) of the Code apply to any disposition of any Section (f) asset (as defined in Section 341(f)(2) of the Code).

(g) Neither the Company nor any Subsidiary has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(h) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the transactions contemplated by this Agreement.

(i) Neither the Company nor any Subsidiary has engaged in a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(j) Each of the Company and the Subsidiaries is and has at all times been resident for Tax purposes in its place of incorporation or formation and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). Neither the Company nor any Subsidiary is subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction, except for income earned from services for which any income Tax is satisfied through withholding. Neither the Company nor any Subsidiary is liable for any Tax as the agent of any other Person or business and does not constitute a permanent establishment or other place of business of any other Person for any Tax purpose.

(k) Neither the Company nor any Subsidiary is required to include any income or gain or exclude any deduction or loss from taxable income as a result of any change in method of accounting under Section 481(c) of the Code, closing agreement under Section 7121 of the Code, deferred intercompany gain or excess loss under Treasury Regulations under Section 1502 of the Code (or, in each case, under any similar provision of applicable law).

(l) There is no Contract to which the Company or any Subsidiary is a party, including the provisions of this Agreement, covering any employee that, individually or collectively could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

(m) Neither the Company nor any Subsidiary is a party to any nonqualified deferred compensation plan that fails to meet the requirements of Section 409A(a)(2), (3) and (4) of the Code or is not operated in accordance with such requirements.

(n) As of the Closing, the ability of the Company and each Subsidiary to use its net operating loss and other carryforwards will not have been adversely affected by Sections 382, 383 or 384 of the Code (other than as a result of the Transactions).

(o) Set forth on Schedule 3.19(o) hereto is the characterization for federal income tax purposes of the Company and each of the Subsidiaries.

3.20.  Litigation. Except as set forth on Schedule 3.20, no action, arbitration, unsatisfied judgment, suit, proceeding or investigation is pending or, to the knowledge of the Seller and the Company, threatened (a) against the Company and any Subsidiary or the Seller or, to the knowledge of the Seller and the Company, against any stockholder, member, officer, director, manager or employee of the Company or any Subsidiary in relation to the affairs of the Company or any Subsidiary or (b) that relates to any Project, any Real Property or to the Transactions. In addition, Schedule 3.20 sets forth all settlements and judgments since January 1, 2002 of matters that would otherwise be disclosed pursuant to the immediately preceding sentence. Except as set forth on Schedule 3.20, (i) the matters disclosed on such Schedule will be covered by the Company’s insurance policies and (ii) none of the Company, any Subsidiary or the Seller is currently planning to initiate any action, suit, or proceeding before any court, arbitrator or Governmental or Regulatory Authority.

3.21.  Employees and Compensation.

(a) The Company and each Subsidiary is in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices in the jurisdictions within which they operate including, without limitation, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, ERISA (as hereinafter defined), and state fair employment practices laws. The Company and each Subsidiary has properly classified all Persons who have performed or perform services for the Company or any Subsidiary as employees or independent contractors, as applicable.

(b) Except as set forth on Schedule 3.21(b), neither the Company’s nor any Subsidiary’s employees are represented by a union, and there is no labor strike, dispute, arbitration, grievance, slowdown, stoppage, organizational effort, dispute or proceeding by or with any employee or former employee of the Company or any Subsidiary or any labor union pending or, to the knowledge of the Seller and the Company, threatened against the Company or any Subsidiary.

(c) There are no employment or consulting contracts or arrangements (other than those terminable at will without liability to the Company) with any employees or consultants of the Company or any Subsidiary other than as described on Schedule 3.9. Schedule 3.21(c) sets forth a complete list of all employees of and consultants to the Company and each Subsidiary, with annual compensation in excess of $50,000, showing date of hire, hourly rate or salary or other basis of compensation, other benefits accrued as of a recent date and job function. To the knowledge of the Seller and the Company, no Person set forth on Schedule 3.21(c) intends to terminate his or her employment with the Company (or Administaff) or any Subsidiary. For clarity, as used in this Section 3.21(c), “consultants” refers to independent contractors providing services to the Company or its Subsidiaries on a regular and substantially continuous basis in a manner comparable to services provided by employees, and “consulting contracts” refers to Contracts with such consultants.

3.22.  ERISA; Compensation and Benefit Plans.

(a) Schedule 3.22(a) sets forth all material employee compensation and benefit plans, agreements, commitments, practices or arrangements of any type (including, but not limited to, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) offered, maintained or contributed to by the Company or any Subsidiary for the benefit of current or former employees or directors of the Company or any Subsidiary, or with respect to which the Company or any Subsidiary has or may have any liability, whether direct or indirect, actual or contingent (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA) (collectively, the “Benefit Plans”), and includes a written description of the material terms of all oral Benefit Plans. There are no material employee compensation or benefit plans, agreements, commitments, practices or arrangements of any type providing benefits to employees or directors of the Company or any Subsidiary, or with respect to which the Company or any Subsidiary may have any liability, other than the Benefit Plans.

(b) With respect to each Benefit Plan, the Company and each Subsidiary has delivered to the Purchaser true and complete copies of: (i) any and all plan texts and agreements (including, but not limited to, trust agreements, insurance contracts and investment management agreements); (ii) any and all material employee communications (including all summary plan descriptions and material modifications thereto); (iii) the two most recent annual reports, if applicable; (iv) the most recent annual and periodic accounting of plan assets, if applicable; (v) the most recent determination letter received from the Internal Revenue Service (the “Service”), if applicable; and (vi) in the case of any unfunded or self-insured plan or arrangement, a current estimate of accrued and anticipated liabilities thereunder.

(c) With respect to each Benefit Plan: (i) if intended to qualify under Section 401(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered and enforced in accordance with its terms and all applicable Legal Requirements in all material respects; (iii) no breach of fiduciary duty has occurred with respect to which the Company or any Subsidiary or any Benefit Plan may be liable or otherwise damaged in any material respect; (iv) no material disputes nor any audits or investigations by any Governmental or Regulatory Authority are pending or, to the knowledge of the Seller and the Company, threatened; (v) no “prohibited transaction” (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred with respect to which the Company or any Subsidiary or any Benefit Plan may be liable or otherwise damaged in any material respect; (vi) all contributions, premiums, and other payment obligations of the Company or any Subsidiary under any Benefit Plans have been accrued on the consolidated financial statements of the Company in accordance with GAAP, and, to the extent due, have been made on a timely basis, in all material respects; (vii) all contributions or benefit payments made or required to be made under such plan meet the requirements for deductibility under the Code; (viii) subject to any applicable Legal Requirement, the Company and each Subsidiary has expressly reserved in itself the right to amend, modify or terminate such plan, or any portion of it, at any time without liability to itself; and (ix) no such Benefit Plan requires the Company or any Subsidiary to continue to employ any employee or director.

(d) No Benefit Plan is, or has ever been, subject to Title IV of ERISA.

(e) With respect to each Benefit Plan which provides welfare benefits of the type described in Section 3(1) of ERISA: (i) no such plan provides medical or death benefits with respect to current or former employees or directors of the Company or any Subsidiary beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA and 4980B(f) of the Code, (ii) each such plan has been administered in compliance with Sections 601-609 of ERISA and 4980B(f) of the Code; (iii) no such plan is or is provided through a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; and (iv) no such plan has reserves, assets, surpluses or prepaid premiums.

(f) The consummation of the Transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, (ii) accelerate the time of payment or vesting under any Benefit Plan, or (iii) increase the amount of compensation or benefits due to any individual.

3.23.  Environmental Matters. Except as set forth on Schedule 3.23, (i) to the knowledge of the Seller and the Company, none of the business of the Company or any Subsidiary, or the operation thereof, or any condition or circumstance at any property, asset, improvement, fixture or equipment owned or leased by the Company or any Subsidiary violates in any material respect any applicable Legal Requirement relating to public or worker health and safety, the protection, management, regulation or clean-up of the indoor or outdoor environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous or toxic materials, substances, wastes, pollutants and contaminants, including, without limitation, asbestos, petroleum (whether crude oil or any refined or altered products), radon, mold, urea formaldehyde, lead-based paint, and polychlorinated biphenyls (collectively, “Environmental Laws”); (ii) to the knowledge of the Seller and the Company, no condition, circumstance or event exists or has occurred that, with notice or the passage of time or both, would constitute such a violation of any Environmental Law or that could reasonably be expected to result in material liability to the Company or any Subsidiary; (iii) the Company and each Subsidiary is in possession of all material licenses, consents, permits, authorizations, franchises and certifications required under any applicable Environmental Law (“Environmental Permits”) for its operations and the Company and each Subsidiary has been and is in compliance in all material respects with all the requirements and limitations included in such Environmental Permits; (iv) none of the Company or its Subsidiaries has handled, disposed of, released, transported, stored or used any materials, products, pollutants, contaminants, hazardous or toxic wastes, substances or other materials regulated by or subject to any Environmental Law (collectively, the “Hazardous Substances”) on or at any of its property in a manner that could reasonably be expected to result in material liability to the Company or any Subsidiary under any Environmental Law; (v) to the knowledge of the Seller and the Company, (A) no Person (other than the Company and its Subsidiaries) is violating, or has violated, any Environmental Law applicable to the Business, or to any property, assets, improvement, fixture or equipment owned, leased or operated by the Company or any Subsidiary, and (B) no such Person has failed to obtain any Environmental Permits respecting any property, asset, improvement, fixture or equipment necessary to the Company or any Subsidiary in the conduct of the Business; (vi) none of the Company or any Subsidiary has received any notice, suit or claim from any authority or any private person or entity alleging that the Company or any Subsidiary or the operation of any of their respective properties is in violation in any material respect of any Environmental Law or any Environmental Permit or that is responsible (or potentially responsible) for the cleanup of any Hazardous Substances at, on or beneath any of the properties (including ground water) of the Company or any Subsidiary, or at, on or beneath any land adjacent thereto (including ground water) or in connection with any other site that could reasonably be expected to result in material liability to the Company or any of Subsidiary; (vii) none of the Company or its Subsidiaries has buried, dumped, disposed, spilled or actively or passively released any material quantity or amount of Hazardous Substances on, beneath or adjacent to any of its property or any other property (including ground water); (viii) each of the Company and the Subsidiaries has timely filed all material reports required to be filed with respect to all of its property, assets, improvements, fixtures and equipment and has generated and maintained all material required data, documentation and records required under all applicable Environmental Laws; (ix) to the knowledge of the Seller and the Company, there are no underground storage tanks, including any piping at, on or beneath any property used by the Company or any Subsidiary for any purpose; and (x) to the knowledge of the Seller and the Company, there are no conditions, circumstances or events respecting any property, assets, improvement, fixture or equipment owned or operated by any Person other than the Company or any Subsidiary that could reasonably be expected to give rise to a Material Adverse Effect under any Environmental Law. All of the foregoing representation and warranties contained in clauses (i) through (x), inclusive, concerning properties, assets, improvements, fixtures and equipment of the Company or any Subsidiary shall be deemed to include all current and former properties, assets, improvements, fixtures and equipment of the Company or its Subsidiaries.

3.24.  Insurance. Schedule 3.24 sets forth all insurance policies under which the Company or any Subsidiary is insured, the name of the insurer of each policy, the type of policy provided by such insurer and the amount, scope and period covered thereby. Such insurance policies are valid and in full force and effect but will terminate at the Closing as a result of the Transactions. All premiums due under such policies have been paid, no default exists thereunder and, with respect to any material claims made under such policies, no insurer has made any “reservation of rights” or refused to cover all or any portion of such claims. There is no material claim by the Company or any Subsidiary pending under any insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Except as set forth on Schedule 3.24, neither the Company nor any Subsidiary has received any notice of any proposed material increase in the premiums payable for coverage, or proposed reduction in the scope (or discontinuation) of coverage, under any of such insurance policies. Except as set forth on Schedule 3.24, no insurance policy or policies under which the Company or any Subsidiary is or was insured have been cancelled within the last three years. Schedule 3.24 lists all claims made under insurance policies by the Company or any Subsidiary since January 1, 2003. Schedule 3.24 also lists all outstanding bonds and other surety arrangements issued or entered into by the Company or any Subsidiary.

3.25.  Affiliate Transactions. Except as set forth on Schedule 3.25, (a) neither the Company nor any Subsidiary is a party to any Contract with, or indebted, either directly or indirectly, to any of its officers, directors, managers, members or equityholders, or any of their respective relatives or Affiliates, and (b) none of such Persons is indebted to, or is owed any money by, the Company or any Subsidiary or has any direct or indirect ownership interest in, or any contractual or business relationship with, any Person with which the Company or any Subsidiary is or was Affiliated or with which the Company or any Subsidiary has a business relationship, or any Person which, directly or indirectly, competes with the Company or any Subsidiary. As used herein, “Affiliate” has the meaning ascribed to it in Rule 405 promulgated under the Securities Act.

3.26.  Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.26 and except for (a) liabilities or obligations reflected on the Balance Sheet or specifically disclosed in the footnotes thereto and current liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date, and (b) obligations of future performance under Contracts set forth on a Schedule hereto and under other Contracts entered into in the Ordinary Course of Business in accordance with this Agreement which are not required to be listed on a Schedule hereto, as of the Closing Date, none of the Company or any of its Subsidiaries will have any material liabilities or obligations, whether absolute, accrued, contingent or otherwise, and whether due or to become due.

3.27.  Banking Relationships. Schedule 3.27 hereto accurately describes all arrangements that the Company or any Subsidiary has with any banking or other financial institution, indicating with respect to each such arrangement the type of arrangement maintained and the person(s) authorized in respect thereof. Neither the Company nor any Subsidiary has any outstanding powers of attorney of any nature. Except as set forth in Schedule 3.27, neither the Company nor any Subsidiary has any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise) in respect of the obligation of any Person, except as endorser or maker of checks in the Ordinary Course of Business.

3.28.  Brokers. Except as set forth on Schedule 3.28, no finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Seller, the Company or any Subsidiary in connection with the negotiation or consummation of this Agreement or the Transactions and no such Person is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by any of them. The fees and expenses of the Persons specified on Schedule 3.28 shall be paid in accordance with Section 1.2 above.

3.29.  Disclosure. The representations and warranties of the Company and the Seller contained in this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that each of the statements contained in this Article 4 is true and correct and will be true and correct as of the Closing Date:

4.1.  Organization and Authority. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and, subject to obtaining the Purchaser Stockholder Approval (as hereinafter defined), has the full power and authority and has taken all required action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents of the Purchaser contemplated hereby and to perform its obligations hereunder and thereunder and such execution, delivery and performance have been duly and validly authorized by all requisite corporate action (other than the Purchaser Stockholder Approval) on the part of the Purchaser.

4.2.  No-Conflict. Except for the Purchaser Stockholder Approval, no material consent, order, approval, authorization, declaration or filing with or from any Governmental or Regulatory Authority or a party to any Contract to which the Purchaser is a party is required on the part of the Purchaser for or in connection with the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby or the consummation of the Transactions by the Purchaser. Subject to the receipt of the Purchaser Stockholder Approval, the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby by the Purchaser will not result in any violation of, be in conflict with, or constitute a default under, or cause the acceleration of any obligations or loss of any right under, any Legal Requirement, Contract, instrument, charter, by-laws, operating agreement, partnership agreement, organizational document, authorization, franchise, certification, order, writ, injunction, judgment, permit or license or decree of any Governmental or Regulatory Authority or of any arbitration award to which the Purchaser is a party or by which the Purchaser is bound. “Purchaser Stockholder Approval” shall mean the approval and adoption of this Agreement and the Transactions and of an amendment of the Purchaser’s amended and restated certificate of incorporation by the Purchaser’s stockholders (including having the holders of less than 20% of the Purchaser’s common stock issued in the Purchaser’s initial public offering (other than shares held by holders who were holders of other shares of the Purchaser’s capital stock prior to such initial public offering) exercise their conversion rights) in accordance with the Purchaser’s amended and restated certificate of incorporation.

4.3.  Validity and Enforceability. This Agreement is, and each of the other agreements, documents and instruments contemplated hereby to which the Purchaser is a party shall be when executed and delivered by the Purchaser, the valid and binding obligations of the Purchaser enforceable in accordance with its terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, fraudulent conveyance, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

4.4.  Brokers. Except as set forth on Schedule 4.4, no finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Purchaser or any Subsidiary in connection with the negotiation or consummation of this Agreement or the Transactions and no such Person is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by any of them. The Purchaser shall be solely responsible for the fees and expenses of the Persons specified on Schedule 4.4, at no cost to the Seller or the Company.

4.5.  Reports and Financial Statements.

(a) The Purchaser has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of the Purchaser Reports (as hereinafter defined). The Purchaser Reports constitute all of the documents required to be filed by the Purchaser under the Exchange Act with the SEC from January 1, 2006 through the date of this Agreement. The Purchaser Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Purchaser Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The “Purchaser Reports” means (a) the Purchaser’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC, and (b) all other reports filed by the Purchaser under the Exchange Act with the SEC since January 1, 2006.

(b) Except as set forth on Schedule 4.5(b), each of the consolidated balance sheets included in or incorporated by reference into the Purchaser Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Purchaser as of its date and each of the consolidated statements of operations, cash flows and stockholders’ equity included in or incorporated by reference into the Purchaser Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of the Purchaser for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as noted therein and, in the case of unaudited statements, except for the omission of footnotes and normal year-end audit adjustments which are not, individually or in the aggregate, material. There are no obligations or liabilities of any nature, whether accrued, absolute, contingent or otherwise, of the Purchaser, other than those liabilities and obligations (i) that are disclosed or otherwise reflected or reserved for in the financial statements and the notes thereto included in the Purchaser Reports (the “Purchaser Financial Statements”), provided that such liabilities are reasonably apparent on the face of the Purchaser Financial Statements, (ii) that are not required under GAAP to be disclosed, reflected or reserved for in the Purchaser Financial Statements, (iii) that have been incurred in the ordinary course of business since June 30, 2006, (iv) related to expenses associated with the Transactions, or (v) that have not had and would not reasonably be expected to have a material adverse effect on Purchaser, its business, assets or financial condition.

(c) Based on the evaluation of its controls and procedures conducted in connection with the preparation and filing of the Purchaser’s most recent Quarterly Report on Form 10-Q, the Purchaser has no knowledge of (i) any significant deficiencies or material weaknesses in the design or operation of the Purchaser’s internal control over financial reporting that are likely to adversely affect the Purchaser’s ability to record, process, summarize and report financial data; or (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Purchaser’s internal control over financial reporting.

4.6.  Investment Representations. The Purchaser is an “accredited investor” within the meaning of Regulation D under the Securities Act. The Purchaser understands that the sale of the Securities has not been registered under the Securities Act or under the securities laws of any jurisdiction, by reason of reliance upon certain exemptions, and that the reliance of the Seller on such exemptions is predicated upon the accuracy of the Purchaser’s representations and warranties in this Agreement. The Purchaser understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Seller in a transaction not involving a public offering, and that, under such laws and applicable regulations, such Securities may be transferred or resold without registration under the Securities Act only in certain limited circumstances. The Purchaser will observe and comply with the Securities Act and the rules and regulations thereunder, as now in effect and as from time to time amended and including those hereafter enacted or promulgated, in connection with any offer, sale, exchange, transfer, pledge or other disposition of the Securities or any part thereof. The Purchaser is acquiring the Securities for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Securities in violation of the Securities Act, any rule or regulation under the Securities Act, or any state securities laws.

4.7.  Litigation. No action, arbitration, unsatisfied judgment, suit, proceeding or investigation is pending or, to the Purchaser’s knowledge, threatened against the Purchaser or, to the Purchaser’s knowledge, against any stockholder, member, officer, director, manager or employee of the Purchaser which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement.

4.8.  Sufficient Funds. The Purchaser will have available at the Closing sufficient funds available to pay the Cash Consideration and to perform its other obligations pursuant to this Agreement.

4.9.  Purchaser Common Stock. Subject to the Purchaser Stockholder Approval, the Purchaser has reserved and will reserve sufficient shares of Purchaser Common Stock to issue upon conversion of the Convertible Notes. The Purchaser Common Stock issuable upon conversion of the Convertible Notes, when so issued, will (a) be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights granted by the Purchaser, (b) not be issued in violation of the terms of any Contract to which the Purchaser is a party, and (c) be issued in compliance with the amended and restated certificate of incorporation and by-laws of the Purchaser and all applicable Legal Requirements.

4.10.  Disclosure. The representations and warranties of the Purchaser contained in this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

ARTICLE 5
COVENANTS OF THE COMPANY AND THE SELLER

5.1.  Conduct of the Business.

(a) The Company will, and the Company and the Seller will cause each Subsidiary to, comply with the following covenants prior to the Closing, unless otherwise approved in writing by the Purchaser:

(i) maintain its legal existence;

(ii) use all reasonable efforts to preserve the Business and its business organization intact, retain its licenses, permits, authorizations, franchises and certifications, and preserve the existing contracts and goodwill of its customers, suppliers, vendors, service providers, officers, employees, independent contractors and others having business relations with it;

(iii) conduct its business only in the Ordinary Course of Business (including without limitation construction of improvements to the Company Property, sales of lots, Fractional Interests and Golf Memberships, the payment of payables and capital expenditures) and in compliance in all material respects with all applicable Legal Requirements;

(iv) have in effect and maintain at all times all insurance of the kinds, in the amounts and with the insurers as is presently in effect or equivalent insurance and assist the Purchaser in arranging the insurance contemplated in Section 8.1(u);

(v) maintain its books, accounts and records in its usual, regular and ordinary manner;

(vi) confer with representatives of the Purchaser to report material operational matters and the status of ongoing operations upon reasonable advance notice by the Purchaser;

(vii) use commercially reasonable efforts to obtain all Required Consents;

(viii) prepare and timely file all Tax Returns required to be filed by it and pay all Taxes when due; and

(ix) use all reasonable efforts to operate in such a manner as to assure that the representations and warranties of the Company and the Seller set forth in this Agreement will be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, taking into account construction of improvements to the Company Property, sales of lots, Fractional Interests and Golf Memberships, the payment of payables and capital expenditures, all in the Ordinary Course of Business.

(b) The Company will not, and the Company and the Seller will not permit any Subsidiary to, do any of the following prior to Closing, unless otherwise approved in writing by the Purchaser, which approval shall not be unreasonably withheld:

(i) change its method of management or operations in any material respect;

(ii) sell, lease, pledge, encumber, dispose of or license any assets or properties or make any commitment to do so, other than in the Ordinary Course of Business;

(iii) incur or commit to incur any material Indebtedness or renew or refinance or commit to incur any material Indebtedness or renew or refinance or commit to renew or refinance any Outstanding Indebtedness or assume, guarantee or endorse or otherwise become responsible for the obligation of any other Person, or subject any of its properties or assets to any Lien (any Indebtedness approved by the prior written consent of the Purchaser, together with the Outstanding Indebtedness, is referred to herein as “Permitted Indebtedness”);

(iv) make any loans or advances, other than (i) deposits or advances in connection with construction of improvements to, or the acquisition of furniture, fixtures or equipment for, the Project(s) in the Ordinary Course of Business, or (ii) extensions of credit to members of the golf club operated by the Company, each of (i) and (ii) in the Ordinary Course of Business and in compliance with applicable Legal Requirements or the requirements of any Material Contract and other than travel and similar advances to employees of the Company and the Subsidiaries in the Ordinary Course of Business;

(v) modify, amend, cancel or terminate any Material Contract;

(vi) make any change in the compensation paid or payable to any officer, director, manager, employee, agent, representative, independent contractor or consultant as shown or required to be shown on Schedule 3.21, or pay or agree to pay any bonus or similar payment (other than establishing compensation for new employees and independent contractors in a manner reasonably consistent with existing Company and Subsidiary practices, and bonus payments made to employees or independent contractors in the Ordinary Course of Business, or other amounts to which the Company or any Subsidiary is committed and which are expressly disclosed in this Agreement) or terminate, amend, modify or change any Benefit Plan;

(vii) promote, change the job title of, or otherwise alter in any material respect the responsibilities or duties of, any Person set forth on Schedule 3.21(c);

(viii) terminate the services of any present employee, consultant or agent except in the Ordinary Course of Business or for good cause shown, except that no Person set forth on Schedule 3.21(c) shall be terminated except for good cause shown;

(ix) except for (i) sales in the Ordinary Course of Business of lots, Fractional Interests and Golf Membership and (ii) Contracts entered into in the Ordinary Course of Business for construction of drainage, roadways, infrastructure, Dwelling Units, clubhouse and other vertical improvements (which sales and Contracts shall not require prior approval by the Purchaser), enter into any Contract with respect to which the Company or any Subsidiary has any liability or obligation involving more than $50,000 contingent or otherwise, or which may otherwise have any continuing effect after the Closing, other than in the Ordinary Course of Business, or which may place any limitation on the method of conducting or scope of the Business, provided, however, that neither the Company nor any Subsidiary shall enter into any loan, credit, guarantee or similar Contract relating to Indebtedness, other than Permitted Financing;

(x) declare, make or cause to be made or set aside any dividend, distribution, redemption, repurchase, recapitalization, reclassification, issuance, split, combination or other transaction involving the limited liability company interests, capital stock or other equity securities of the Company or any Subsidiary; or authorize the creation or issuance of any additional limited liability company interest, capital stock or other equity securities, or any option, warrant or right to acquire any such interests, capital stock or equity securities; or split, combine or reclassify any limited liability company interest, capital stock or other equity securities;

(xi) propose or adopt any amendment of any of its organizational documents;

(xii) make any change in its accounting practices or procedures, except as required by GAAP;

(xiii) make any upward revaluation of any of its assets or, except as required by law, file or make any change to any material Tax practice, Tax election or any Tax Return;

(xiv) change its customer pricing, rebates or discounts, other than in the Ordinary Course of Business;

(xv) acquire any material assets, properties, business or Person, whether by merger or consolidation, purchase of assets or equity securities or any other manner, in a single transaction or a series of related transactions, other than improvements constructed in the Ordinary Course of Business on the Company Property;

(xvi) cancel or waive any rights of substantial value, or pay, discharge or settle any claim of substantial value, other than in the Ordinary Course of Business;

(xvii) make any capital expenditures that, individually or in the aggregate, exceed $25,000, other than in connection with the construction of improvements to the Company Property in the Ordinary Course of Business;

(xviii) settle or compromise any suit or claim or threatened suit or claim relating to the Transactions or make any Tax election or settle or compromise any material income tax liability;

(xix) take any other action which could have a Material Adverse Effect; or

(xx) commit to do any of the foregoing referred to in clauses (i) - (xix).

5.2.  Access. The Company will, and the Company and the Seller will cause the Subsidiaries to, permit the Purchaser, its financing sources and their respective counsel, accountants, representatives and agents, during normal business hours, access to (a) the assets, properties, records, books of account, contracts and other documents of the Company and its Subsidiaries and (b) any employees, advisors, consultants, other personnel, customers, service providers, vendors or suppliers of, or others having material business relations with, the Company or any of its Subsidiaries. Until the Closing Date, the Company will, and the Company and the Seller will cause the Subsidiaries to, furnish promptly to the Purchaser such additional data and other information as to its affairs, assets, business, properties or prospects as the Purchaser, its financing sources or their representatives may from time to time reasonably request. The Purchaser’s review of the Company and the Subsidiaries shall not in any way affect the representations and warranties made by the Company and the Seller in this Agreement or the other agreements, documents and instruments contemplated hereby or limit the remedies of the Purchaser for breaches thereof.

5.3.  Efforts; Cooperation.

(a) The Company and the Seller will use commercially reasonable efforts to cause the conditions specified in Section 8.1 to be satisfied as soon as practicable.

(b) Cavan will use commercially reasonable efforts to cause the conditions specified in clauses (s) and (u) of Section 8.1 to be satisfied as soon as practicable.

5.4.  Stub Period and Other Financial Statements; Reports; Controller.

(a) During the period commencing as of the date hereof and ending as of the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Company shall deliver to the Purchaser the (i) unaudited consolidated balance sheet of the Company and the Subsidiaries for the month most recently ended, and (ii) related consolidated statements of cash flows and income and members’ deficit/equity for the period then ended. Such financial statements shall be delivered within 15 days after the end of such month or, if earlier, contemporaneously with the delivery of such financial statements to the members, managers, directors, stockholders or lenders of the Company or any Subsidiary. In addition, if the Closing Date shall not have occurred before February 15, 2007, the Company shall deliver to the Purchaser on or before March 1, 2007, audited, consolidated balance sheet of the Company as at December 31, 2006, and the audited, consolidated statements of cash flow and income and members’ deficit/equity for the fiscal year then ended.

(b) During the period commencing as of the date hereof and ending as of the Closing Date or the earlier termination of this Agreement in accordance with its terms, within 10 days following the end of each month, the Company shall deliver to the Purchaser a sales report, in a form reasonably satisfactory to the Purchaser, showing sales of lots, Fractional Interests and Golf Memberships during the month most recently ended.

(c) The Company, at its expense, will promptly hire and continue to employ through the Closing a controller reasonably satisfactory to the Purchaser. In addition, the Company will, at its expense promptly (and in any event within 10 days) retain, and continue to retain through the Closing, Larson, Allen, Weishair & Co., LLP to assist the Company in producing monthly consolidated financial statements for the period from July 1, 2006 through the Closing. In addition, the Company will on or before November 15, 2006, engage an independent accountant reasonably satisfactory to the Purchaser to audit the year ending December 31, 2006.

5.5.  Nonsolicitation. From the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, the Company, Cavan and the Seller will not, and they will cause their respective subsidiaries, officers, stockholders, directors, managers, agents, consultants, representatives and Affiliates not to, directly or indirectly, (a) solicit any competing offers for the recapitalization or purchase of the Seller, the Company or any Subsidiary or the purchase of all or any substantial portion of the limited liability company interests (or other equity) or assets (including by merger or in any other form of transaction) of the Seller, the Company or any Subsidiary, (b) negotiate or otherwise respond, other than to decline to enter into such negotiations, with respect to any unsolicited offer or indication of interest with respect to any such transaction or (c) furnish confidential information to any Person in connection with any such transaction. The foregoing shall not limit the Company’s or a Subsidiary’s right or ability to seek Permitted Indebtedness or to provide information to prospective lenders in connection with any such Permitted Indebtedness. The Company, Cavan and the Seller will promptly disclose to the Purchaser all such unsolicited offers or indications of interest and the terms of any proposed Permitted Indebtedness. Neither the Seller nor Cavan shall have any obligation or liability to the Purchaser as a result of actions taken by any member of Seller that is not controlled by the Seller or Cavan that would be a breach of Seller’s obligations under this Section 5.5 if it had been taken by the Seller, unless the Seller or Cavan participates in or directs such action by any such member of the Seller.

5.6.  Confidentiality. At all times following the Closing, neither Cavan nor the Seller shall, directly or indirectly, disclose, divulge or make use of any trade secrets or other confidential or proprietary information of a business, financial, marketing or technical nature pertaining to the Company, its Subsidiaries or the Business, including information of others that the Company or any Subsidiary has agreed to keep confidential, except (a) for information that is lawfully and independently obtained by Cavan or the Seller from a third party without restrictions as to disclosure by Cavan or the Seller, (b) for information that enters the public domain through no fault of Cavan or the Seller, (c) for information that is independently developed by Cavan or the Seller without reference to confidential or proprietary information of the Company or the Subsidiaries, (d) to the extent that such information shall have become public knowledge other than by breach of this Agreement by Cavan or the Seller, (e) as required in connection with the performance of Cavan’s duties as an employee or an independent contractor of the Company, (f) as required to file Tax returns and comply with Tax laws, and (g) to the extent that disclosure of such information is required by law or legal process (but only after the Seller has provided the Company with reasonable notice and opportunity to take action against any legally required disclosure).

5.7.  Non-competition.

(a) During the Non-competition Period (as hereinafter defined), (i) neither Cavan nor the Seller shall, directly or indirectly, or as a stockholder, partner, member, manager, employee, consultant or other owner or participant in any Person other than the Company, engage in or assist any other Person to engage in any Covered Business (as hereinafter defined) within 100 miles of any boundary of the Company Property, (ii) neither Cavan nor the Seller shall, directly or indirectly, solicit or endeavor to entice away from the Company, or offer employment or a consulting position to, or otherwise interfere with the business relationship of the Company with, any Person who is, or was within the one-year period prior to the Closing, an employee of or consultant to the Company and (iii) neither Cavan nor the Seller shall, directly or indirectly, solicit or endeavor to entice away from the Company, endeavor to reduce the business conducted with the Company by, or otherwise interfere with the business relationship of the Company with, any Person who is, or was within the one-year period prior to the Closing, a customer or client of, supplier, vendor or service provider to, or other Person having business relations with, the Company. Nothing in this Section 5.7(a) shall be construed to prohibit Cavan or the Seller from engaging the same third party contractors as the Company if such engagement does not materially interfere with the performance of any such Person’s obligations under a Contract with the Company.

(b) In the event that the Seller or Cavan begins to consider the acquisition, directly or indirectly, of any ownership interest in any Covered Business outside of the 100-mile boundary of the Company Property during the Non-Competition Period, the Seller or Cavan, as the case may be, shall deliver to the Purchaser a preliminary written notice describing the summary terms of such acquisition, to the extent then known. In the event that the Seller or Cavan proposes, directly or indirectly, to acquire any ownership interest in any Covered Business outside of the 100-mile boundary of the Company Property during the Non-Competition Period, the Seller or Cavan, as the case may be, shall deliver to the Purchaser a written notice (the “Offer Notice”), which Offer Notice will provide all material information about such proposed acquisition (including the amount of funds required to complete such acquisition) and offer the Purchaser the right to acquire the Covered Business at the Purchaser’s election. Following delivery of the Offer Notice, the Seller or Cavan, as the case may be, shall promptly provide such additional materials and information as to such Covered Business as the Purchaser shall reasonably request. If the Purchaser notifies the Seller or Cavan within 20 days of the Purchaser’s receipt of the Offer Notice that it wishes to participate in such acquisition (the “Purchaser Notice”), then the Seller or Cavan, as the case may be, and the Purchaser shall use reasonable efforts to effect the Purchaser’s participation in such acquisition and shall negotiate in good faith the terms under which the Purchaser would retain Cavan to manage the development and operation of such Covered Business and the terms of the “carried interest” to be provided to Cavan in connection therewith in the profits from the Covered Business after repayment of capital and a reasonable return thereon. If the Seller and Cavan, as the case may be, and the Purchaser are not able in good faith to reach final agreement on agreements to govern their relationship with respect to the Covered Business within 60 days following delivery of the Purchaser Notice, then the Seller or Cavan, as the case may be, shall be free to acquire the Covered Business for its own account within the 60 days thereafter substantially on the terms set forth in the Offer Notice; provided that if such acquisition is not consummated within such 60-day period on such terms, the Seller or Cavan, as the case may be, shall be required to offer such acquisition to the Purchaser in accordance with this Section 5.7(b).

(c) For purposes of this Section 5.7, the following terms shall have the following meanings:

“Company” shall include the Company, each of its direct and indirect Subsidiaries and all of their respective successors and assigns.

“Covered Business” shall mean the development of a real estate project that includes a golf course, together with either time shares or fractional interests in residential improvements or residential lots, as components of such project; provided that “Covered Business” will not include any projects in which the Seller or Cavan is currently involved or to which the Seller or Cavan is currently committed, in each case as have been disclosed to the Purchaser on Schedule 5.7(c).

“Non-competition Period” means the period commencing as of the Closing and ending on the five year anniversary of the Closing.

5.8.  Injunctive Relief. The Company, Cavan and the Seller acknowledge that any breach or threatened breach of the provisions of Sections 5.5, 5.6 or 5.7 of this Agreement will cause irreparable injury to the Purchaser and its respective subsidiaries (including the Company and the Subsidiaries following the Closing) for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the Purchaser (in the case of Section 5.5 and the Purchaser, the Company and/or such Subsidiaries (in the cases of Sections 5.6 and 5.7) shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive relief, without necessity of posting a bond, restraining the Company, Cavan and/or the Seller, as the case may be, from committing such breach or threatened breach. The right provided under this Section 5.8 shall be in addition to, and not in lieu of, any other rights and remedies available to the Purchaser, the Company, Cavan or such Subsidiaries.

5.9.  Reasonable Restrictions. Each of Cavan and the Seller (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (b) acknowledges that the duration, geographical scope and subject matter of Sections 5.6 and 5.7 of this Agreement are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests, trade secrets and confidential information of the Business, (c) acknowledges that the Purchaser would not have closed the Transactions without the benefits contained in this Agreement, (d) will be able to earn a satisfactory livelihood without violating this Agreement and (e) understands that this Agreement is assignable by the Company and the Purchaser to any Person that acquires all or substantially all of the Business and shall inure to the benefit of their respective successors and permitted assigns.

5.10.  Company Intellectual Property. If the Seller or Cavan owns or shall at any time hereafter acquire any rights in any Company Intellectual Property, the Seller or Cavan, as applicable, shall, and hereby does, transfer all of its rights, title and interest in such Company Intellectual Property to the Company for no additional consideration. The Seller or Cavan, as applicable, shall execute and deliver such additional documents and instruments and take such other actions as the Purchaser shall reasonably request to give effect to the provisions of this Section.

5.11.  General Release. Effective as of the Closing, each of the Seller and Cavan voluntarily, knowingly and irrevocably releases and forever discharges the Company, the Subsidiaries and their respective members, officers, directors, managers, employees and Affiliates from any and all actions, agreements, amounts, claims, damages, expenses, liabilities and obligations of every kind, nature or description, known or unknown, arising or existing prior to the Closing, except for any rights of the Seller or Cavan under this Agreement and the other agreements, documents and instruments contemplated hereby.

5.12.  Notification of Certain Matters; Update of Schedules.

(a) The Company and the Seller shall promptly inform the Purchaser in writing of: (i) the occurrence, or failure to occur, of any event of which the Seller or the Company obtains knowledge and which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, which would require any amendment or supplement to any information provided by the Seller to the Purchaser pursuant to Section 5.14 in connection with the Proxy Statement (as hereinafter defined) or which would result in a default or event of default under any Contract related to Indebtedness; (ii) any failure of the Company or any Subsidiary or the Seller or of any officer, director, member, manager, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; (iii) any Material Adverse Effect of which the Seller or the Company obtains knowledge; and (iv) the commencement against the Company or the Seller or any of their respective properties of any litigation, or of any claim or controversy or contingent liability that might reasonably be expected to become the subject of litigation, against the Company or any Subsidiary or affecting any of their respective properties; provided, however, that no such notification shall affect the representations or warranties contained herein or the conditions to the obligations of the Company or any Subsidiary or Seller hereunder.

(b) The Company and the Seller may, no later than ten business days prior to the Closing, deliver to the Purchaser a written update to the Schedules to this Agreement (the “Updated Disclosure Schedules”) with respect to (i) any matter occurring after the date of this Agreement that, if existing or occurring on the date of this Agreement, would have been required to be set forth or described in a Schedule to this Agreement (the “New Matters”) and (ii) other matters that are not New Matters but should have been set forth or described in a Schedule to this Agreement as of the date of this Agreement (the “Old Matters”). Any Updated Disclosure Schedules shall be prepared in a manner such that the Updated Disclosure Schedules clearly indicates the differences between the Schedules as delivered on the date of this Agreement and the Updated Disclosure Schedules and indicating which updates are New Matters and which are Old Matters. If the Updated Disclosure Schedules are delivered by the Company and the Seller, such Updated Disclosure Schedules shall not be deemed made for purposes of determining satisfaction of the condition to Closing in Section 8.1(a) or for purposes of Section 9.1(b) and shall not otherwise alter the representations and warranties of the Company and the Seller as set forth in this Agreement and the Schedules hereto, and the only effect of the Updated Disclosure Schedules shall be as provided in the last sentence of Section 10.2.

5.13. Purchaser’s Trust Account. Reference is made to the final prospectus of the Purchaser, dated November 11, 2005 (the “IPO Prospectus”). The Company and the Seller have read the IPO Prospectus and understand that the Purchaser has established the trust account (as described in the IPO Prospectus) (the “Trust Account”), initially in an amount of $109,826,000 for the benefit of the Public Stockholders (as defined in the IPO Prospectus) and that the Purchaser may disburse monies from the Trust Account only (a) to the Public Stockholders in the event of the redemption or conversion of their shares or the liquidation of the Purchaser or (b) to the Purchaser in connection with an Initial Transaction (as defined in the IPO Prospectus). The Company and the Seller hereby agree that they do not and shall not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby waive any claim they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser and will not seek recourse against the Trust Account for any reason whatsoever.

5.14.  Affiliate Legends. The Company shall notify the Purchaser in writing of the identity of those Persons who are “affiliates” of the Company within the meaning of Rule 145 promulgated under the Securities Act (“Rule 145 Affiliates”) prior to the Closing Date. The Purchaser shall be entitled to place appropriate legends on the certificates evidencing any shares of Purchaser Common Stock to be received by Rule 145 Affiliates in the Transactions reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for the Purchaser Common Stock.

5.15.  Compliance with Securities Laws. The Seller agrees and covenants that the Seller Notes and the shares of Purchaser Common Stock issuable upon conversion of the Convertible Notes shall not be transferred or resold other than in accordance with the terms and conditions set forth in the legend described in Section 2.5(e) and that the Seller will observe and comply with the Securities Act and the rules and regulations thereunder and applicable state law and the rules and regulations thereunder, all as now in effect and as from time to time amended and including those hereafter enacted or promulgated, in connection with any offer, sale, exchange, transfer, pledge or other disposition of the Seller Notes, the shares of Purchaser Common Stock issuable upon conversion of the Convertible Notes or any part thereof. Notwithstanding the foregoing, the holder of any Seller Notes and the shares of Purchaser Common Stock issuable upon conversion of the Convertible Notes being transferred shall not consummate such transfer until (a) the prospective transferee has confirmed to the Purchaser in writing its agreement to be bound by the provisions of this Section 5.15 and made the representations and warranties set forth in Section 2.5 and (b) the Purchaser shall have received a legal opinion reasonably acceptable to the Purchaser that such transfer does not require registration under the Securities Act.

5.16.  Solvency. The Seller agrees and covenants that, from and after the Closing, it shall remain solvent and shall not make any distribution or pay any dividend or take any other action that would render it incapable of discharging its obligations under this Agreement.

5.17.  Information for Proxy Statement. The Company and the Seller shall furnish to the Purchaser such information regarding the Company, the Subsidiaries and the Seller as the Purchaser may reasonably request and as shall be required in connection with the preparation, and the filing and approval by the SEC, of the Proxy Statement. The Company and the Seller shall use commercially reasonable efforts to obtain all required auditors’ consents to the inclusion of the Company’s consolidated financial statements in the Proxy Statement.

5.18.  Hedging Transactions, Etc. Neither the Seller, nor Cavan, nor any of their respective Affiliates will, from the date hereof through the conversion or maturity of the Convertible Note, directly or indirectly, make any short sale or otherwise enter into any arrangement (including a monetization arrangement or hedging or similar transaction) which has the effect of transferring any or all of the economic benefits of ownership of any Purchaser Common Stock, or any securities convertible into any such common stock, and will not announce an intention to do any of the foregoing.

ARTICLE 6
COVENANTS OF THE PURCHASER

6.1.  Efforts. Pending the Closing, the Purchaser will use commercially reasonable efforts to cause the conditions specified in Section 8.2 to be satisfied as soon as practicable.

6.2.  Confidentiality. Pending the Closing, all proprietary information obtained by the Purchaser from or on behalf of the Company or any of its Subsidiaries or the Seller will be kept confidential and will not be disclosed by the Purchaser other than to its Affiliates, partners, directors, officers, employees, advisors and financing sources; provided that the foregoing restriction shall not apply to information which (a) is lawfully and independently obtained by the Purchaser from a third party without restriction as to disclosure by the Purchaser, (b) was known by the Purchaser prior to its disclosure by or on behalf of the Company or its Subsidiaries or the Seller, (c) is in the public domain or enters into the public domain through no fault of the Purchaser, (d) is independently developed by the Purchaser without reference to information provided by the Company or its Subsidiaries or the Seller or (e) the Purchaser is required by law or legal process to disclose. The Company and the Seller understand and acknowledge that, notwithstanding the foregoing, the Purchaser shall be permitted to make such disclosures as are required by the SEC in connection with the Proxy Statement. If this Agreement is terminated, and if requested in writing by the Company, the Purchaser will cause to be delivered to the Company all materials obtained by the Purchaser from or on behalf of the Company or its Subsidiaries or the Seller, whether obtained before or after the date of this Agreement.

6.3.  Purchaser Stockholder Meeting. As promptly as reasonably practicable after the date hereof and receipt by the Purchaser of all financial and other information related to the Company and the Subsidiaries as the Purchaser may reasonably request for the preparation of the Proxy Statement, the Purchaser shall prepare and file with the SEC a preliminary form of the Proxy Statement, and other proxy materials related thereto, with respect to the Purchaser Stockholder Meeting. As promptly as reasonably practicable after comments are received from the SEC thereon, if any, and after such comments are resolved to the satisfaction of the SEC, or if the SEC has indicated that it does not intend to review the Proxy Statement and the applicable period for review by the SEC shall have lapsed, the Purchaser shall give notice of and hold the Purchaser Stockholder Meeting; provided that the Purchaser shall have no obligation to mail the Proxy Statement and give notice of the Purchaser Stockholder Meeting unless and until the Purchaser’s financial advisor shall have delivered a written opinion dated on or about the date of such mailing to the effect that the Transactions are fair to the Purchaser from a financial point of view and that the fair value of the Company is equal to at least 80% of the net assets of the Purchaser (excluding the amounts held in the Purchaser’s trust fund representing a portion of the underwriters’ discount in connection with the Purchaser’s initial public offering) (the “Fairness Opinion”). To the extent not inconsistent with Legal Requirements or the fiduciary duties of the Purchaser’s board of directors, the Proxy Statement shall include the recommendation of the Purchaser’s board of directors that its stockholders vote in favor of the Transactions. If, at any time prior to the Purchaser Stockholder Meeting, an event shall occur relating to the Purchaser, the Company or the Transactions that should be set forth in an amendment or a supplement to the Proxy Statement, the Purchaser shall promptly prepare, file with the SEC and mail such amendment or supplement. The Purchaser shall consult with the Company and the Seller with respect to the Proxy Statement and any amendments or supplements thereto, and shall afford the Company and the Seller a reasonable opportunity to comment thereon.

6.4.  American Stock Exchange Listing. The Purchaser shall use commercially reasonable efforts to cause the shares of Purchaser Common Stock to be issued upon conversion of the Convertible Notes to be approved for listing on the American Stock Exchange (“AMEX”) subject to notice of issuance, prior to the Closing.

6.5.  Indemnification. For six years following the Closing Date, the Company shall, and the Purchaser shall cause the Company to, indemnify, defend and hold harmless each Person who is a manager, member, officer, director, employee or agent of the Company on the Closing Date or who served in such capacity prior to the Closing Date, in each case to the fullest extent permitted or required pursuant to Section 5.12 of the Company’s operating agreement in effect on the date of this Agreement.

6.6.  Compliance with Organization Documents. The Purchaser will comply in all material respects with its amended and restated certificate of incorporation.

6.7.  Notification of Certain Matters. The Purchaser shall promptly inform the Company in writing of: (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date; (b) any failure of the Purchaser or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; (c) any material adverse change that shall have occurred or have been threatened in the financial condition, results of operations, business or assets of the Purchaser; and (d) any litigation, or of any claim or controversy or contingent liability that might reasonably be expected to become the subject of litigation, against the Purchaser or affecting any of its properties; provided, however, that no such notification shall affect the representations or warranties contained herein or the conditions to the obligations of the Purchaser hereunder.

6.8.  Board Visitation Rights. As long as the Seller or Cavan, in any combination, owns or own at least 51% of the aggregate principal amount of the Seller Notes (and at least 51% of any Purchaser Common Stock issued upon conversion of the Convertible Notes), the Purchaser shall allow a representative designated by the Seller, who shall be reasonably acceptable to the Purchaser, to attend all meetings of the board of directors of the Purchaser in a non-voting capacity and to participate in matters brought to the board of directors; provided, however, that (a) the Purchaser may exclude such representative from access to any material or meeting or portion thereof if the Company believes that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons and (b) such representative shall have entered into a confidentiality agreement with the Purchaser, in form and substance reasonably satisfactory to the Purchaser.

6.9.  Release of Guarantees. The Purchaser shall use commercially reasonable efforts to assist the Seller in obtaining the termination of the guarantees, indemnities or other financial assurances by Cavan or its Affiliates (other than the Company and the Subsidiaries) of Permitted Indebtedness or other obligations of the Company or any Subsidiary set forth on Schedule 6.9 (the “Cavan Guarantees”); provided that nothing herein shall require the Purchaser to pay any amounts or agree to any amendments or modifications of the Contracts relating to such Permitted Indebtedness or other obligations of the Company or any Subsidiary in connection with the obtaining of such terminations of the Cavan Guarantees. The Purchaser agrees to indemnify Cavan or its Affiliates (other than the Company or any Subsidiary), as the case may be, that is a party to any guarantee, indemnity or other financial assurance of Permitted Indebtedness or other obligations of the Company or any Subsidiary, whether or not listed on Schedule 6.9, from and against all amounts payable thereunder; provided that the Purchaser shall be obligated to indemnify Cavan or its Affiliates pursuant to this Section 6.9 only with respect to the Cavan Guarantees and other guarantees, indemnities and financial assurances that relate to obligations of the Company or a Subsidiary pursuant to Contracts that have been disclosed on Schedule 3.9; and provided further that the Purchaser shall not be obligated to indemnify Cavan or its Affiliates from any Losses for which the Seller has an indemnity obligation under Article 10.

ARTICLE 7
TAX COVENANTS

7.1.  Consistent Tax Reporting. The parties hereto agree that the purchase of the Securities by the Purchaser is properly treated as the purchase of the Company’s assets and those of any Subsidiary limited liability company in which the Company is the sole member. Inasmuch as the Purchaser will file a consolidated federal income tax return with respect to any Subsidiary that is classified as an association taxable as a corporation for federal income tax purposes, the taxable year of any Subsidiary corporation will close at the close of business on the Closing Date. The Seller, the Company and the Purchaser shall treat and report the Transactions for purposes of any federal, state, local or foreign Tax in all respects consistently with the provisions of Section 1.4, this Section 7.1 and any other provision of this Agreement that specifies an intended Tax treatment or reporting position.

7.2.  Tax Periods Ending on or Before the Closing Date. The Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and all Subsidiaries for taxable periods ending on or before the Closing Date (“Pre-Closing Taxable Periods”) which have not been filed prior to the date of this Agreement. The Seller shall permit the Purchaser to review and comment on each such Tax Return described in the prior sentence at least ten (10) days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Purchaser, to the extent such revisions are consistent with the terms of this Agreement. All Tax Returns to be prepared by or for the Seller pursuant to this Section 7.2 shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required by law. The Seller shall be responsible for all Taxes of the Company or any Subsidiary for all Pre-Closing Taxable Periods to the extent due and payable prior to the Closing and shall pay to (or as directed by) the Company any such Taxes of the Company or any Subsidiary to the extent such Taxes have not already been paid by the Company, the Subsidiaries or the Seller prior to the Closing, and such payments shall be made no later than five (5) business days prior to the due date for paying such amount of Taxes to the relevant tax authority. The provisions of this Section 7.2 shall not limit the rights of the Purchaser for a breach of representations or warranties made in Section 3.19 of this Agreement.

7.3.  Tax Periods Beginning Before and Ending After the Closing Date. The Company shall cause to be prepared and filed any Tax Returns of the Company and all Subsidiaries for taxable periods which begin before the Closing Date and end after the Closing Date.

7.4.  Cooperation on Tax Matters.

(a) The Purchaser, the Company and the Seller shall cooperate fully, to the extent reasonably requested, in connection with the filing of Tax Returns pursuant to Sections 7.2 and 7.3 or otherwise, and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return filing, audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) The Seller agrees (i) to provide to the Company, upon request, all books and records with respect to Tax matters pertinent to the Company in the possession of the Seller relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Company, any extensions thereof) of the respective taxable periods, and to abide by all record-retention agreements entered into with any Tax authority, and (ii) to give the Company reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Company so requests, the Seller shall allow the Company to take possession of such books and records. If the Seller delivers its or the Company’s books and records to the Purchaser, then the Purchaser shall thereafter make such books and records available during normal business hours to the Seller in a manner consistent with the provisions of this Article 7, upon reasonable prior notice.

(c) If requested by the Purchaser, the Company and the Seller will cooperate with the Purchaser to obtain any certificate or other document from any Governmental or Regulatory Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed upon the Company or any Subsidiary (including, but not limited to, with respect to the Transactions).

7.5.  Control of Audits. After the Closing Date, except as set forth in the next sentence, the Company shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company or any of its Subsidiaries (each, a “Contest”). In the case of a Contest after the Closing Date that relates solely to Pre-Closing Tax Periods, the Seller shall control the conduct of such Contest, but the Company shall have the right to participate in such Contest at its own expense, and Seller shall not settle, compromise and/or concede any portion of such Contest that could affect the Tax liability of the Company or its Subsidiaries for any taxable year (or portion thereof) after the Closing Date without the written consent of Company, which shall not be unreasonably withheld; provided that, if the Seller fails to assume control of the conduct of any such Contest within 30 days following the receipt by the Seller of notice of such Contest, the Company shall have the right to assume control of such Contest and shall be able to settle, compromise and/or concede any portion of such Contest.

7.6.  Certain Taxes. All transfer, documentary, sales, use, real property gains, stamp, registration, transaction privilege and other such Taxes and fees incurred as a result of the Transactions shall be paid by the Seller when due, and the Company will, at the Seller’s expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, real property gains, stamp, registration, transaction privilege and other Taxes and fees, and, if required by applicable law, the Purchaser and the Seller will join in the execution of any such Tax Returns and other documentation.

ARTICLE 8
CONDITIONS TO CLOSING

8.1.  Conditions to Obligations of the Purchaser. Unless expressly waived in writing by the Purchaser, the obligation of the Purchaser to consummate the Transactions is expressly subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Representations and Warranties True. The representations and warranties of the Seller and the Company contained in this Agreement shall be true and accurate in all respects on and (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date) as of the date of the Closing with the same effect as though made on and as of such date; provided that the condition set forth in this Section 8.1(a) shall be deemed not to have been satisfied only if the failure of such representation(s) or warranty(ies) to be true, individually or in the aggregate, has a Material Adverse Effect (other than the representations and warranties contained in Section 3.6, which shall be true and correct in all respects).

(b) Covenants Performed. The Company and the Seller shall have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by them under this Agreement on or prior to the date of the Closing.

(c) No Defaults under Indebtedness Agreements. There shall be no event or condition which has occurred or exists that constitutes or that, with or without notice, the happening of any event and/or passage of time, could constitute a default or breach under any Contracts relating to any Indebtedness by the Company and/or any Subsidiary, or could cause the acceleration or termination or cancellation thereof.

(d) Available Units. As of the Closing, construction shall have been substantially completed on at least 10 villa units included in Parcel A, as evidenced by a certificate from the applicable Project architect to the Purchaser, and there shall be at least 100 Fractional Interests in Parcel A that are either available for immediate sale or that are under a sales contract that has not yet closed.

(e) Compliance Certificate. The Purchaser shall have received a certificate of the Seller and an authorized officer of the Company certifying as to the matters set forth in Sections 8.1(a), (b), (c) and (d) above.

(f) Required Consents Received. The Company and the Seller shall have obtained and delivered to the Purchaser all Required Consents listed on or required to be listed on Schedule 3.4 on terms reasonably satisfactory to the Purchaser, and no such Required Consents shall have been withdrawn, suspended or conditioned.

(g) No Injunction. No Governmental or Regulatory Authority, court or third party shall have commenced or threatened to commence any action that would prohibit, restrain or invalidate the Transactions.

(h) Certificates; Documents. The Purchaser shall have received copies of each of the following for the Company certified to its satisfaction by an officer of the Company: (i) the Company’s articles of organization certified by the Arizona Corporation Commission as of a recent date; (ii) a certificate of the Arizona Corporation Commission as of a recent date as to the legal existence and good standing of the Company; (iii) the Company’s operating agreement, as amended; (iv) resolutions adopted by the Seller, as the sole member and manager of the Company, authorizing the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby and the consummation of the Transactions; and (v) evidence as of a recent date of the qualification of the Company as a foreign corporation in the jurisdictions listed on Schedule 3.3. The Purchaser shall have also received copies of each of the following for each Subsidiary certified to its satisfaction by an officer of such Subsidiary: (x) each Subsidiary’s articles of organization or articles of incorporation, as applicable, certified by the Arizona Corporation Commission as of a recent date, (y) a certificate as to each Subsidiary’s legal existence and good standing, certified by the Arizona Corporation Commission as of a recent date, and (z) each Subsidiary’s bylaws, operating agreement or similar document.

(i) Purchaser Stockholder Approval. The Purchase shall have received the Purchaser Stockholder Approval and shall have met the requirements of an “initial transaction” as set forth in its amended and restated certificate of incorporation.

(j) Opinion of Counsel to the Company and the Seller. The Purchaser shall have received an opinion of Fennemore Craig, P.C., counsel to the Company and the Seller, dated as of the date of the Closing, in substantially the form attached hereto as Exhibit 8.1(j).

(k) Escrow Agreement. The Seller, the Purchaser and Mellon Trust of New England, N.A., as escrow agent (the “Escrow Agent”), shall have entered into the Escrow Agreement in substantially the form attached hereto as Exhibit 8.1(k) (the “Escrow Agreement”).

(l) Pre-Closing Deliveries. The Seller and the Company shall have delivered, or caused to be delivered, the items, certificates and documents required by Section 1.2.

(m) Licenses, Consents, Etc. Received by Purchaser. The Purchaser shall have obtained all consents, licenses, approvals, authorizations and permits required to be obtained by it as a result of the Transactions, in each case in which the failure to obtain the same would materially interfere with the Purchaser’s ability to consummate the Transactions or to operate the Business after the Closing, and no such consent, license, approval, authorization or permit shall have been withdrawn, conditioned or suspended.

(n) Fairness Opinion. The fair market value of the Company and its Subsidiaries, as of the Closing Date shall be equal to at least 80% of the net assets of the Purchaser (excluding amounts held in the Purchaser’s trust fund representing a portion of the underwriters’ discount in connection with the Purchaser’s initial public offering), and the Purchaser shall have received from its financial advisor a bring-down letter dated as of the Closing Date of the Fairness Opinion to the effect that the Transactions are fair to the Purchaser from a financial point of view and that such fair market value test is met.

(o) Comfort Letter. The Purchaser shall have received a “comfort” letter from RSM McGladrey Inc., independent certified public accountants for the Company, dated the date of the Proxy Statement and the Closing Date (or such other date reasonably acceptable to the Purchaser) with respect to certain financial statements of the Company and other customary financial information concerning the Company included in the Proxy Statement in form and substance reasonably acceptable to the Purchaser.

(p) Real Property. With respect to all of the Real Property, the Company shall have obtained an ALTA extended policy of title insurance issued by the Stewart Title Insurance Company, such policy to be in form and substance satisfactory to the Purchaser (including, without limitation, deletion of the general “survey exception,” provision of any reasonably requested affirmative coverage, a so-called “non-imputation” endorsement and such other policy endorsements reasonably required by the Purchaser). The Seller will, if any such item is required by the title company, execute and deliver an affidavit (and corresponding indemnity) regarding parties-in-possession and also affidavit(s) regarding record(s) of any bankruptcy(ies) by any party with a name similar to name of the Company or any of its Subsidiaries. The cost of such title insurance and the cost of any survey work needed to obtain the form of title insurance policy required by the Purchaser shall be shared equally between the Seller and the Purchaser.

(q) Absence of Material Adverse Effect. From the Balance Sheet Date through the Closing, there shall not have occurred any event, fact, circumstances or change that has or could reasonably be expected to have a Material Adverse Effect.

(r) Section 1445 Affidavit. The Seller shall have delivered to the Purchaser an affidavit to the effect that the Seller is neither a disregarded entity nor a “foreign person” within the meaning of the United States tax laws and to which reference is made in Code Section 1445(b)(2) and the regulations thereunder.

(s) Management Contract. Cavan Management Services, L.L.C. shall have entered into a management contract with the Purchaser in form and substance reasonably satisfactory to the Purchaser (the “Management Contract”), which Management Contract shall be consistent with terms set forth in Exhibit 8.1(s), with such modifications thereto as shall be mutually agreed to between the parties (it being understood that the initial budget to be attached to the Management Contract shall be determined by the Purchaser), Cavan Management Services, L.L.C. shall be ready, willing and able to perform its duties thereunder as of the Closing, and David V. Cavan shall be involved in the day-to-day operations of Cavan Management Services, L.L.C. with no current intention to cease such involvement as of the Closing.

(t) Registration Rights Agreement. The Purchaser and the Seller shall have entered into a registration rights agreement, in substantially the form attached hereto as Exhibit 8.1(t) (the “Registration Rights Agreement”).

(u) Brokerage Agreement. Cavan Realty, Inc. shall have entered into a listing agreement with the Company in form and substance reasonably satisfactory to the Purchaser, which agreement shall be consistent with the terms set forth in Exhibit 8.1(u), with such modifications thereto as shall be mutually agreed to between the parties, and be ready, willing and able to perform its duties thereunder as of the Closing.

(v) Affiliate Notes. Each promissory note evidencing Indebtedness of the Company or any Subsidiary for borrowed money owed to Cavan Investment Capital, LLC, The Cavan Opportunity Fund, LLC, Cavan Realty, Inc., Cavan Management Services, L.L.C. or the Seller, which note is set forth on Schedule 3.9 or permitted to be entered into with the prior written consent of the Purchaser, shall be restated into a single note for each such payee representing the aggregate amount of such indebtedness owed to such payee as of Closing, each such note to be substantially in the form attached hereto as Exhibit 8.1(v).

(w) Insurance. The Purchaser shall have arranged for insurance policies reasonably acceptable to it to be effective following the Closing that replace the policies set forth on Schedule 3.24.

(x) Termination of Contracts. All Contracts between the Company or any Subsidiary and Cavan or any Affiliate of Cavan shall have been terminated, except for the Contracts referred to in Sections 8(s), (u) and (v) and those Contracts specifically identified as not so terminating on Schedule 3.9, and Cavan or such Affiliate, as the case may be, shall have fully released the Company and the Subsidiaries.

(y) Tax Clearance Certificates. The Seller shall have delivered to the Purchaser a clearance certificate or similar documents from the Arizona Department of Revenue with respect to the filing of Tax Returns, if any, for Taxes imposed by the State of Arizona on the Company and the Subsidiaries for periods prior to the Closing, which certificate or other document shall be in the form customarily issued by the Arizona Department of Revenue.

(z) Actions and Proceedings. Prior to the Closing, all actions, proceedings, instruments and documents required to carry out the Transactions or incident hereto and all other legal matters required for the Transactions shall have been reasonably satisfactory to counsel for the Purchaser.

8.2.  Conditions to Obligations of the Company and the Seller. Unless waived in writing by the Seller, the obligation of the Company and the Seller to consummate the Transactions is expressly subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Representations and Warranties True. The representations and warranties contained in Article 4 shall be true and accurate in all material respects on and (except to the extent such representations and warranties speak as of an earlier date, with respect to which such representations and warranties shall be true and correct in all material respects as of such earlier date) as of the date of the Closing with the same effect as though made on and as of such date.

(b) Covenants Performed. The Purchaser shall have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by it under this Agreement on or prior to the date of the Closing.

(c) Compliance Certificate. The Seller shall have received a certificate of an authorized officer of the Purchaser certifying as to the matters set forth in Sections 8.2(a) and (b) above.

(d) No Injunction. No Governmental or Regulatory Authority or third party shall have commenced or threatened to commence any action that would prohibit, restrain or invalidate the Transactions.

(e) Escrow Agreement. The Seller, the Purchaser and the Escrow Agent shall have entered into the Escrow Agreement.

(f) Registration Rights Agreement. The Seller and the Company shall have entered into the Registration Rights Agreement.

(g) Opinion of Counsel to the Purchaser. The Seller shall have received an opinion of Choate, Hall & Stewart LLP, counsel to the Purchaser, dated as of the date of the Closing, in substantially the form attached hereto as Exhibit 8.2(g).

(h) Purchase Price. The Purchaser shall have paid the Closing Consideration in accordance with the provisions of Section 1.2 hereof.

(i) Purchaser Stockholder Approval. The Purchaser Stockholder Approval shall have been obtained.

(j) Management Contract. The Purchaser shall have entered into the Management Contract with Cavan Management Services, L.L.C, which Management Contract shall be consistent with the terms set forth in Exhibit 8.1(s), with such modifications thereto as shall be mutually agreed to between the parties (it being understood that the initial budget to be attached to the Management Contract shall be determined by the Purchaser).

(k) Brokerage Agreement. The Company shall have entered into a listing agreement with Cavan Realty, Inc., which agreement shall be consistent with the terms set forth in Exhibit 8.1(u), with such modifications thereto as shall be mutually agreed to between the parties.

(l) Actions and Proceedings. Prior to the Closing, all actions, proceedings, instruments and documents required to carry out the Transactions contemplated hereby or incident hereto and all other legal matters required for such Transactions shall have been reasonably satisfactory to counsel for the Seller.

(m) Certificates; Documents. The Seller shall have received copies of each of the following for the Purchaser certified to its satisfaction by an officer of the Purchaser; (i) the Purchaser’s amended and restated certificate of incorporation certified by the Secretary of State of Delaware as of a recent date; (ii) a certificate of the Secretary of State of Delaware as of a recent date as to the legal existence and good standing of the Purchaser; (iii) the Purchaser’s by-laws; and (iv) resolutions adopted by the Board of Directors and the stockholders of the Purchaser authorizing the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby and the consummation of the Transactions.

ARTICLE 9
TERMINATION

9.1.  Termination. This Agreement and the Transactions may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Purchaser and the Company;

(b) by the Purchaser, if the Company or the Seller shall have breached or failed to perform in any material respect any of their respective obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Seller and/or the Company set forth in this Agreement shall not be true and correct in any respect that would cause the failure of the condition set forth in Section 8.1(a), and such breach, failure or misrepresentation is not cured to the Purchaser’s reasonable satisfaction within 30 days after the Purchaser gives the Company or the Seller written notice identifying such breach, failure or misrepresentation;

(c) by the Company, if the Purchaser shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or any of the representations and warranties of the Purchaser set forth in this Agreement shall not be true and correct in any respect that would cause the failure of the condition set forth in Section 8.2(a), and such breach, failure or misrepresentation is not cured to the Company’s reasonable satisfaction within 30 days after the Company gives the Purchaser written notice identifying such breach, failure or misrepresentation;

(d) by the Purchaser, if the conditions set forth in Section 8.1 become incapable of satisfaction;

(e) by the Company, if the conditions set forth in Section 8.2 become incapable of satisfaction;

(f) by the Purchaser or the Company if the stockholders of the Purchaser fail to receive the Purchaser Stockholder Approval at the Purchaser Stockholder Meeting; or

(g) by the Purchaser or the Seller, if the Closing shall not have occurred on or before May 16, 2007 or such other date, if any, as the Purchaser and the Seller may agree in writing;

except that this Agreement may not be terminated under this Section by or on behalf of any party that is in breach of any representation or warranty or in violation of any covenant or agreement contained herein. For this purpose, any breach of this Agreement by the Company or the Seller shall be considered a breach of the Agreement by the Company and the Seller.

9.2.  Effect of Termination.

(a) If this Agreement is terminated (i) under Section 9.1(a) herein or (ii) under Sections 9.1(d), (e), (f) or (g) herein at a time when no party is in breach of a representation or warranty or in violation of a covenant or agreement contained herein, all further obligations of the Company and the Seller to the Purchaser, and of the Purchaser to the Company and the Seller, will terminate without further liability of any party hereto.

(b) If this Agreement is terminated under Section 9.1(b), (c), (d), (e), (f) or (g) herein at a time when one or more parties is in willful breach of a representation or warranty or in willful violation of a covenant or agreement contained in this Agreement, the liabilities and obligations of the parties not in breach or violation of this Agreement shall terminate, and the party or parties which are in willful breach or willful violation of this Agreement shall remain liable for such breaches and violations, and nothing shall be deemed to restrict the remedies available against such party or parties.

(c) The obligations of the Purchaser under Section 6.2 shall survive the termination of this Agreement for two years and the provisions of this Article 8 and Article 11 shall survive the termination of this Agreement.

ARTICLE 10
SURVIVAL; INDEMNIFICATION

10.1.  Survival. The representations, warranties, covenants and agreements contained herein and in the other agreements, instruments, certificates and documents contemplated hereby shall survive the Closing and any investigation or finding made by or on behalf of the Purchaser, the Seller or the Company. No action for a breach of the representations and warranties or covenants or agreements required to be performed prior to or at the Closing contained in this Agreement shall be brought more than one year following the Closing Date, except for (a) claims arising out of the representations and warranties contained in Article 2 or Sections 3.1, 3.4(a), 3.5, 3.6, 3.10(a) (last sentence only), 3.14, 3.19, 3.25, 4.1, 4.2, 4.3, 4.6 and 4.9 which shall survive indefinitely after the Closing, (b) claims arising out of the representations and warranties contained in Section 3.28, which shall survive until thirty (30) days after the expiration of the statute of limitations period (including all extensions thereof) applicable to the underlying subject matter being represented, and (c) claims of which the Seller has been notified in writing by the Purchaser (which writing shall refer specifically to this Article 10), or claims of which the Purchaser has been notified in writing (which writing shall refer specifically to this Article 10) by the Seller, within such one year period. The representations and warranties contained in Article 2 and Sections 3.1, 3.4(a), 3.5 3.6, 3.10(a) (last sentence only), 3.14, 3.19, 3.25, 3.28, 4.1, 4.2, 4.3, 4.6 and 4.9 are sometimes collectively referred to herein as the “Specified Representations.”

10.2.  Indemnification Limits. If the Closing occurs, the Purchaser Indemnified Parties (as hereinafter defined) shall not be entitled to recover any Losses (as hereinafter defined) for breaches of the representations and warranties of the Seller and/or the Company contained herein (a) unless and until the Purchaser Indemnified Parties’ aggregate claims therefor exceed $250,000, at which time the Purchaser Indemnified Parties shall be entitled to recover Losses for all claims in excess of such amount (except that claims for breach of any representation or warranty that is subject to Material Adverse Effect or other materiality qualifier shall not be subject to the terms of this clause (a) and, subject to all other applicable limitations in this Article 10, the Purchaser shall be allowed to recover for all Losses related thereto), or (b) absent fraud or willful misconduct, for an aggregate amount in excess of $8,500,000; provided that claims for breach of any of the Specified Representations by the Seller or the Company shall not be subject to the foregoing limits (but shall instead be subject to and not exceed the total consideration paid to the Seller) and shall not be included in the determination of whether the limit in clause (b) has been reached. Notwithstanding the limitations on indemnification set forth in Section 10.1 and this Section 10.2, such limitations shall not apply to any claim against the Seller for breach of any representation or warranty that to the knowledge of the Seller or the Company was inaccurate at Closing and which breach was not previously disclosed to the Purchaser in writing prior to the Closing. For all purposes of this Article 10, when determining the amount of the Losses, any Material Adverse Effect or other materiality qualifier in any such representation or warranty will be disregarded. No Indemnifier shall have any indemnification obligation for (x) punitive damages, except, in all cases, all such damages that are payable by the Purchaser or any of its Affiliates in connection with a third-party claim or (y) any indirect damages that are not reasonably foreseeable or (z) any damages resulting from positions taken by the Purchaser, the Company or any Subsidiary on any Tax Returns filed by them for any post-closing tax period, even if such positions are the same or similar to positions taken on Tax Returns filed by Seller, the Company or any Subsidiary for any Pre-Closing Taxable Period. Notwithstanding anything to the contrary herein, the Purchaser Indemnified Parties shall not be entitled to recover any Losses for breaches of the representations and warranties of the Seller and/or the Company to the extent based on facts and circumstances that constitute New Matters explicitly reflected in the Updated Disclosure Schedules, if any, unless and until the Purchaser Indemnified Parties’ aggregate claims therefor exceed $250,000, at which time the Purchaser Indemnified Parties shall be entitled to recover Losses for all claims in excess of such amount subject to the other terms of this Article 10. For clarity, delivery of the Updated Disclosure Schedules shall have no effect other than as provided in the immediately preceding sentence.

10.3.  Indemnification by the Seller. If the Closing occurs, then subject to applicable limitations set forth in this Agreement, including, without limitation, the provisions and limitations in this Article 10, the Seller shall indemnify and hold the Purchaser and its Affiliates (the “Purchaser Indemnified Parties”) harmless from and against all claims, liabilities, obligations, costs, damages, losses and expenses (including reasonable attorneys’ fees and costs of investigation) of any nature (collectively, “Losses”) arising out of, resulting from or relating to (a) any breach or violation, or the inaccuracy, of any of the representations or warranties of the Seller and/or the Company set forth in this Agreement (including the schedules) or in any certificate or document delivered pursuant to this Agreement, (b) any breach or violation of the covenants or agreements of the Company set forth in this Agreement required to be performed prior to or at the Closing, (c) any breach or violation of covenants or agreements of the Seller contained herein, including without limitation those set forth in Article 7, (d) the failure of any portion of the Seller’s Expenses or Transaction Liabilities to be paid at Closing, (e) any Lien on any property or assets of the Company or any Subsidiary after the Closing as a result of matters existing or relating to any period prior to the Closing (other than Liens approved by the prior written consent of the Purchaser or Liens arising as a result of the Company’s failure after the Closing to make payments first due after Closing required under any Material Contracts listed on Schedule 3.9 or entered into in accordance with this Agreement), or (f) any litigation, suit, proceeding, arbitration, audit by the Service or other taxing authority or investigation with respect to the affairs of the Company or any Subsidiary prior to the Closing, including without limitation any matter described on Schedule 3.19(b) and Schedule 3.20.

10.4.  Indemnification by the Purchaser. If the Closing occurs, then subject to applicable limitations set forth in this Agreement, including, without limitation, the provisions and limitations in this Article 10, the Purchaser shall indemnify and hold the Seller and its Affiliates harmless from and against all Losses arising out of, resulting from or relating to (a) any breach or violation, or the inaccuracy, of any of the representations or warranties of the Purchaser set forth in this Agreement or in any certificate or document delivered pursuant to this Agreement, (b) any breach or violation of the covenants or agreements of the Purchaser set forth in this Agreement required to be performed prior to or at the Closing, or (c) any breach or violations of covenant or agreements of the Purchaser contained herein. The Seller shall not be entitled to recover any Losses for breach of the representations and warranties of the Purchaser contained herein (i) unless and until the Seller’s aggregate claims therefor exceed $250,000, at which time the Seller shall be entitled to recover Losses for all claims in excess of such amount, or (ii) absent fraud or willful misconduct, for an aggregate amount in excess of $8,500,000; provided, that claims for breach of any of the Specified Representations made by the Purchaser shall not be subject to the foregoing limits and shall not be included in the determination of whether the limit in clause (ii) has been reached.

10.5.  Procedures for Indemnification of Third Party Claims.

(a) A party or parties entitled to indemnification hereunder with respect to a third party claim (the “Indemnified Party”) will give the party or parties required to provide such indemnification (the “Indemnifier”) prompt written notice of any legal proceeding, claim or demand instituted by any third party (in each case, a “Claim”) in respect of which the Indemnified Party is entitled to indemnification hereunder.

(b) If the Indemnifier provides written notice to the Indemnified Party stating that the Indemnifier is responsible for the entire Claim within 10 days after the Indemnifier’s receipt of written notice from the Indemnified Party of such Claim, the Indemnifier shall have the right, at the Indemnifier’s expense, to defend against, negotiate, settle or otherwise deal with such Claim and to have the Indemnified Party represented by counsel, reasonably satisfactory to the Indemnified Party, selected by the Indemnifier, if the ad damnum is less than or equal to the amount of Losses for which the Indemnifier is liable under this Article 10; provided that the Indemnifier may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party; provided further, that the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense; provided further, that the Purchaser, at any time when it believes in good faith that any Claim is having or could reasonably be expected to have a Material Adverse Effect, may assume the defense and settlement of such Claim in good faith, with counsel of its choice, and be fully indemnified for the amount of Losses incurred in such defense or settlement to the extent provided in this Article 10; and provided further, that the Indemnifier may not enter into a settlement of any Claim without the written consent of the Indemnified Party unless such settlement provides the Indemnified Party with a full release from such Claim and requires no more than a monetary payment for which the Indemnified Party is fully indemnified. Without limiting any other remedy the Purchaser may have at law or in equity, the Purchaser shall be entitled to enforce this Section 10.5 pursuant to the terms of the Escrow Agreement. For clarity, notwithstanding anything to the contrary in this Article 10, the procedures set forth in Article 7 shall govern the matters covered by Article 7 to the extent the provisions of this Article 10 are inconsistent with those of Article 7.

(c) The parties will cooperate fully with each other in connection with the defense of any Claim.

10.6.  Right of Set-Off. If the Seller has not satisfied in cash any indemnification obligation owed by the Seller hereunder, the Purchaser or any of its Affiliates may, at their discretion, satisfy the unpaid portion of such obligation by, to the extent permitted by law, setting-off against any amounts due and owing from the Purchaser or any of its Affiliates to any of the Seller; provided that the Purchaser has first used commercially reasonable efforts to recover such amount from the Escrow Fund, if available; and provided further that the Purchaser shall not be entitled to set-off pursuant to this Section 10.6 against any amounts due pursuant to the Management Contract. Any amounts that the Seller wishes to set-off pursuant to this Section 10.6 will, to the extent that the Purchaser would otherwise then be required to pay such amount to the Seller, be placed into an escrow account to be held by a Person that is not an Affiliate of any party hereto and will remain therein until (a) the escrow agent shall receive written instructions from the Purchaser and the Seller (or their respective successors or assigns) as to the disbursement of some or all of the escrowed amount or (b) such escrow agent shall be otherwise ordered by a court of competent jurisdiction.

10.7.  Adjustment to Purchase Price. All indemnification payments paid pursuant to this Article shall, to the maximum extent permitted by law, be treated as an adjustment to the purchase price.

10.8.  Exclusive Remedy. The parties agree that, in the absence of fraud or willful misconduct, indemnification under Article 7 and this Article 10 shall be their exclusive remedy after the Closing for Losses in connection with the Transactions. The foregoing shall not affect the ability of a party to seek specific performance, an injunction or another equitable remedy specifically contemplated by this Agreement.

ARTICLE 11
MISCELLANEOUS

11.1.  Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by e-mail or fax, by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered:

(a)   if to the Seller or, prior to the Closing, the Company, to:

c/o Cavan Management Services, L.L.C.
15333 North Pima Road
Suite 305
Scottsdale, Arizona 85260
Attention: Thomas Kell
Facsimile: (480) 627-7010
E-mail: tkell@cavan.net

with a copy (which shall not constitute notice) to:

Fennemore Craig, P.C.
3003 N. Central Avenue
Suite 2600
Phoenix, Arizona 85012-2913
Attention: Gregg Hanks
Facsimile: (602) 916-5509
E-mail: ghanks@fclaw.com

(b)   if to the Purchaser or, after the Closing, the Company, to:

Cold Spring Capital Inc.
51 Locust Avenue
Suite 302
New Canaan, Connecticut 06840
Attention: Joseph S. Weingarten
Facsimile: 203.966.9478
E-mail: jweingarten@coldspringcapital.com

with a copy (which shall not constitute notice) to:

Choate, Hall & Stewart LLP
Two International Place
Boston, Massachusetts 02110
Attention: William P. Gelnaw, Jr.
Facsimile: 617.248.4000
E-mail: wgelnaw@choate.com

or at such other address as may have been furnished by such person in writing to the other parties. Any such notice, demand or communication shall be deemed given on the date given, if delivered in person, e-mailed or faxed or otherwise actually delivered, on the date received, if given by registered or certified mail, return receipt requested or given by overnight delivery service, or three days after the date mailed, if otherwise given by first class mail, postage prepaid.

11.2.  Severability and Governing Law; Forum. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its conflicts of laws principles. Any proceeding arising out of or relating to this Agreement may be brought in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the parties to waive any objections to jurisdiction, to venue or to convenience of forum.

11.3.  Amendments, Waivers. This Agreement may be amended or modified only with the written consent of the Purchaser, the Company and the Seller. No waiver of any term or provision hereof shall be effective unless in writing signed by the party waiving such term or provision. No failure to exercise or delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights provided hereunder are cumulative and not exclusive of any rights, powers or remedies provided by law.

11.4.  Expenses. All legal and other costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, provided, however, that if the Closing occurs the Seller shall be responsible for the Seller’s Expenses and the Transaction Liabilities.

11.5.  Successors and Assigns. This Agreement, and all provisions hereof, shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, provided that this Agreement may not be assigned by any party without the prior written consent of the other parties hereto except that (a) the indemnification and other rights hereunder of a party may be assigned to any bank or other financial institution which is or becomes a lender to the Purchaser or the Company or any of their respective successors and assigns and (b) this Agreement may be assigned by the Purchaser to any of its Affiliates or to any Person acquiring a material portion of the assets, business or securities of the Company or Purchaser, whether by merger, consolidation, sale of assets or securities or otherwise.

11.6.  Entire Agreement. This Agreement, the attached exhibits and schedules, and the other agreements, documents and instruments contemplated hereby contain the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein. Except for the representations and warranties contained in this Agreement, no party hereto makes any other representation or warranty (either express or implied).

11.7.  Counterparts. This Agreement may be executed in one or more counterparts, and with counterpart facsimile signature pages, each of which shall be an original, but all of which when taken together shall constitute one and the same Agreement.

11.8.  Headings. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

11.9.  Further Assurances. Following the Closing, the parties hereto will execute and deliver such documents and take such other actions as may be reasonably necessary in order to fully consummate the Transactions.

11.10.   Third Party Beneficiaries. Nothing in the Agreement shall be construed to confer any right, benefit or remedy upon any Person that is not a party hereto or a permitted assignee of a party hereto, except as otherwise expressly set forth in this Agreement.

11.11.   No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

11.12.   Publicity. Except for the press release to be issued by the Purchaser upon execution of this Agreement and pending the Closing, no party shall issue a press release or make any other public announcement concerning the Transactions without the prior written consent of the Purchaser and the Company; provided, however, that a party may, without the prior consent of the other party, issue such a press release or make such public disclosure as may upon the advice of counsel be required by law if it has used reasonable efforts to consult first with the other party; and provided further that nothing contained herein shall restrict the ability of the Purchaser to make such disclosures as may be required under applicable securities laws, rules and regulations and the rules and regulations of the American Stock Exchange; provided that the Purchaser shall use commercially reasonable efforts, to the extent practicable, to provide in advance a copy of the disclosure to the Seller and give the Seller a reasonable opportunity to comment thereon. This Section 11.12 shall not limit the Seller’s right or ability, substantially concurrently with the Purchaser’s press release, to provide written or oral communications (other than through a press release) to the Seller’s members regarding the terms of the Transactions or to provide written or oral communications to Persons who have purchased lots, Fractional Interests or Golf Memberships from the Company regarding Cavan’s continuing role in the management of the Company Property. The Purchaser and the Seller shall cooperate in good faith to determine the timing, manner and content of communications under the immediately preceding sentence.

11.13.   Schedules and Exhibits. All schedules and exhibits to this Agreement are an integral part of this Agreement and are incorporated herein by reference in this Agreement for all purposes of this Agreement. All Schedules delivered with this Agreement shall be arranged to correspond with the numbered and lettered Sections and Subsections contained in this Agreement, and the disclosures in such Schedules shall qualify only the corresponding Sections and Subsections contained in this Agreement, unless otherwise expressly provided herein. The schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the schedules shall qualify only the corresponding section or subsection of this Agreement and such other sections or subsections to the extent expressly cross-referenced or otherwise expressly stated therein.

11.14.   Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS OR THEREBY.

11.15.   Limitations With Respect to Cavan. The designation of David V. Cavan and Cavan Management Services, L.L.C. as parties to this Agreement solely for the purposes of Sections 5.3(b) and 5.5 through 5.11 shall not impose any obligation or liability on Cavan under any other provision of this Agreement or any other agreements, documents and instruments contemplated hereby, except to the extent that any such other agreement, document or instrument (including, without limitation, the Management Contract) shall specifically provide.

ARTICLE 12
DEFINITIONS

The following terms, as used in this Agreement, have the meanings given to them where` indicated below:

Term	Section or Place Where Defined

Agreement	Preamble
Affiliate	Section 3.25
AMEX	Section 6.4
Association(s)	Section 3.2
Balance Sheet	Section 3.7(a)
Balance Sheet Date	Section 3.7(a)
Benefit Plans	Section 3.22(a)
Business	Section 3.2(a)
Cash Consideration	Section 1.2
Cavan	Preamble
Cavan Guarantees	Section 6.9
Claim	Section 10.5(a)
Closing	Section 1.3
Closing Consideration	Section 1.2(a)
Closing Date	Section 1.3

Code	Section 3.19(b)
Company	Preamble and Section 5.7
Company Business	Section 3.1
Company Property	Section 3.10(a)
Company Intellectual Property	Section 3.12(a)
Contest	Section 7.5
Contract	Section 1.2(a)
Convertible Notes	Section 1.2(a)
Covered Business	Section 5.7
Development Properties	Section 3.10(o)
Dwelling Units	Section 3.10(a)
Environmental Laws	Section 3.23
Environmental Permits	Section 3.23
ERISA	Section 3.22(a)
Escrow Agent	Section 1.2
Escrow Agreement	Section 8.1(k)
Escrow Amount	Section 1.2(a)
Escrow Cash	Section 1.2(a)
Escrow Fund	Section 1.5
Escrow Note	Section 1.2
Fairness Opinion	Section 6.3
Financial Statements	Section 3.7(b)
First Tranche Notes	Section 1.2(a)
Fractional Interests	Section 3.10(a)
GAAP	Section 3.7(b)
Golf Memberships	Section 1.2(a)
Governmental or Regulatory Authority	Section 1.2(a)
Hazardous Substance	Section 3.23
Indebtedness	Section 1.2(a)
Indemnified Party	Section 10.5(a)
Indemnifier	Section 10.5(a)
Intellectual Property	Section 3.12(a)
IP Licenses	Section 3.12(b)
IPO Prospectus	Section 5.13
Key Employees	Section 1.2(a)
Leased Property	Section 3.10(e)
Legal Requirements	Section 1.2(a)
Liens	Section 1.2(a)
Losses	Section 10.3
Management Contract	Section 8.1(s)
Material Adverse Effect	Section 1.2(a)

Material Contracts	Section 3.9
New Matters	Section 5.12(b)
Non-competition Period	Section 5.7(c)
Old Matters	Section 5.12(b)
Ordinary Course of Business	Section 1.2(a)
Organizational Documents	Section 2.3(b)
Outstanding Indebtedness	Section 3.7(c)
Permitted Indebtedness	Section 5.1(b)(iii)
Person	Section 3.2
Pre-Closing Taxable Periods	Section 7.2
Projects	Section 3.10(o)
Proxy Statement	Section 3.14
Purchaser	Preamble
Purchaser Common Stock	Section 1.2(a)
Purchaser Financial Statements	Section 4.5(b)
Purchaser Indemnified Parties	Section 10.3
Purchaser Reports	Section 4.5(a)
Purchaser Stockholder Approval	Section 4.2
Purchaser Stockholder Meeting	Section 3.14
Real Estate Leases	Section 3.10(a)
Real Property	Section 3.10(e)
Registration Rights Agreement	Section 8.1(t)
Repaid Indebtedness	Section 1.2
Required Consents	Section 3.4
Rule 145 Affiliates	Section 5.14
SEC	Section 2.5(d)
Securities	Introduction
Securities Act	Section 2.5(a)
Seller	Preamble
Seller Notes	Section 1.2(a)
Seller’s Expenses	Section 1.2(a)
Service	Section 3.22(b)
Sold Inventory	Section 3.10(a)
Specified Representations	Section 10.1
Stub Period Statements	Section 3.7(b)
Subsidiary or Subsidiaries	Section 3.2
Subsidiary Business	Section 3.2
Tax or Taxes	Section 3.19(a)(i)
Tax Returns	Section 3.19(a)(i)
Title Commitment	Section 3.10(a)
Title Policies	Section 3.10(a)
Transactions	Introduction
Transaction Liabilities	Section 1.2(a)
Trust Account	Section 5.13
Updated Disclosure Schedules	Section 5.12(b)
Utilities	Section 3.10(e)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as a sealed instrument as of the date first above written.

COLD SPRING CAPITAL INC.

By: /s/ Richard A. Stratton___________________
Name: Richard A. Stratton
Title: Chairman, Chief Executive Officer and Secretary

SEDONA DEVELOPMENT PARTNERS, LLC

By:  Seven Canyons Investors, L.L.C., Manager

By:  Cavan Management Services, L.L.C., Manager

By: /s/ David V. Cavan
Name: David V. Cavan

SEVEN CANYONS INVESTORS, LLC

By:  Cavan Management Services, L.L.C., Manager

By: /s/ David V. Cavan
Name: David V. Cavan
Title: Chairman

Solely for purposes of Sections 5.3(b) and 5.5 through 5.11:

CAVAN MANAGEMENT SERVICES, L.L.C.

By: /s/ David V. Cavan
Name: David V. Cavan
Title: Chairman

/s/ David V. Cavan__________________________
David V. Cavan

[Signature Page to Securities Purchase Agreement]

Exhibit 1.2(a)(ii)

THIS NOTE AND THE OBLIGATIONS OF MAKER HEREUNDER SHALL BE SUBORDINATE AND JUNIOR IN RIGHT OF PAYMENT TO ALL SENIOR INDEBTEDNESS (AS DEFINED HEREIN) ON THE TERMS AND CONDITIONS SET FORTH HEREIN.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. NO SALE, TRANSFER, PLEDGE, ASSIGNMENT OR OTHER DISPOSITION OF THIS NOTE SHALL BE VALID OR EFFECTIVE UNLESS (A) SUCH TRANSFER IS MADE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS OR (B) PAYEE SHALL DELIVER TO MAKER AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO MAKER THAT SUCH TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. IN CONNECTION WITH ANY TRANSFER PURSUANT TO CLAUSE (B), MAKER SHALL HAVE THE RIGHT TO REQUIRE THE DELIVERY OF CUSTOMARY CERTIFICATIONS, REPRESENTATION LETTERS AND/OR SUCH OTHER INFORMATION SATISFACTORY TO MAKER TO ENSURE COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

SUBORDINATED PROMISSORY NOTE

Boston, Massachusetts
[__________] [__], 2007

For value received, Cold Spring Capital Inc., a Delaware corporation (“Maker”), hereby promises to pay to Seven Canyons Investors, L.L.C. (the “Payee”) or registered assigns at c/o Cavan Management Services, LLC, 15333 North Pima Road, Suite 305, Scottsdale, Arizona 85260, or such address as Payee shall provide Maker, the principal sum of Five Million and No/100 Dollars ($5,000,000), with interest as provided in this Note. This Note is executed by Maker and delivered to Payee in accordance with the terms of a Securities Purchase Agreement by and among Maker, Payee, Sedona Development Partners, LLC, David V. Cavan and Cavan Management Services, L.L.C. dated November [__], 2006 (the “Agreement”).

1. Principal and Interest; Maturity. This Note shall bear interest on the unpaid principal amount hereof at the rate of eight percent (8%) per annum; provided that, following an Event of Default (as defined below), this Note shall bear interest at the default rate of twelve percent (12%) per annum. Interest on the Note shall be computed on the basis of a 365 or 366-day year, as applicable, and the actual number of days elapsed, and all accrued but unpaid interest shall be payable semi-annually beginning on [_____] and on each [______] and [______] thereafter. Subject to prior prepayment in accordance with the terms hereof, and Section 5(a) hereof and the subordination provisions herein, Maker shall pay the principal balance of this Note, without set-off, deduction or counterclaim, together in each case with all accrued and unpaid interest thereon, on [________] [__], 2010. All payments of principal and interest on this Note shall be made by Maker in lawful money of the United States of America in immediately available funds not later than 11:00 a.m., Phoenix, Arizona time, on the date such payment is due or, if such date is not a business day, then on the next succeeding business day, by wire transfer to the bank account designated by Payee in writing to Maker at least three business days prior to such payment date.

2. Prepayment. Maker shall have the right and privilege of prepaying all or any part of the principal of this Note at any time without notice, premium or penalty. All payments on this Note shall be applied first, to any outstanding charges hereunder, and then to accrued interest, and then to principal.

3. Subordination. Payee understands and agrees that all amounts payable under this Note, whether for principal, interest or expenses, and the enforcement of Payee's rights in respect thereof, shall be subordinate and junior to all Senior Indebtedness (as defined below). If any default occurs in the payment of the principal of or premium or interest on any Senior Indebtedness (whether as a result of the acceleration thereof by the holder of any Senior Indebtedness or otherwise) (a “Payment Default”), then during the continuance of such default and until such payment has been made or such default has been cured or waived in writing by the holder of the Senior Indebtedness, no payment of principal or interest or other amount on this Note shall be made by Maker or accepted by Payee and Payee shall not demand or exercise remedies to enforce or collect such amounts (but may accelerate this Note as provided in clauses (b) through (d) of Section 4 of this Note). In addition, no payment of principal or interest or other amount on this Note shall be made by Maker or accepted by Payee and Payee shall not demand or exercise remedies to enforce or collect such amount if the following three conditions shall exist: (i) any default other than a Payment Default occurs on any Senior Indebtedness, (ii) Payee has received written notice (“Default Notice”) of such default from Maker or the holder of such Senior Indebtedness and (iii) such default shall not have been cured by Maker or waived in writing by the holder of the Senior Indebtedness and less than 180 days shall have elapsed after the date of receipt by Payee of the Default Notice; provided, however, that nothing in this sentence shall affect the ability of Payee to accelerate this Note as provided in clauses (b) through (d) of Section 4 of this Note. The term “Senior Indebtedness” shall mean money borrowed (including without limitation all principal, interest (whether or not allowed in a proceeding), fees and all other amounts owing in connection therewith) from, or otherwise represented by notes payable to, a bank or other financial institution or institution in the business of lending money which is secured in whole or in part by any assets or property of Maker and/or any of its direct or indirect subsidiaries. Any payments received by Payee in violation of the foregoing provisions shall be deemed to be held in trust by Payee for the benefit of the applicable payee of the Senior Indebtedness. Payee agrees, at the request of any payee of Senior Indebtedness, to execute such additional documents and instruments which any payee of Senior Indebtedness may reasonably request to carry out the foregoing and other customary subordination provisions. Except as set forth in Section 5(a) hereof, nothing contained in this Section 3 or elsewhere in this Note is intended to or shall impair as between Maker, its creditors other than the holders of Senior Indebtedness, and Payee, the obligation of Maker, which is unconditional and absolute, to pay to Payee the principal of and interest on this Note as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of Payee and the creditors of Maker other than the holders of Senior Indebtedness, nor shall anything herein prevent Payee from exercising all remedies otherwise permitted by applicable law upon the occurrence of an Event of Default under this Note, subject to the rights, if any, under this Section 3 of the holders of Senior Indebtedness in respect of cash or other property of Maker received upon the exercise of any such remedy. Payee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness. In the event that Maker fails to make a payment on account of principal of or interest on or other amounts due in respect of this Note by reason of any provision of this Section 3, such failure shall constitute an Event of Default hereunder, and the fact that such failure resulted from the application of this Section 3 shall not be construed as preventing the occurrence of, or mitigating, such Event of Default.

4. Events of Default. In each case of the happening of any of the following events (each of which is herein sometimes called an “Event of Default”):

(a) default in the payment of any amount due under this Note for more than seven (7) days after the date when the same shall become due and payable;

(b) acceleration of the payment of any principal, interest or applicable premium, if any, due, prior to the stated maturity or payment date thereof, pursuant to any bond, debenture, note or other evidence of indebtedness or under one or more mortgages, indentures or instruments under which there may be issued, or by which there may be secured or evidenced, any indebtedness of Maker or any subsidiary of Maker, whether such indebtedness now exists or shall hereafter be created, in an aggregate amount which exceeds $5,000,000;

(c) Maker (i) is unable or admits in writing its inability to pay its monetary obligations as they become due, (ii) makes a general assignment for the benefit of creditors, or (iii) applies for, consents to, or acquiesces in, the appointment of a trustee, receiver, or other custodian for itself or its property or any part thereof, or in the absence of such application, consent, or acquiescence a trustee, receiver, or other custodian is appointed for Maker or its property or any part thereof, and such appointment is not discharged within ninety days; or

(d) Commencement of any case under the Bankruptcy Code, Title 11 of the United State Code, or commencement of any other bankruptcy arrangement, reorganization, receivership, custodianship, or similar proceeding under any federal, state, or foreign law by or against Maker and with respect to any such case or proceeding that is involuntary, such case or proceeding is not dismissed within ninety days of the filing thereof;

then, subject to Section 3 hereof, in every such Event of Default and at any time thereafter during the continuance of such Event of Default, this Note shall, at the option of Payee, immediately become due and payable, both as to principal, interest and any other amounts due hereunder without presentment, demand or protest, all of which are hereby expressly waived, anything contained herein or other evidence of such indebtedness to the contrary notwithstanding. Subject to Section 3 hereof, in case any one or more Events of Default shall occur and be continuing, Payee may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in this Note or for an injunction against a violation of any of the terms hereof or thereof or in and of the exercise of any power granted hereby or thereby or by law. No right conferred upon Payee shall be exclusive of any other right referred to herein or now or hereafter available at law, in equity, by statute or otherwise. In the event that Payee shall exercise or endeavor to exercise any remedies hereunder, Maker shall pay on demand all reasonable costs and expenses incurred in connection therewith or in connection with any reorganization, bankruptcy, insolvency, readjustment of debt, dissolution or liquidation of Maker, including, without limitation, reasonable attorneys’ fees and disbursements, and Payee may take judgment for all such amounts in addition to all other sums due hereunder.

5. Miscellaneous.

(a) Pursuant to the provisions of Article 10 of the Agreement, Payee has agreed to indemnify Maker and its Affiliates (as defined in the Agreement) for certain Losses (as defined in the Agreement). Maker shall have the right (without prior notice and when permitted by law) to set-off or recoup all amounts due from Payee to Maker as indemnification for Losses by a dollar for dollar reduction in the principal amount of this Note and any interest hereunder subject to and in accordance with the provisions of Section 10.6 of the Agreement. For clarity, if Maker determines to make a claim for indemnification pursuant to Article 10 of the Agreement and elects to set off obligations owed under this Note in accordance with Article 10, Maker shall delay making any payment otherwise owed hereunder; provided, however, that if Maker’s good faith estimate of the maximum Losses (the “Estimated Amount”) is less than the outstanding principal amount of this Note, then, for purposes of determining any payment owed under this Note prior to such time as the claim is resolved, (i) the outstanding principal balance of this Note shall be reduced by the Estimated Amount and (ii) interest payments shall be computed based on the outstanding principal balance reduced as provided in clause (i). When a final determination is made as to the indemnity claim, (A) the outstanding principal balance will be appropriately reduced (to the extent the claim is successful), (B) any interest in respect of outstanding principal shall be recomputed and, to the extent owed, paid based on the principal as adjusted and (C) to the extent that, after giving effect to any set off or reduction of this Note provided for herein, Maker shall be obligated to make any payment hereunder that would otherwise have been due on an earlier date, Maker shall make such payment within 10 days after the date on which the amount of the reduction is finally determined; provided that in no event shall Maker be required to pay any default interest, late fee or charge or the like or be considered in default so long as such payment is made in such 10-day period. For purposes of calculating Payee’s indemnification obligations (and any applicable caps and limitations set forth in the Agreement), only the amount of principal that is set off or reduced hereunder shall be included (that is, foregone interest shall not be considered payments made).

(b) The failure of Payee to exercise any of its rights hereunder or the waiver of such rights in any particular instance shall not be deemed a waiver of Payee’s right to accelerate upon a future default by Maker. No delay in the exercise thereof shall be deemed a waiver of such option, nor shall any notice of intention to exercise such option be necessary.

(c) Except as otherwise provided herein, Maker and all sureties, endorsers and guarantors of this Note waive demand, presentment for payment, notice of nonpayment, protest, notice of protest, and all other notice, filing of suit and diligence in collecting this Note or enforcing any of the security henceforth, and agree to any substitution, exchange or release of any of such security or the release of any property primarily or secondarily liable hereon and further agree that it will not be necessary for any holder hereof, in order to enforce payment by them of this Note to first institute suit or exhaust their remedies against any Maker or others liable hereafter, or to enforce their rights against any security hereafter and consent to any extension or postponement of time of payment of this Note or any other indulgence with respect hereto, without notice thereof to any of them.

(d) This Note will be construed and interpreted in accordance with the laws of the State of Delaware.

(e) Maker agrees to pay on demand all reasonable expenses or other costs, including reasonable attorneys’ fees and expert witness fees, incurred by Payee in connection with the enforcement or collection against Maker of any provision of this Note, including in any state or federal bankruptcy or reorganization proceeding.

[Signature page follows.]

IN WITNESS WHEREOF, Maker has executed this Note as in instrument under seal as of the date first above written.

COLD SPRING CAPITAL INC.

By:
Name:
Title:

ACCEPTED AND ACKNOWLEDGED

AS OF THE DATE FIRST WRITTEN ABOVE;
BY SIGNING BELOW, THE UNDERSIGNED
PAYEE ACKNOWLEDGES AND CONSENTS
ON BEHALF OF ITSELF AND ANY SUBSEQUENT
ASSIGNEES OR HOLDERS OF THIS NOTE TO THE
SUBORDINATED NATURE OF THE OBLIGATIONS
OWED UNDER THIS NOTE AND APPLICABLE
RESTRICTIONS ON TRANSFER IN ACCORDANCE
WITH THE PROVISIONS HEREOF:

SEVEN CANYONS INVESTORS, L.L.C.

By: Cavan Management Services, L.L.C.

By:
Name:
Title:

Exhibit 1.2(a)(iii)

THIS NOTE AND THE OBLIGATIONS OF MAKER HEREUNDER SHALL BE SUBORDINATE AND JUNIOR IN RIGHT OF PAYMENT TO ALL SENIOR INDEBTEDNESS (AS DEFINED HEREIN) ON THE TERMS AND CONDITIONS SET FORTH HEREIN.

NEITHER THIS NOTE NOR ANY OF THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. NO SALE, TRANSFER, PLEDGE, ASSIGNMENT OR OTHER DISPOSITION OF THIS NOTE OR OF THE SECURITIES ISSUABLE UPON CONVERSION HEREOF SHALL BE VALID OR EFFECTIVE UNLESS (A) SUCH TRANSFER IS MADE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS OR (B) PAYEE SHALL DELIVER TO MAKER AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO MAKER THAT SUCH TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. IN CONNECTION WITH ANY TRANSFER PURSUANT TO CLAUSE (B), MAKER SHALL HAVE THE RIGHT TO REQUIRE THE DELIVERY OF CUSTOMARY CERTIFICATIONS, REPRESENTATION LETTERS AND/OR SUCH OTHER INFORMATION SATISFACTORY TO MAKER TO ENSURE COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

SUBORDINATED CONVERTIBLE PROMISSORY NOTE
Convertible to Common Stock of Maker

Boston, Massachusetts
[____________] [__], 2007

For value received, Cold Spring Capital Inc., a Delaware corporation (“Maker”), hereby promises to pay to Seven Canyons Investors, L.L.C. (the “Payee”) or registered assigns at c/o Cavan Management Services, LLC, 15333 North Pima Road, Suite 305, Scottsdale, Arizona 85260, or such address as Payee shall provide Maker, the principal sum of Forty-Five Million and No/100 Dollars ($45,000,000), with interest as provided in this Note. This Note is executed by Maker and delivered to Payee in accordance with the terms of a Securities Purchase Agreement by and among Maker, Payee, Sedona Development Partners, LLC, David V. Cavan and Cavan Management Services, L.L.C. dated November 3, 2006 (the “Agreement”).

1. Principal and Interest; Maturity. This Note shall bear interest on the unpaid principal amount hereof at the rate of eight percent (8%) per annum; provided that, following an Event of Default (as defined below), this Note shall bear interest at the default rate of twelve percent (12%) per annum. Interest on the Note shall be computed on the basis of a 365 or 366-day year, as applicable, and the actual number of days elapsed, and all accrued but unpaid interest shall be payable in cash on [___________], 2008 and semi-annually thereafter on each [______] and [______]. Subject to prior conversion or prepayment, in each case in accordance with the terms hereof, and subject to the terms and provisions of the Escrow Agreement (as defined in the Agreement) and Section 6(a) hereof and the subordination provisions herein, Maker shall pay the principal balance of this Note, without set-off, deduction or counterclaim, together in each case with all accrued and unpaid interest thereon, on [________] [__], 2011. All payments of principal and interest on this Note shall be made by Maker in lawful money of the United States of America in immediately available funds not later than 11:00 a.m., Phoenix, Arizona time, on the date such payment is due or, if such date is not a business day, then on the next succeeding business day, by wire transfer to the bank account designated by Payee in writing to Maker at least three business days prior to such payment date.

2. Prepayment. Maker shall have the right and privilege of prepaying all or any part of the principal of this Note at any time without notice, premium or penalty. All payments on this Note shall be applied first, to any outstanding charges hereunder, and then to accrued interest, and then to principal.

3. Conversion. All of outstanding principal amount of this Note shall be converted into shares of the common stock of Maker (the “Common Stock”), on the basis of one share of such stock for each $6.4285714 (the “Conversion Price”) in principal amount of this Note (i) at Payee’s option at any time during the 30-day period commencing on the first anniversary of the Closing Date (as defined in the Agreement), but not thereafter, or (ii) automatically if at any time after the first anniversary of the Closing Date (as defined in the Agreement) the average daily closing price of a share of the Common Stock on the American Stock Exchange (or such other securities exchange as the Common Stock may from time to time be listed) during the preceding 20 trading days equals or exceeds the Conversion Price. Maker shall have no obligation to pay any interest on this Note accrued but unpaid at the time of conversion, and the requirement to pay such interest shall be deemed waived. Conversion pursuant to clause (i) above shall be effected by the surrender of this Note at the principal office of Maker (or such other office or agency of Maker in the continental United States as Maker may designate by notice in writing to Payee) at any time during such 30-day period during usual business hours, together with notice in writing that Payee wishes to convert all of the principal amount outstanding of this Note, which notice shall also include instructions for delivery of the Common Stock to Payee. Conversion pursuant to clause (i) above shall be deemed to have been effected as of the close of business on the date on which this Note shall have been surrendered and such notice shall have been received, and conversion pursuant to clause (ii) above shall be deemed to have occurred upon the close of business on the last day in the 20-day trading period described in such clause (ii) above, and at such time (in either case, the “Conversion Date”) the rights of Payee with respect to the principal amount of this Note converted shall cease and Payee shall be deemed to have become the holder of record of the shares of Common Stock issuable upon conversion. As promptly as reasonably practicable after the Conversion Date, Maker shall deliver, or cause to be delivered, to Payee certificates representing the number of shares of Common Stock issuable by reason of such conversion registered in the name of Payee; provided, however, in the case of conversion pursuant to clause (ii) above, Maker shall not be obligated to deliver such certificates until Payee has surrendered this Note at the principal office of Maker (or such other office or agency of Maker in the continental United States as Maker may designate by notice in writing to Payee). The Conversion Price will be appropriately and equitably adjusted for any stock split, stock dividend, combination, reclassification or similar event with respect to the Common Stock.

4. Subordination. Payee understands and agrees that all amounts payable under this Note, whether for principal, interest or expenses, and the enforcement of Payee's rights in respect thereof, shall be subordinate and junior to all Senior Indebtedness (as defined below). If any default occurs in the payment of the principal of or premium or interest on any Senior Indebtedness (whether as a result of the acceleration thereof by the holder of any Senior Indebtedness or otherwise) (a “Payment Default”), then during the continuance of such default and until such payment has been made or such default has been cured or waived in writing by the holder of the Senior Indebtedness, no payment of principal or interest or other amount on this Note shall be made by Maker or accepted by Payee and Payee shall not demand or exercise remedies to enforce or collect such amounts (but may accelerate this Note as provided in clauses (b) through (d) of Section 5 of this Note). In addition, no payment of principal or interest or other amount on this Note shall be made by Maker or accepted by Payee and Payee shall not demand or exercise remedies to enforce or collect such amount if the following three conditions shall exist: (i) any default other than a Payment Default occurs on any Senior Indebtedness, (ii) Payee has received written notice (“Default Notice”) of such default from Maker or the holder of such Senior Indebtedness and (iii) such default shall not have been cured by Maker or waived in writing by the holder of the Senior Indebtedness and less than 180 days shall have elapsed after the date of receipt by Payee of the Default Notice; provided, however, that nothing in this sentence shall affect the ability of Payee to accelerate this Note as provided in clauses (b) through (d) of Section 5 of this Note). The term “Senior Indebtedness” shall mean money borrowed (including without limitation all principal, interest (whether or not allowed in a proceeding), fees and all other amounts owing in connection therewith) from, or otherwise represented by notes payable to, a bank or other financial institution or institution in the business of lending money which is secured in whole or in part by any assets or property of Maker and/or any of its direct or indirect subsidiaries. Any payments received by Payee in violation of the foregoing provisions shall be deemed to be held in trust by Payee for the benefit of the applicable payee of the Senior Indebtedness. Payee agrees, at the request of any payee of Senior Indebtedness, to execute such additional documents and instruments which any payee of Senior Indebtedness may reasonably request to carry out the foregoing and other customary subordination provisions. Except as set forth in the Escrow Agreement (as defined in the Agreement) and Section 6(a) hereof, nothing contained in this Section 4 or elsewhere in this Note is intended to or shall impair as between Maker, its creditors other than the holders of Senior Indebtedness, and Payee, the obligation of Maker, which is unconditional and absolute, to pay to Payee the principal of and interest on this Note as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of Payee and the creditors of Maker other than the holders of Senior Indebtedness, nor shall anything herein prevent Payee from exercising all remedies otherwise permitted by applicable law upon the occurrence of an Event of Default under this Note, subject to the rights, if any, under this Section 4 of the holders of Senior Indebtedness in respect of cash or other property of Maker received upon the exercise of any such remedy. Payee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness. In the event that Maker fails to make a payment on account of principal of or interest on or other amounts due in respect of this Note by reason of any provision of this Section 4, such failure shall constitute an Event of Default hereunder, and the fact that such failure resulted from the application of this Section 4 shall not be construed as preventing the occurrence of, or mitigating, such Event of Default.

5. Events of Default. In each case of the happening of any of the following events (each of which is herein sometimes called an “Event of Default”):

(a) default in the payment of any amount due under this Note for more than seven (7) days after the date when the same shall become due and payable;

(b) acceleration of the payment of any principal, interest or applicable premium, if any, due, prior to the stated maturity or payment date thereof, pursuant to any bond, debenture, note or other evidence of indebtedness or under one or more mortgages, indentures or instruments under which there may be issued, or by which there may be secured or evidenced, any indebtedness of Maker or any subsidiary of Maker, whether such indebtedness now exists or shall hereafter be created, in an aggregate amount which exceeds $5,000,000;

(c) Maker (i) is unable or admits in writing its inability to pay its monetary obligations as they become due, (ii) makes a general assignment for the benefit of creditors, or (iii) applies for, consents to, or acquiesces in, the appointment of a trustee, receiver, or other custodian for itself or its property or any part thereof, or in the absence of such application, consent, or acquiescence a trustee, receiver, or other custodian is appointed for Maker or its property or any part thereof, and such appointment is not discharged within ninety days; or

(d) Commencement of any case under the Bankruptcy Code, Title 11 of the United State Code, or commencement of any other bankruptcy arrangement, reorganization, receivership, custodianship, or similar proceeding under any federal, state, or foreign law by or against Maker and with respect to any such case or proceeding that is involuntary, such case or proceeding is not dismissed within ninety days of the filing thereof;

then, subject to Section 4 hereof, in every such Event of Default and at any time thereafter during the continuance of such Event of Default, this Note shall, at the option of Payee, immediately become due and payable, both as to principal, interest and any other amounts due hereunder without presentment, demand or protest, all of which are hereby expressly waived, anything contained herein or other evidence of such indebtedness to the contrary notwithstanding. Subject to Section 4 hereof, in case any one or more Events of Default shall occur and be continuing, Payee may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in this Note or for an injunction against a violation of any of the terms hereof or thereof or in and of the exercise of any power granted hereby or thereby or by law. No right conferred upon Payee shall be exclusive of any other right referred to herein or now or hereafter available at law, in equity, by statute or otherwise. In the event that Payee shall exercise or endeavor to exercise any remedies hereunder, Maker shall pay on demand all reasonable costs and expenses incurred in connection therewith or in connection with any reorganization, bankruptcy, insolvency, readjustment of debt, dissolution or liquidation of Maker, including, without limitation, reasonable attorneys’ fees and disbursements, and Payee may take judgment for all such amounts in addition to all other sums due hereunder.

6. Miscellaneous.

(a) Pursuant to the provisions of Article 10 of the Agreement, Payee has agreed to indemnify Maker and its Affiliates (as defined in the Agreement) for certain Losses (as defined in the Agreement). Maker shall have the right (without prior notice and when permitted by law) to set-off or recoup all amounts due from Payee to Maker as indemnification for Losses by a dollar for dollar reduction in the principal amount of this Note and any interest hereunder subject to and in accordance with the provisions of Section 10.6 of the Agreement. For clarity, it is agreed that no payment of interest shall be made on this Note so long as this Note shall be held in the Escrow Fund. If Maker, at a time when this Note is not held in the Escrow Fund, determines to make a claim for indemnification pursuant to Article 10 of the Agreement and elects to set off obligations owed under this Note in accordance with Article 10, Maker shall delay making any payment otherwise owed hereunder; provided, however, that if Maker’s good faith estimate of the maximum Losses (the “Estimated Amount”) is less than the outstanding principal amount of this Note, then, for purposes of determining any payment owed under this Note prior to such time as the claim is resolved, (i) the outstanding principal balance of this Note shall be reduced by the Estimated Amount and (ii) interest payments shall be computed based on the outstanding principal balance reduced as provided in clause (i). When a final determination is made as to the indemnity claim, (A) the outstanding principal balance will be appropriately reduced (to the extent the claim is successful), (B) any interest in respect of outstanding principal shall be recomputed and, to the extent owed, paid based on the principal as adjusted and (C) to the extent that, after giving effect to any set off or reduction of this Note provided for herein, Maker shall be obligated to make any payment hereunder that would otherwise have been due on an earlier date, Maker shall make such payment within 10 days after the date on which the amount of the reduction is finally determined; provided that in no event shall Maker be required to pay any default interest, late fee or charge or the like or be considered in default so long as such payment is made in such 10-day period. For purposes of calculating Payee’s indemnification obligations (and any applicable caps and limitations set forth in the Agreement), only the amount of principal that is set off or reduced hereunder shall be included (that is, foregone interest shall not be considered payments made). In addition, if this Note is converted into Common Stock when not held in the Escrow Fund and Maker has made a claim for indemnification pursuant to Article 10 and sought to set off against this Note, Maker shall deliver to Payee a stock certificate representing the number of shares of Common Stock equal to the shares of Common Stock to be issued pursuant to Section 3 hereof less a number of shares of Common Stock equal to the Estimated Amount divided by the Conversion Price; provided that if, when a final determination is made as to the indemnity claim, the actual Losses are less than the Estimated Amount, Maker shall deliver to Payee a stock certificate representing the number of shares of Common Stock equal to (y) the difference between the actual Losses and the Estimated Amount divided by (z) the Conversion Price; and the remainder of such shares shall be deemed forfeited by Payee and cancelled.

(b) The failure of Payee to exercise any of its rights hereunder or the waiver of such rights in any particular instance shall not be deemed a waiver of Payee’s right to accelerate upon a future default by Maker. No delay in the exercise thereof shall be deemed a waiver of such option, nor shall any notice of intention to exercise such option be necessary.

(c) Except as otherwise provided herein, Maker and all sureties, endorsers and guarantors of this Note waive demand, presentment for payment, notice of nonpayment, protest, notice of protest, and all other notice, filing of suit and diligence in collecting this Note or enforcing any of the security henceforth, and agree to any substitution, exchange or release of any of such security or the release of any property primarily or secondarily liable hereon and further agree that it will not be necessary for any holder hereof, in order to enforce payment by them of this Note to first institute suit or exhaust their remedies against any Maker or others liable hereafter, or to enforce their rights against any security hereafter and consent to any extension or postponement of time of payment of this Note or any other indulgence with respect hereto, without notice thereof to any of them.

(d) This Note will be construed and interpreted in accordance with the laws of the State of Delaware.

(e) Maker agrees to pay on demand all reasonable expenses or other costs, including reasonable attorneys’ fees and expert witness fees, incurred by Payee in connection with the enforcement or collection against Maker of any provision of this Note, including in any state or federal bankruptcy or reorganization proceeding.

[Signature page follows.]

THIS NOTE AND THE SHARES OF COMMON STOCK ACQUIRABLE ON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION SHALL BE SATISFACTORY TO MAKER, THAT SUCH REGISTRATION IS NOT REQUIRED.

COLD SPRING CAPITAL INC.

By:
Name:
Title:

ACCEPTED AND ACKNOWLEDGED

AS OF THE DATE FIRST WRITTEN ABOVE;
BY SIGNING BELOW, THE UNDERSIGNED
PAYEE ACKNOWLEDGES AND CONSENTS
ON BEHALF OF ITSELF AND ANY SUBSEQUENT
ASSIGNEES OR HOLDERS OF THIS NOTE TO THE
SUBORDINATED NATURE OF THE OBLIGATIONS
OWED UNDER THIS NOTE AND APPLICABLE
RESTRICTIONS ON TRANSFER IN ACCORDANCE HEREWITH:

SEVEN CANYONS INVESTORS, L.L.C.

By: Cavan Management Services, L.L.C.
Manager

By:
Name:
Title:

[SIGNATURE PAGE TO CONVERTIBLE NOTE]

Exhibit 8.1(k)

ESCROW AGREEMENT

This Escrow Agreement is entered into as of [__________] [__], 2007 (the “Escrow Agreement”), by and among Seven Canyons Investors, LLC, an Arizona limited liability company (the “Seller”), Cold Spring Capital Inc., a Delaware corporation (the “Purchaser”), and Mellon Trust of New England, N.A., a national banking association, as escrow agent (the “Escrow Agent”). The Seller and the Purchaser are referred to herein collectively as the “Escrow Parties.”

Introduction

The Purchaser, Sedona Development Partners, LLC, an Arizona limited liability company (the “Company”), the Seller, David V. Cavan and Cavan Management Services, L.L.C. have entered into a Securities Purchase Agreement dated as of November 3, 2006 (the “Purchase Agreement”), pursuant to which the Purchaser will purchase the Securities from the Seller. Pursuant to Section 1.5 of the Purchase Agreement, the Purchaser shall deliver the Escrow Amount (as hereinafter defined) to the Escrow Agent as security for the indemnification obligations of the Seller under Article 10 of the Purchase Agreement. The Seller and the Purchaser desire to appoint the Escrow Agent as the escrow agent for the Escrow Amount, and the parties hereto wish to specify their respective rights and obligations with respect to the Escrow Account (as defined below) established under this Escrow Agreement.

Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Appointment of Escrow Agent. Mellon Trust of New England, N.A. is hereby appointed as Escrow Agent under this Escrow Agreement and the Escrow Agent hereby accepts such appointment.

2.  Deposit of Escrow Amount. On the date hereof, the Purchaser shall deliver the Escrow Amount to the Escrow Agent in accordance with Section 1.5 of the Purchase Agreement and the terms and conditions hereof. The Escrow Amount shall be held hereunder by the Escrow Agent (the “Escrow Account”) as security for the indemnification obligations of the Seller under Article 10 of the Purchase Agreement, as more specifically set forth therein. As used herein, the term “Escrow Amount” means the $1,000,000 of cash (the “Escrow Cash”) and $7,500,000 in principal amount of Convertible Notes (the “Escrow Note”) initially placed in the Escrow Account hereunder, together with all interest, dividends and other income earned and accrued with respect thereto, and any shares of Common Stock issued upon conversion of the Escrow Note (“Escrow Shares”), less amounts distributed from the Escrow Account from time to time in accordance herewith. The Escrow Note and the stock certificate representing any Escrow Shares will registered in the name of the Escrow Agent as nominee for the Seller. In the event that some or all of the Escrow Note or any Escrow Shares are to be released to the Seller pursuant hereto, the Purchaser shall cause such Escrow Note or the Escrow Shares, as the case may be, to be registered in the name of the Seller.

The Escrow Agent shall deposit any cash included in the Escrow Account in one or more interest-bearing deposit accounts at Mellon Trust of New England, N.A. in accordance with such written instructions and directions as may from time to time be provided to the Escrow Agent by the Purchaser until the such cash is released pursuant to the terms and conditions of this Escrow Agreement; provided that, notwithstanding any such written instructions or directions, the Escrow Agent shall not deposit any such cash in any accounts or instruments that have a maturity of more than 30 days. In the event that the Escrow Agent does not receive such written instructions, the Escrow Agent shall deposit any cash included in the Escrow Account in money market accounts at Mellon Trust of New England, N.A., in each case having maturity dates that permit payments to be made from the Escrow Amount in accordance with the terms hereof. Deposits shall in all instances be subject to the Escrow Agent’s standard funds availability policy. The Escrow Agent shall not be responsible for any loss due to interest rate fluctuation or early withdrawal penalty. The Purchaser and the Seller understand that deposits of the cash are not necessarily insured by the United States Government or any agency or instrumentality thereof, or of any state or municipality, and that such deposits do not necessarily earn a fixed rate of return. In no instance shall the Escrow Agent have any obligation to provide investment advice of any kind. The Escrow Agent shall not be liable or responsible for any loss resulting from any deposits made pursuant to this Section 2, other than as a result of the bad faith, gross negligence or willful misconduct of the Escrow Agent.

3.  Disposition of Escrow Amount.

(a)  If, at any time on or prior to one year following the date of this Escrow Agreement (the “Escrow Termination Date”), the Purchaser believes that it is entitled to indemnification from the Seller pursuant to Article 10 of the Purchase Agreement, the Purchaser shall deliver to the Escrow Agent and the Seller, prior to the Escrow Termination Date, a written notice (a “Claim Notice”) specifying in reasonable detail the facts constituting the basis for such indemnification claim (a “Claim”) and the amount sought therefor, or an estimate thereof, by the Purchaser from the Escrow Amount (a “Claimed Amount”). From the date that a Claim Notice is received by the Escrow Agent (notice of such date shall be given by the Escrow Agent to the Seller), the Seller shall have 15 days (the “Notice Period”) to deliver to the Escrow Agent, with copies to the Purchaser, contrary instructions disputing the Claim Notice and specifying in reasonable detail why the Purchaser is not entitled to the Claimed Amount (a “Dispute Notice”). If the Escrow Agent does not receive a Dispute Notice prior to 5:00 p.m. (Eastern Time) of the last day of the Notice Period, the Escrow Agent shall promptly release the Claimed Amount to the Purchaser according to the disbursement instructions in the Claim Notice. If the Escrow Agent receives a Dispute Notice prior to 5:00 p.m. (Eastern Time) of the last day of the Notice Period, the Escrow Agent shall make payment to the Purchaser only with respect to the amount not disputed by the Dispute Notice and shall continue to hold in the Escrow Account the disputed portion of Claimed Amount described in the Dispute Notice until (x) it shall receive Joint Written Instructions (as defined below) as to the disposition of such sum or (y) it shall be otherwise ordered by a court of competent jurisdiction (a “Court Order”). Amounts to be released to the Purchaser under this Section 3(a) shall be released first from the cash in the Escrow Account and then, to the extent there remains no cash in the Escrow Account, from the Escrow Note or the Escrow Shares. If less than all of the Escrow Note is to be released hereunder, then the Purchaser shall, as a condition to such release, deliver to the Escrow Agent a new Escrow Note in the principal amount that is to remain in the Escrow Account after such partial release. If less than all of the Escrow Shares are to be released hereunder, then the Purchaser shall, as a condition to such release, deliver or cause to be delivered to the Escrow Agent a new stock certificate representing the Escrow Shares that are to remain in the Escrow Account after such partial release.

(b)  If the Purchaser believes that a Claim constitutes, or may upon final resolution constitute, a basis for a Claimed Amount hereunder, then the Purchaser may submit a Claim Notice even though such Claim may be uncertain or unresolved or the exact amount of any Claimed Amount may be unknown at the time of such Claim Notice. The Purchaser may estimate the maximum amount of exposure with respect to any Claim and such estimated amount shall constitute a Claimed Amount for purposes of this Section 3.

(c)  Notwithstanding anything to the contrary in this Escrow Agreement, if the Escrow Agent receives written instructions from both of the Escrow Parties, or their respective successors or assigns, substantially in the form of Exhibit A, as to the disbursement of some or all of the Escrow Amount (the “Joint Written Instructions”), the Escrow Agent shall disburse the Escrow Amount pursuant to such Joint Written Instructions.

(d)  Promptly following the Escrow Termination Date, but in any event not later than three business days after the Escrow Termination Date, the Escrow Agent shall release to the Seller an amount equal to the Escrow Amount as of the Escrow Termination Date less any Claimed Amounts required to be retained as of the Escrow Termination Date pursuant to Section 3(a) above. Any portion of the Escrow Amount that is held by the Escrow Agent beyond the Escrow Termination Date pursuant to the prior sentence shall be released by the Escrow Agent to the Seller or to the Purchaser, as the case may be, at such time as a Joint Written Instruction or a Court Order is delivered to the Escrow Agent.

(e)  This Escrow Agreement and all of the obligations of the Escrow Agent hereunder shall terminate upon the release of the entirety of the Escrow Amount by the Escrow Agent pursuant to this Section 3.

(f)  For purposes of compensating the Purchaser for its Losses (as defined in the Purchase Agreement) pursuant to this Agreement, each Escrow Share, if any, shall be valued at $6.4285714 (the “Purchaser Stock Price”), and the Escrow Note and the Escrow Cash shall be valued at their respective face values. If some or all of the value to be distributed to the Purchaser (or to the Seller upon termination of the escrow) consists of Escrow Shares but such value is not evenly divisible by the Purchaser Stock Price, the number of Escrow Shares to be distributed will be rounded down to the next highest number of shares. In lieu of the fractional interest not distributed, the Purchaser shall furnish to the Escrow Agent, and the Escrow Agent in turn will distribute to the Seller or the Purchaser, as applicable, cash equal to such fractional interest times the Purchaser Stock Price. The Escrow Agent shall have no duty or obligation with respect to the preceding sentence unless and until it has received sufficient cash from the Purchaser with respect to its duties and obligations pursuant to the preceding sentence. The Purchaser shall be deemed to have purchased the fractional interest with respect to which it has furnished funds to the Escrow Agent. In all events, the Purchaser shall so purchase only a whole number of shares. The Purchaser Stock Price shall be appropriately, equitably adjusted for any stock splits, stock dividends, combinations or the like, and any securities received by the Escrow Agent upon a stock split, stock dividend, combination or the like shall be added to the Escrow Account and become a part thereof.

4.  Payments from Escrow Amount. All payments of cash from the Escrow Account shall be made by wire transfer of immediately available funds to the party receiving the distribution.

Any wire transfers shall be made subject to, and in accordance with, the Escrow Agent’s normal electronic funds transfer procedures in effect from time to time. The Escrow Agent shall be entitled to rely upon all bank and account information provided to the Escrow Agent by any of the Escrow Parties. The Escrow Agent shall have no duty to verify or otherwise confirm any written wire transfer instructions but it may do so in its discretion on any occasion without incurring any liability to any of the Escrow Parties for failing to do so on any other occasion. The Escrow Agent shall process all wire transfers based on bank identification and account numbers rather than the names of the intended recipient of the funds, even if such numbers pertain to a recipient other than the recipient identified in the payment instructions. The Escrow Agent shall have no duty to detect any such inconsistencies and shall resolve any such inconsistencies by using the account number.

5.  Rights, Responsibilities and Liability of Escrow Agent.

(a)  This Escrow Agreement sets forth, exclusively, the duties of the Escrow Agent and no additional duties or obligations shall be inferred herefrom or implied hereby. The Escrow Agent’s duties shall be determined only with reference to this Escrow Agreement and applicable laws. The Escrow Agent is not charged with knowledge of or any duties or responsibilities under any agreement or understanding to which the agency created hereby relates, including, without limitation, the Purchase Agreement.

(b)  Except in cases of the Escrow Agent’s bad faith, willful misconduct or gross negligence, the Escrow Agent shall be fully protected (i) in acting in reliance upon any certificate, statement, request, notice, advice, instruction, direction, other agreement or instrument or signature reasonably and in good faith believed by the Escrow Agent to be genuine, or (ii) in assuming that any person purporting to give the Escrow Agent any of the foregoing in accordance with the provisions hereof, or in connection with either this Escrow Agreement or the Escrow Agent’s duties hereunder, has been duly authorized to do so. The Escrow Agent shall not be liable for any mistake of fact or law or any error of judgment, or for any act or omission, except as a result of its bad faith, willful misconduct or gross negligence. The Escrow Agent shall not be responsible for any loss incurred upon any investment made under circumstances not constituting bad faith, willful misconduct or gross negligence.

In connection with any payments that the Escrow Agent is instructed to make by wire transfer, the Escrow Agent shall not be liable for the acts or omissions of (i) any Escrow Party or other person providing such instructions, including without limitation errors as to the amount, bank information or bank account number; or (ii) any other person or entity, including without limitation any Federal Reserve Bank, any transmission or communications facility, any funds transfer system, any receiver or receiving depository financial institution, and no such person or entity shall be deemed to be an agent of the Escrow Agent.

Without limiting the generality of the foregoing, it is hereby agreed that in no event will the Escrow Agent be liable for any lost profits or other indirect, special, incidental or consequential damages which the parties may incur or experience by reason of having entered into or relied on this Escrow Agreement or arising out of or in connection with the Escrow Agent’s services, even if the Escrow Agent was advised or otherwise made aware of the possibility of such damages. In no event shall the Escrow Agent be liable for acts of God, breakdowns or malfunctions of machines or computers, interruptions or malfunctions of communications or power supplies, labor difficulties, actions of public authorities, acts of war, or any other similar cause or catastrophe beyond the Escrow Agent’s reasonable control.

(c)  The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the advice of such counsel.

(d)  The Escrow Agent shall not be bound by any modification of this Escrow Agreement unless it shall have specifically consented thereto in writing.

(e)  Except as provided in Section 5(i) hereof, the Escrow Agent shall hold the Escrow Amount and provide the other services described in this Escrow Agreement free of charge. Except as provided in Section 5(i) hereof, neither the Seller nor the Company shall have any obligation whatsoever to reimburse the Escrow Agent, from the Escrow Amount or otherwise, for any costs, fees or expenses including, without limitation, fees and expenses of counsel, which the Escrow Agent may incur in connection with the discharge of its duties hereunder or the exercise of or enforcement by the parties of their respective rights hereunder.

(f)  The Escrow Agent may resign by giving notice in writing to the Escrow Parties of such resignation, specifying a date when such resignation shall take effect (which shall in no event be earlier than 15 business days after the giving of such notice). Thereafter, the Escrow Agent shall have no further obligation hereunder except to hold the Escrow Amount and the interest thereon as depository. Promptly upon receipt of such notice, the Escrow Parties shall agree in writing upon a successor escrow agent who shall be mutually acceptable to them; provided that, if the Escrow Parties are unable to agree upon a successor escrow agent within ten business days of receipt of such notice, the Seller and/or the Purchaser may petition any court of competent jurisdiction for the appointment of such successor escrow agent or other appropriate relief and any such resulting appointment shall be binding upon the parties hereto. Any such successor escrow agent shall deliver to the Escrow Parties and to the Escrow Agent a written instrument accepting such appointment hereunder, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder, and shall be entitled to receive the Escrow Amount and the interest thereon to hold in escrow pursuant to the terms and conditions hereof. The Escrow Agent shall deliver all of the Escrow Amount and the interest thereon to the successor escrow agent approved hereunder.

The Escrow Parties acting together shall have the right to terminate the appointment of the Escrow Agent, specifying the date upon which such termination shall take effect. Thereafter, the Escrow Agent shall have no further obligation to the Escrow Parties except to hold the Escrow Account as depository and not otherwise. The Escrow Parties agree that they will jointly appoint a banking corporation, trust company or attorney as successor escrow agent. The Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from all of the Escrow Parties designating the successor escrow agent. The Escrow Agent shall deliver all of the Escrow Account to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Account, the successor escrow agent shall be bound by all of the provisions of this Escrow Agreement.

(g)  In the event of any dispute between the Seller and the Purchaser, or between the Escrow Agent and any one or more of the other parties hereto, with regard to the Escrow Agent or its duties, or any other matter concerning the disposition of the Escrow Amount, or in the event that the Escrow Agent, in good faith, is in doubt as to what action it should take hereunder, it may, without liability to any person, refrain from taking any action other than to keep safely the Escrow Amount and the interest thereon until the Escrow Agent shall receive a joint written instruction from the Escrow Parties.

(h)  The Escrow Parties authorize the Escrow Agent, if the Escrow Agent is threatened with litigation or is sued in connection with this Escrow Agreement, or, at the Escrow Agent’s option, in the event of a dispute or any good faith uncertainty in connection with this Escrow Agreement, to interplead all interested parties in any court of competent jurisdiction and to deposit the Escrow Amount with the clerk of that court. In the event of any dispute hereunder, the Escrow Agent shall be entitled to petition a court of competent jurisdiction and shall perform any acts ordered by such court.

(i)  The Seller and the Purchaser, hereby jointly and severally agree to indemnify the Escrow Agent for, and to hold it harmless against, any and all claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and expenses (including reasonable legal fees and expenses of an attorney chosen by the Escrow Agent) as and when incurred, arising out of or based upon any act, omission, alleged act or alleged omission by the Escrow Agent or any other cause in any case in connection with the acceptance of, or performance or non-performance by the Escrow Agent of any of the Escrow Agent’s duties under this Escrow Agreement, except as a result of the Escrow Agent’s bad faith, willful misconduct or gross negligence. As among the Escrow Parties, it is agreed that any such indemnification obligation shall be shared fifty percent (50%) by the Seller and fifty percent (50%) by the Purchaser. In no event shall any obligation to indemnify the Escrow Agent under this Section 5(i) be satisfied or partially satisfied by the Escrow Agent setting off or claiming against, or retaining or attaching any of, the Escrow Amount or by non-performance by the Escrow Agent of any of its duties hereunder; provided that the parties agree that the Escrow Agent shall be entitled to withhold any distribution otherwise required to be made from the Escrow Account if any amounts owed to the Escrow Agent hereunder remain unpaid on the date such distribution would otherwise be made.

(j)  Notwithstanding anything herein to the contrary, the provisions of Sections 5(b) and 5(i) hereof shall survive any resignation or removal of the Escrow Agent, and any termination of this Escrow Agreement.

6.  Customer Identification and Tax Withholding and Reporting. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each individual or entity that opens an account. Therefore, the Escrow Agent must obtain the name, address, taxpayer or other government identification number, and other information, such as date of birth for individuals, for each individual and business entity that is a party to this Escrow Agreement. For individuals signing this Escrow Agreement on their own behalf or on behalf of another, the Escrow Agent requires a copy of a driver’s license, passport or other form of photo identification. For business and other entities that are parties to this Escrow Agreement, the Escrow Agent will require such documents as it deems necessary to confirm the legal existence of the entity.

At the time of or prior to execution of this Escrow Agreement, any Escrow Party providing a tax identification number for tax reporting purposes shall provide to the Escrow Agent a completed IRS Form W-9 (for United States Persons) or IRS Form W-8 (for non-United States persons), or any successor forms with respect to any interest or gains earned on the Escrow Amount, and every individual executing this Escrow Agreement on behalf of an Escrow Party shall provide to the Escrow Agent a copy of a driver’s license, passport or other form of photo identification acceptable to the Escrow Agent. The Escrow Parties agree to provide to the Escrow Agent such organizational documents and documents establishing the authority of any individual acting in a representative capacity as the Escrow Agent may require in order to comply with its established practices, procedures and policies.

The Escrow Agent is authorized and directed to report all interest and other income earned on the Escrow Amount in accordance with the Form W-9 information provided to the Escrow Agent by the Seller. The Escrow Parties understand that, in the event Seller’s tax identification number is not certified to the Escrow Agent, the Internal Revenue Code of 1986, as amended from time to time, may require withholding of a portion of any interest or other income earned on the Escrow Account.

It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned or investment of funds which are a part of the Escrow Amount, and is not responsible for any other reporting.

7.  Accounting. On a monthly basis, the Escrow Agent shall render a written statement setting forth the balance of the Escrow Account, all interest earned and all distributions made, which statements shall be delivered to the following addresses:

Address 1: Cavan Management Services, L.L.C.
15333 North Pima Road
Suite 305
Scottsdale, Arizona 85260
Attention: Thomas Kell
Facsimile: 480.627.7010
E-mail: tkell@cavan.net

Address 2: Cold Spring Capital Inc.
51 Locust Avenue, Suite 302
New Canaan, Connecticut 06840
Attention: Joseph S. Weingarten
Facsimile: 203.966.9478
E-mail: jweingarten@coldspringcapital.com

8.  Notices. All notices, demands and communications under this Escrow Agreement shall be in writing and shall be deemed to have been duly given and received (a) if delivered personally, (b) three business days after being mailed, certified mail, return receipt requested, (c) one business day after being sent by nationally recognized overnight delivery service, or (d) if sent via facsimile, email or similar electronic transmission during normal business hours, as evidenced by mechanical confirmation of such facsimile, email or other similar electronic transmission:

(i)        If to the Seller, to:

Cavan Management Services, L.L.C.
15333 North Pima Road
Suite 305
Scottsdale, Arizona 85260
Attention: Thomas Kell
Facsimile: 480.627.7010
E-mail: tkell@cavan.net

with a copy (which shall not constitute notice) to:

Fennemore Craig, P.C.
3003 N. Central Avenue
Suite 2600
Phoenix, Arizona 85012-2913
Attention: Gregg Hanks
Facsimile: 602.916.5509
E-mail: ghanks@fclaw.com

(ii)  If to the Purchaser, to:

Cold Spring Capital Inc.
51 Locust Avenue, Suite 302
New Canaan, Connecticut 06840
Attention: Joseph S. Weingarten
Facsimile: 203.966.9478
E-mail: jweingarten@coldspringcapital.com

with a copy (which shall not constitute notice) to:

Choate, Hall & Stewart LLP
Two International Place
Boston, Massachusetts 02110
Attn: William P. Gelnaw, Jr.
Facsimile: 617.248.4000
Email: wgelnaw@choate.com

(iii)      If to the Escrow Agent, to:

Mellon Trust of New England, N.A.
One Boston Place
Boston, Massachusetts 02108
Attn: Darci A. Buchanan or Matt Romero
Facsimile: 617-248-3199
Email: buchanan.da@mellon.com or
romerom@mellon.com

Any party (and any other person designated to receive notice) may change its address for notice by delivery to all other parties of notice to such effect in the manner set forth herein.

9.  General.

(a)  Termination. This Escrow Agreement and all the obligations of the Escrow Agent hereunder shall terminate upon the earliest to occur of (i) the release of the entirety of the Escrow Amount by the Escrow Agent or (ii) the deposit of the entirety of the Escrow Amount by the Escrow Agent in accordance with Section 5(h) hereof.

(b)  Survival. Notwithstanding anything in the Escrow Agreement to the contrary, the provisions of Section 5 shall survive any resignation or removal of the Escrow Agent and any termination of this Escrow Agreement.

(c)  Entire Agreement. This Escrow Agreement constitutes the entire agreement with respect to the subject matter hereof, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

(d)  Modifications; Waiver. This Escrow Agreement may be amended, modified or waived only by written agreement of (i) the Seller, (ii) the Purchaser and (iii) the Escrow Agent. No course of conduct shall constitute a waiver of any terms or conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion.

(e)  Further Assurances. If at any time the Escrow Agent shall determine or be advised that any further agreements, assurances or other documents are reasonably necessary or desirable to carry out the provisions of this Escrow Agreement and the transactions contemplated by this Escrow Agreement, the Escrow Parties shall execute and deliver any and all such agreements or other documents, and do all things reasonably necessary or appropriate to carry out fully the provisions of this Escrow Agreement.

(f)  No Third Party Beneficiaries; Assignment. This Escrow Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Escrow Agreement shall inure to the benefit of and be binding upon the successors, heirs, personal representatives, and permitted assigns of the parties. This Escrow Agreement is freely assignable by the Escrow Parties; provided, however, that no assignment by such party, or it successors or assigns, shall be effective unless prior written notice of such assignment is given to the other parties, including, without limitation, the Escrow Agent. This Escrow Agreement may not be assigned by the Escrow Agent, except that upon prior written notice to the Escrow Parties, the Escrow Agent may assign this Escrow Agreement to an affiliated or successor trust company or other qualified bank entity.

(g)  Section Headings. The section headings contained in this Escrow Agreement are inserted for purposes of convenience of reference only and shall not affect the meaning or interpretation of this Escrow Agreement.

(h)  Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, without regard to principles of conflicts of law.

(i)  Counterparts and Electronic Execution. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Escrow Agreement and of signature pages by facsimile, email or other similar electronic transmission shall constitute effective execution and delivery of this Escrow Agreement as to the parties and may be used in lieu of the original Escrow Agreement for all purposes (and such signatures of the parties transmitted by facsimile, email or other similar electronic communication shall be deemed to be their original signatures for all purposes).

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement, all as of the date first written above.

THE SELLER

SEVEN CANYONS INVESTORS, LLC

By:	Cavan Management Services, L.L.C., Manager

By:
Name:
Title:

THE PURCHASER:

COLD SPRING CAPITAL INC.

By:
Name:
Title:

THE ESCROW AGENT:

MELLON TRUST OF NEW ENGLAND, N.A.

By:
Name:
Title:

[ Signature Page to Escrow Agreement ]

EXHIBIT A

JOINT WRITTEN INSTRUCTIONS
FOR RELEASE FROM ESCROW ACCOUNT

Pursuant to Section 3 of the Escrow Agreement dated as of [_______] [__], 2007, by and among Seven Canyons Investors, LLC, an Arizona limited liability company (the “Seller”), Cold Spring Capital Inc., a Delaware corporation (the “Purchaser”), and Mellon Trust of New England, N.A., a national banking association, as escrow agent (the “Escrow Agent”), the Seller and the Purchaser hereby instruct the Escrow Agent to release $[________] in cash, $[____] in principal amount of Escrow Notes and/or [_____] shares of the Purchaser’s Common Stock from the Escrow Amount in accordance with the following instructions:

Delivery Instructions:

Name:	_________________________
Address	_________________________
_________________________
_________________________

Wire Instructions:

Account Name:	_________________________
Account Number:	_________________________
Bank Name:	_________________________

Bank ABA Number:	_________________________
Bank Address:	_________________________

For credit to:	_________________________
Special Instructions:	_________________________
_________________________

Bank Check:

Payee Name:	_________________________
Mailing Address:	_________________________
_________________________
_________________________

[Signature page follows.]

THE SELLER:

SEVEN CANYONS INVESTORS, L.L.C.

By: Cavan Management Services, L.L.C.,
Manager

By:
(Title)

THE PURCHASER:

COLD SPRING CAPITAL INC.

By:
(Title)

Exhibit 8.1(s)
Sedona Development Partners Management Agreement
Summary Term Sheet

1. Parties. The parties are Cold Spring Capital Inc. (the “Owner”) and Cavan Management Services, L.L.C. (the “Manager”) and their legal successors and permitted assigns. The Owner shall delegate and assign all of its rights and duties hereunder to Sedona Development Partners, and Sedona Development Partners will assume such rights and duties. The Manager may not assign the Agreement or delegate any duties without the prior written consent of the Owner. The Owner may assign the Agreement to any person who acquires title or leasehold title to the Residence Club. The Manager shall be Owner’s exclusive manager of the Seven Canyons Resort, including the golf course, restaurants, shops, fractional ownership units and rental units (collectively, the “Residence Club”), and shall provide services to homeowners’ associations on behalf of Owner pursuant to management agreements between Owner and such associations. during the term of the Agreement, subject to the direction and control of Owner. The Agreement would be signed at the closing of the acquisition.

2. Club Standard; Standard of Care. The Manager shall manage and operate and maintain the Residence Club as a first class private residence club with a goal of maximizing both revenues and profits, including sales of units (the “Club Standard”).  Manager’s standard of care in managing the Resort and providing services hereunder shall be that of a prudent and professional manager acting reasonably and exercising sound business judgment.

3. Operation of Residence Club. The Manager shall arrange for or provide all of the personnel, utilities, and supplies necessary or appropriate for the operation of the Residence Club to the Club Standard, at Owner’s expense (subject to the terms of this term sheet). The Residence Club shall be open 12 months a year unless otherwise agreed to by the Owner.

4. Term. The Agreement will have a term of ten years, subject to early termination as provided below. By mutual written agreement of Manager and Owner, the term may be extended for up to two additional successive terms of up to five years each.

5. Safety; Laws. Manager shall maintain and operate the Residence Club and provide services hereunder in compliance in all material respects with applicable laws, rules and regulations, permits and licenses and under and in accordance with reasonable safety precautions and programs.

6. Management Fee; Expenses. Owner shall pay Manager the following fees during the term of the Agreement (i) a base monthly management fee of $25,000 for each month during the term of the Agreement (the “Base Monthly Fee”) and (ii) an additional monthly fee equal to 2.5% of Gross Revenues for the preceding month (the “Additional Monthly Fee”). For purposes of the Agreement, “Gross Revenues” shall mean the total cash collections actually received from the Residence Club, including, but not limited to, dues, fees and charges paid by Club members and guests, receipts from food and beverage services or use of Club facilities, receipts from the operation or use of the Residence Club or any equipment associated therewith (e.g., golf cart and locker fees), rent or other fees paid with respect to the Residence Club’s retail space and casitas; provided, however, that Gross Revenues shall exclude (a) refundable deposits, (b) receipts arising out of the sale of memberships in the Club, lots, villas, fractional interests or condominiums or the sale of memberships in the golf club or course or other memberships, (c) receipt of insurance proceeds, (d) condemnation or eminent domain proceeds or items of a similar nature, (e) gratuities paid to employees or independent contractors, (f) federal, state, county or municipal excise, sale, use, privilege taxes or similar impositions collected from patrons or guests or included as part of the sales price of any goods, services or real estate or related interests, (g) interest, dividend or other income of Owner or its affiliates, (h) any amounts received by Owner in connection with the financing of sales or from the sale, pledging or hypothecation of any mortgages, receivables or the like, (i) amounts received from sales made by licensees, lessees or concessionaires operating at the Residence Club (including, without limitation, golf and tennis professionals, vending machines operators and retail lessees), (j) in the case of service charges, amounts paid to or credited to employees or payroll or (k) amounts payable to third parties pursuant to revenue sharing agreements or similar arrangements (e.g., the Joxy agreement). In addition, Owner shall reimburse Manager for actual out-of-pocket expenses (including, but not limited to, an allocable share of employee overhead costs, based no time and space provided for the benefit of the Residence Club) incurred by it in connection with the performance of its duties under the Agreement; provided that Owner shall not be obligated to make any reimbursement to the extent any item shall exceed the amount budgeted therefor in the applicable budget described in Section 7 below. There will be no fees payable to Manager under or in connection with the Agreement other than those expressly provided for in the Agreement.

Owner shall also be responsible for all costs and expenses (including without limitation salaries and benefits of personnel working exclusively at the Residence Club) of the operation of the Residence Club by Manager that are incurred in accordance with the Agreement. Such costs and expenses will be paid out of the revenue of the Residence Club and if such revenues are insufficient to cover such expenses the Manager shall provide written notice to Owner of additional funding requirements, together with proper supporting documentation, and Owner shall provide such additional funds to the extent reasonably determined by Owner to be reasonably necessary to continue operation of the Residence Club to the Club Standard.

Owner shall not be obligated to pay or reimburse Manager for costs or expenses incurred outside the scope of Manager’s authority or in violation of the Agreement.

7. Budgets and Forecasts. At least 120 days prior to the commencement of each year during the term of the Agreement (other than the first year) Manager shall prepare and submit to Owner for approval operating budgets and revenue and income forecasts and capital budgets for the succeeding year, including detailed assumptions. Owner shall submit revisions on the proposed budgets and forecasts within 45 days after receipt thereof and shall thereafter consider in good faith any further suggestions of Manager but final budgets and forecasts shall be determined by Owner. The operating budget, revenue and income forecast and capital budget for the first year of the term shall be attached to the Agreement. Manager shall operate within the operating budget and the capital budget and shall use commercially reasonable efforts to meet or exceed the revenue and income forecasts, provided that Manager may deviate from the operating budget, without the prior written consent of the Owner to the extent the budget is a function of volume or occupancy.

If there is an emergency situation posing an imminent risk to persons or property, the Manager shall be permitted to take action to protect persons and property and the reasonable costs thereof shall be paid out of the revenue of the Residence Club or reimbursed by the Owner, provided the Manager gives the Owner notice of such condition and expenditures as soon as practicable.

8. Books and Records; Audit. The Manager shall maintain, at Owner’s expense as set forth in the applicable budget or cause to be maintained with Owner’s employees, accurate and complete books, records and accounts regarding the operation of the Residence Club, including without limitation all transactions with the Manager or its affiliates, in accordance with GAAP. Such books, records and accounts shall be available for inspection, copying, review and audit by the Owner and its agents and accountants upon reasonable notice. Manager shall make its employees available to assist in any such inspection, review or audit.

9. Reports. The Manager shall prepare and submit to Owner (electronically if requested by Owner) monthly, quarterly and annual financial information and operating reports of the Residence Club and such other reports as Owner may request and Manager will make its senior managers available to Owner to discuss and expand upon such reports and the operations and results of the Residence Club, and will provide such additional corporate or financial information as reasonably requested by Owner or its accountants.

10. Employees. The officers and employees of Manager shall not be employees of Owner. The Residence Club personnel shall be employed by Owner but shall be under the supervision of Manager, except as otherwise directed by Owner. The salaries and benefits for such personnel shall be recommended by Manager to Owner but shall be finally determined by Owner. Owner may hire or terminate any employee in Owner’s sole discretion and Manager shall recommend to Owner persons to be employed or terminated.

The Residence Club manager or an assistant general manager, who shall be employees of Owner, shall be on site at the Residence Club at all times. Manager and its affiliates shall agree to a non solicitation provision with respect to Owner’s employees and other persons providing services at the Residence Club.

11. Contracts and Bookings. Manager shall have the authority to enter into contracts and advance bookings for the operation and supply of the Residence Club, provided that any contract or booking not entered into in the ordinary course of business or which has any of the following terms shall require the prior written consent of the Owner:

•	having a term or provisions continuing for more than one year or beyond the scheduled end of the term of the Agreement;

•
containing any non competition, non solicitation or exclusivity provision or provisions which would interfere with the ability of the Residence Club to close or continue doing business with the other contracting party after termination of the Agreement;

•	containing pricing terms based on revenue or income of the Residence Club;

•	annual payments in excess of $25,000 per year or $5,000 per month;

•	representing an advance booking (i) at a discount from prevailing rates, or (ii) which covers a period after the end of the term of the Agreement; or

•
containing terms not customary for the private residence club industry or which are less favorable in the aggregate than comparable terms offered to other private residence clubs owned or managed by the Manager or its affiliates.

12. Taxes. Manager shall pay (or cause to be paid through Adminstaff or another acceptable third party) when due all taxes, governmental charges and levies arsing from the operation of the Residence Club, including without limitation payroll taxes with respect to Residence Club personnel, sales and room taxes, and property taxes, provided that such taxes shall be paid out of funds in the Operating Account referred to below. Manager shall indemnify Owner against any claims, fines, penalties or other costs resulting from Manager’s failure to pay any such taxes, charges or levies when due, except in the case where there were insufficient funds in the Operating Account to pay such taxes, charges or other levies when due, the Manager has notified the Owner in advance of the funds needed to make such payment when due and the Owner fails timely to pay such taxes, charges or other levies directly or to provide such amounts to Manager for payment thereof.

13.  Most Favored Nation; Affiliate Transactions. The Owner and the Residence Club will be afforded “most favored nation” treatment with respect to all purchases or provision of services or supplies by the Manager or any of its affiliates. Manager may combine purchases of services and supplies for the Residence Club with purchases for other facilities owned or managed by the Manager or its affiliates, provided that the Residence Club shall purchase such services and supplies on the best pricing and other terms (adjusted reasonably for volume and location) on which such services and supplies are made available to other properties owned and/or managed by the Manager and its affiliates, provided that such pricing and other terms are at least as favorable to the Residence Club as could be obtained from an unaffiliated third party in an arm’s length transaction and that the services and supplies so provided are of a kind, quality and quantity consistent with the Club Standard. All rebates, discounts and cost savings shall be passed through to and for the account of the Owner.

14. Pro Rations. In each case where the Manager or an affiliate allocates or pro rates amounts between the Residence Club and other facilities, the Agreement will specify the basis on which such pro rata allocation is to be made or the parties will agree in writing on such allocation.

15. Force Majeure. The obligations of the parties will be subject to events of force majeure. If an event of force majeure causes the Manager to suspend or interrupt services, the Manager and its affiliates shall allocate the available resources among all facilities it owns or manages on a reasonable basis, without giving preference or priority to any facility over the Residence Club.

16. Insurance. Each party will maintain the insurance coverage set forth in the Agreement.

17. Intellectual Property; Names. The parties will each make symmetrically reciprocal representations, warranties and indemnities to each other with respect to software or other intellectual property provided by such party. Manager shall operate and market the Residence Club under such name or names as the Owner shall specify. The Owner shall have sole title to such names and the Manager shall not claim or purport to grant any right, title or interest in or to such names. Each party will maintain the other party’s confidential or proprietary information confidential and Manager shall use confidential or proprietary information of Owner only in the performance of the Agreement.

18. Title to Residence Club. Manager shall have no lien on or interest in the Residence Club or its revenue or profits or the Accounts, or any proceeds of insurance or eminent domain takings, and shall have only a contract claim against the Owner for amounts due Manager under the Agreement. In the event Manager becomes aware of any adverse claim against the Residence Club, it shall notify the Owner promptly and shall cooperate with the Owner in defending against such adverse claim. Manager shall use commercially reasonable efforts to prevent any valid adverse claim or interest from existing or arising with respect to the Residence Club.

19. Bank Accounts. All funds provided by Owner for construction, capital improvements or working capital and all revenue of the Residence Club shall be held, pending use thereof by Manager or Owner in accordance with the Agreement, in interest bearing accounts, in the name of the Owner, in such banking institutions as the Owner shall approve (the “Accounts”). All security and other deposits of the Residence Club shall be deposited by Manager in and held in a separate Account and such deposits may only be withdrawn by Manager if and when permitted or required under the documents under which such deposits were made. All revenue of the Residence Club shall be deposited by Manager in and held in a separate Account and such funds may only be withdrawn by Manager to the extent permitted by the Agreement. The Manager shall use the funds on deposit in an operating account (the “Operating Account”) to pay the expenses of the Residence Club incurred by the Manager in accordance with the Agreement and to pay the fees due to Manager under the Agreement. Prior to the effective date of the Agreement, the Owner shall make an initial deposit into the Operating Account in an amount reasonably determined by Owner to provide sufficient initial working capital for the Residence Club. All funds for construction and capital expenditures shall be deposited by Owner in a separate Account, and such funds may only be withdrawn by Manager with the prior written consent of Owner to fund construction and capital expenditures agreed to in writing by Owner. Reasonable house bank cash funds shall be maintained at the Residence Club for various cashiers as appropriate for making change. All payments made by cashiers shall be charged to the applicable line item, rather than miscellaneous expenses.

20. Licenses. To the extent permitted by the applicable licensing authorities, all licenses and permits shall be in the name of the Owner, and otherwise in the name of Manager. Manager shall, with the cooperation of Owner, arrange for and cause to be maintained in full force and effect and in good standing all licenses and permits required for the ownership and operation of the Residence Club.

21. Termination. As indicated in Section 4 above, the Agreement will have a term of ten years, subject to extension as provided in Section 4 and to earlier termination as provided in this Section. Each party shall have the right to terminate the Agreement in the event of (i) a breach by the other party of a material obligation under the Agreement and such party does not cure such breach within 30 days after notice thereof or, if such breach is not reasonably susceptible to cure within such 30 day period, if such party shall not have commenced to cure such breach within such 30 day period and, having commenced, shall thereafter not complete the curing within 60 days after notice, provided that if a party commits a material breach of the same or a similar provision of the Agreement three or more times in any 90 day period the other party may terminate immediately upon notice; (ii) the operation of the Residence Club is terminated or suspended for any reason beyond the reasonable control of the terminating party (including damage, destruction or eminent domain taking or suspension or revocation of licenses) for a period of more than 90 consecutive days; (iii) bankruptcy events of the other party or material default by the other party under a material agreement of the other party or acceleration of debt obligations, and (iv) other customary events of termination. In addition, the Owner may terminate the Agreement (x) at its option, upon payment to Manager of an amount equal to the Termination Fee or (y) at its option, if, on or before the third anniversary of the Agreement, Dave Cavan ceases for any reason (including death or disability) to be actively involved in the day-to-day operations of Manager, upon payment to Manager of an amount equal to one-half of the Termination Fee (i.e., $500,000). For purposes of the Agreement, the “Termination Fee” shall mean $1,000,000, if such termination occurs before the third anniversary of the Agreement, and shall decrease by $100,000 on such third anniversary and by an additional $100,000 on each anniversary thereafter. Manager may terminate the Agreement at any time after the third anniversary of the Agreement upon 180 days prior written notice to Owner given after such third anniversary.

22. Actions Upon Termination. Upon termination, the Manager shall surrender the Residence Club in good working order and condition and shall assign or arrange for the transfer or new issue to Owner or its designee of all licenses and permits relating to the Residence Club not already in the name of the Owner. Manager shall also turn over to Owner all books, records and accounts relating to the operation of the Residence Club and all of its personnel. Manager’s right to withdraw funds from the Accounts shall terminate upon termination of the Agreement. For a reasonable period of time following termination, Manager shall, at the request of the Owner, assist and cooperate in the transition of management of the Residence Club to such person as may be designated by Manager. Following termination, the Owner will assume and perform all contractual obligations arising after termination under contracts entered into by the Manager on behalf of the Residence Club in accordance with the Agreement.

23. Damages; Set Off Rights. Each party shall waive all rights to special, consequential, indirect, incidental or punitive damages and shall be entitled to collect upon a breach or termination direct damages only. Each party shall have set off rights; provided that such rights shall be limited in the case of Manager to the management fee payable under the Agreement.

24. Indemnification. To the extent not covered by insurance, each party shall indemnify the other against third party claims that are result from (i) the gross negligence or willful misconduct of the indemnifying party or its affiliates (it being agreed that Manager is not an agent of Owner for purposes of this indemnification provision), (ii) obligations which are to be paid or satisfied by the indemnifying party under the Agreement, or (iii) in the case of the Manager as the indemnifying party, obligations incurred by the Manager outside the scope of its authority or in violation of the Agreement. The procedures relating to indemnification, including those with respect to the right to defend against and settle such third party claims, shall be substantially similar to those in the securities purchase agreement between Owner, Seven Canyons Investors, L.L.C., Manager and others.

25. Jurisdiction and Governing Law. The Agreement shall be governed by the internal laws of the State of Arizona. Each party consents to the exclusive jurisdiction of the federal and state courts of Arizona for resolution of all disputes arising under the Agreement.

26. Termination of Obligation. The Agreement will provide that the obligations of Sedona Development, LLC to pay Manager $4,000 for each golf membership and fractional interest initially sold by it be terminated and waived.

Exhibit 8.1(t)

REGISTRATION RIGHTS AGREEMENT

This Agreement (the “Agreement”) is made as of [________] [__], 2007, by and among Cold Spring Capital Inc., a Delaware corporation (the “Company”), and Seven Canyons Investors, LLC, an Arizona limited liability company (the “Seller”).

WHEREAS, pursuant to a Securities Purchase Agreement dated as of November 3, 2006 among the Company, Sedona Development Partners, LLC, an Arizona limited liability company, David V. Cavan, Cavan Management Services, L.L.C., an Arizona limited liability company, and the Seller (the “Purchase Agreement”), the Company is issuing to the Seller Convertible Notes (as defined below); and

WHEREAS, it is a condition to the closing of the transactions contemplated by the Purchase Agreement that the Company and Seller enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties hereto agree as follows:

1.  Definitions.

1.1.  “Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

1.2.  “Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

1.3.  “Convertible Notes” means those certain Subordinated Convertible Promissory Notes issued by the Company to the Seller in the aggregate principal amount of $45,000,000 dated [________] [__], 2007.

1.4.  “Exchange Act” shall mean the Securities Exchange Act of 1934 or any successor federal statute, and the rules and regulations of the Commission thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

1.5.  “Form S-3,” “Form S-4” and “Form S-8” mean respective forms under the Securities Act and any successor registration forms to the form in question.

1.6.  “Holder” means any person party to this Agreement owning the Registrable Securities or any assignee thereof in accordance with Section 7 hereof.

1.7.  “Majority Participating Holders” means, with respect to any registration of Registrable Securities, the Holder or Holders at the relevant time of at least a majority of the Registrable Securities to be included in the registration statement in question.

1.8.  “Pari Passu Holders” means holders of other securities that are entitled to registration rights that are pari passu with those of the Holders of Registrable Securities.

1.9.  “Register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the automatic effectiveness or the declaration or ordering of effectiveness of such registration statement or document.

1.10.  “Registrable Securities” means (a) any Common Stock issued or issuable upon conversion of the Convertible Notes and (b) any Common Stock or other securities issued or issuable with respect to the Convertible Notes by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, in each case held by any Holder. The Registrable Securities of any Holder shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement; (ii) such securities shall have been distributed to the public pursuant to Rule 144; (iii) such securities may be sold by such Holder and all of its affiliates without registration under the Securities Act pursuant to Rule 144(k) under the Securities Act; or (iv) such securities may be sold by such Holder and all of its affiliates without registration under the Securities Act pursuant to Rule 144 under the Securities Act and such Holder and all of its affiliates collectively own less than 1% of the Company's outstanding Common Stock. For purposes of this Agreement, the number of shares of Registrable Securities outstanding at any time shall be determined by adding the number of shares of Common Stock or other securities outstanding which are, and the maximum number of shares of Common Stock or other securities issuable pursuant to the convertible securities which upon issuance would be, Registrable Securities.

1.11.  “Registration Expenses” means all expenses incident to performance of or compliance with Sections 2, 3 and 4 hereof by the Company, including without limitation all registration and filing fees, all listing fees, all fees and expenses of complying with securities or blue sky laws, all printing and automated document preparation expenses, all messenger and delivery expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits required by or incident to such performance and compliance, and the fees and disbursements of one counsel for the Holders on whose behalf the Registrable Securities are being registered, but excluding underwriting discounts and commissions and applicable transfer taxes, if any, which shall be borne by the sellers of the Registrable Securities in all cases.

1.12.  “Rule 144” means Rule 144 promulgated under the Securities Act, and any successor rule or regulation thereto, and in the case of any referenced section of such rule, any successor section thereto, collectively and as from time to time amended and in effect.

1.13.  “Securities Act” means the Securities Act of 1933 or any successor federal statute, and the rules and regulations of the Commission thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

1.14.  “Seller” has the meaning assigned to it in the introductory paragraph of this Agreement.

2.  Request for Registration.

2.1.  Registration on Form S-3. At any time when the Company is eligible to file a Registration Statement on Form S-3, one or more Holders of at least 75% of the Registrable Securities may by written notice to the Company, request that the Company effect the registration on Form S-3 of a number of Registrable Shares for which the gross aggregate offering price is reasonably expected to be at least $2,500,000. Promptly after receipt of such notice, the Company will give written notice of such requested registration to all other Holders of Registrable Securities. The Company will then as provided in Section 4 use commercially reasonable efforts to effect the registration under the Securities Act of the Registrable Securities which the Company has been requested to register by such Holders, and all other Registrable Securities which the Company has been requested to register by other Holders of Registrable Securities by notice delivered to the Company within ten days after the giving of such notice by the Company.

2.2.  Postponement. The Company may postpone for a period of up to 90 days the filing of any registration required to be filed pursuant to this Section 2 if the Board of Directors of the Company in good faith determines that such postponement is necessary in order to avoid premature disclosure of a financing, acquisition, recapitalization, reorganization or other material transaction, the disclosure of which would have a materially detrimental effect on the Company; provided, however, that the Company may not exercise such right of postponement more than twice within any period of 365 days. If the Company elects to postpone the filing of a registration statement pursuant to this Section 2.2, two-thirds of the Holders of Registrable Securities who requested such registration statement may withdraw such request and upon such withdrawal, such request shall be deemed not to have been made for any purpose of this Agreement.

2.3.  Number of Requests; Form. The Company shall not be required to effect more than three registrations pursuant to Section 2.1. A registration requested pursuant to Section 2.1 shall be effected by the filing of a registration statement on Form S-3 (or any other form which includes substantially the same information as would be required to be included in a registration statement on such form as currently constituted). No registration of Registrable Securities under Section 2.1 shall be deemed to be a registration for any purpose of this Section 2.3 which shall not have become and remained effective in accordance with the provisions of this Agreement.

2.4.  Payment of Expenses. The Company hereby agrees to pay all Registration Expenses in connection with all registrations effected pursuant to Section 2.1; provided, however, that the Company shall not be required to pay for any expenses of such registration proceeding if the registration request is withdrawn at any time at the request of the Majority Participating Holders, and all participating Holders shall bear such expenses, unless the Majority Participating Holders agree to treat such withdrawn registration as a registration which was effected pursuant to Section 2.1, which agreement shall bind all Holders of Registrable Securities. Notwithstanding the foregoing, if the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time the demand for registration was made or if there shall have occurred a material adverse change in market conditions from those existing as such time in the good faith judgment of the Majority Participating Holders makes it undesirable to proceed with the proposed offering, then the Holders shall not be required to pay any of such expenses, and, in such case, the withdrawn registration shall not count as a registration effected pursuant to Section 2.1.

3.  Piggyback Registration. If the Company at any time proposes to register any of its equity securities under the Securities Act, for its own account or for the account of any holder of its securities other than Registrable Securities, on a form which would permit registration of Registrable Securities for sale to the public under the Securities Act, the Company will each such time give notice to all Holders of Registrable Securities of its intention to do so. Such notice shall describe such securities and specify the form, manner and other relevant aspects of such proposed registration. Any such Holder may, by written response delivered to the Company within ten days after the giving of any such notice by the Company, request that all or a specified part of the Registrable Securities held by such Holder be included in such registration. The Company thereupon will use commercially reasonable efforts as a part of its filing of such form to cause to be included in such registration under the Securities Act all Registrable Securities which the Company has been so requested to register by the Holders of Registrable Securities, to the extent required to permit the disposition (in accordance with the methods to be used by the Company or other holders of securities in such registration) of the Registrable Securities to be so registered. The Company shall be under no obligation to complete any offering of its securities it proposes to make and shall incur no liability to any Holder for its failure to do so. No registration of Registrable Securities effected under this Section 3 shall relieve the Company of any of its obligations to effect a registration of Registrable Securities pursuant to Section 2.1.

3.1.  Excluded Transactions. The Company shall not be obligated to effect any registration of Registrable Securities under this Section 3 incidental to the registration of any of its securities in connection with mergers, acquisitions, exchange offers, dividend reinvestment plans or stock option or other employee benefit plans.

3.2.  Payment of Expenses. The Company hereby agrees to pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 3.

4.  Registration Procedures. If and whenever the Company is required to use commercially reasonable efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Sections 2 or 3 hereof, the Company, subject to the terms of Sections 2 and 3, will as expeditiously as reasonably possible:

4.1.  Registration Statement. Prepare and (in the case of a registration pursuant to Section 2 hereof, promptly and in any event within 30 days after a request for registration is delivered to the Company under Section 2.1) file with the Commission a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective as soon as possible thereafter. Such registration statement shall be for an offering to be made on a continuous or delayed basis (a so-called “shelf registration statement”) if the Company is eligible for the use thereof and the Majority Participating Holders have requested a shelf registration statement.

4.2.  Amendments and Supplements to Registration Statement. Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities and other securities, if any, covered by such registration statement until the later of (i) such time as all such Registrable Securities have been disposed of by the seller or sellers thereof in accordance with the intended methods of disposition set forth in such registration statement (but in no event for a period of more than one year after such registration statement becomes effective, which one year period shall be extended by the number of days that the sale of Registrable Securities is suspended as described in Section 2.2) or (ii) the expiration of the time when a prospectus relating to such registration is required to be delivered under the Securities Act.

4.3.  Furnishing of Copies of Registration Statements and Other Documents. Furnish to each seller of such Registrable Securities such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), each in conformity with the requirements of the Securities Act, such documents incorporated by reference in such registration statement or prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities of such seller covered by such registration statement.

4.4.  State Securities Laws. Use commercially reasonable efforts to register or qualify such Registrable Securities under such securities or “blue sky” laws of such jurisdictions as the sellers shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable each seller to consummate the disposition in such jurisdictions of the Registrable Securities of such seller covered by such registration statement; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or subject the Company to taxation in any jurisdiction in which it is not so qualified or would not otherwise be so subject.

4.5.  Opinion of Counsel. Use commercially reasonable efforts to obtain all legal opinions, auditors’ consents and expert’s cooperation as may reasonably be required.

4.6.  Notice of Prospectus Defects. Promptly notify each seller of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such seller prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

4.7.  Stop Orders. In the event of the issuance of any stop order suspending the effectiveness of such registration statement, or any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction, the Company shall use commercially reasonable efforts promptly to obtain the withdrawal of such order.

4.8.  Exchange Listing. Use commercially reasonable efforts to cause such Registrable Securities to be listed on each securities exchange on which any equity security of the Company is then listed.

5.  Additional Procedures; Holder Lockups; Cutbacks; Other Agreements.

5.1.  Piggyback Registrations Pursuant to Section 3. In connection with the exercise of any registration rights granted to Holders of Registrable Securities pursuant to Section 3 hereof, if the registration is to be effected by means of an underwritten offering of Common Stock on a firm commitment basis, the Company may condition participation in such registration by such Holders upon inclusion of the Registrable Securities being so registered in such underwriting. The Holders of Registrable Securities participating in any registration pursuant to Section 3 shall be parties to the underwriting agreement and other agreements and instruments entered into by the Company and any other selling stockholders in connection therewith containing, among other things, such representations and warranties by the Company and such participating sellers and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, customary indemnity and contribution provisions.

5.2.  Selling Holder Lockups. In each registration pursuant to Section 3 effected on a firm commitment underwritten offering, each Holder agrees that, as a condition to the inclusion of any of such Holder’s Registrable Securities in such offering, if reasonably requested by the managing underwriter, subject to any early release provisions that apply generally to stockholders of the Company, such Holder shall not, for a period from 15 days prior to the effective date of the registration statement until up to 90 days after such effective date, directly or indirectly sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Common Stock or securities convertible into Common Stock; provided that if (i) during the last 17 days of the lock-up period, the Company releases earnings results or publicly announces other material news or a material event relating to the Company occurs or (ii) prior to the expiration of the lock-up period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the lock-up period, then, in each case, the lock-up period will be extended until the expiration of the 18-day period beginning on the date of the earnings results or the public announcement of the material news or the occurrence of the material event, as applicable. If reasonably requested by the managing underwriter, each Holder shall confirm its agreement as to the foregoing in writing in such form as shall be reasonably satisfactory to such managing underwriter.

5.3.  Cutbacks. If the managing underwriter advises the Company that the number of shares to be included in a registration pursuant to Section 3 should be limited due to market conditions or otherwise,

(a)
if the registration was initiated by the Company, (i) all shares of securities held by stockholders of the Company other than Holders of Registrable Securities and Pari Passu Holders shall first be excluded, (ii) next, if additional shares must be excluded from such registration, Holders of Registrable Securities and Pari Passu Holders shall share pro rata in the number of shares of Registrable Securities to be excluded from such registration pursuant to this clause, such sharing to be based on the respective numbers of Registrable Securities owned by such holders, and (iii) if additional shares must be excluded from such registration, shares to be issued by the Company shall be excluded; and

(b)
if the registration was initiated by stockholders of the Company other than Holders of Registrable Securities pursuant to registration rights granted to such holders in compliance with Section 8, (i) shares to be issued by the Company shall first be excluded, (ii) next, if additional shares must be excluded from such registration, Holders of Registrable Securities shall share pro rata in the number of shares of Registrable Securities to be excluded from such registration pursuant to this clause (ii), such sharing to be based on the respective numbers of Registrable Securities owned by such holders, and (iii) finally, if additional shares must be excluded from such registration, shares to be registered by stockholders of the Company other than Holders of Registrable Securities shall be excluded pro rata based on the number of shares to be determined or as agreed by such other stockholders among themselves.

5.4.  Other Agreements.

5.4.1.  Participation by Selling Holders. The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing and which shall be required by the Securities Act (or similar state laws) or by the Commission in connection therewith.

5.4.2.  Discontinue Selling. Each seller of Registrable Securities agrees that, upon written notice of the happening of any event as a result of which the Prospectus included in any registration statement contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading, or upon the issuance of a stop order suspending the effectiveness of any registration statement, such seller will use commercially reasonable efforts to forthwith discontinue disposition of Registrable Securities until such seller is advised in writing by the Company that the use of the prospectus may be resumed and if applicable is furnished with a supplemented or amended prospectus as contemplated by Section 4.6 hereof. If the Company shall give any notice to suspend the disposition of Registrable Securities pursuant to a prospectus, the Company shall extend the period of time during which the Company is required to maintain the registration statement effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such notice to and including the date such seller either is advised by the Company that the use of the prospectus may be resumed or if applicable receives the copies of the supplemented or amended prospectus contemplated by Section 4.6.

6.  Indemnification and Contribution.

6.1.  Indemnities of the Company. In the event of any registration of any Registrable Securities under the Securities Act pursuant to Section 2 or 3 hereof, and in connection with any registration statement or any other disclosure document produced by or on behalf of the Company or any of its subsidiaries including, without limitation, reports required by and other documents filed under the Exchange Act, and other documents pursuant to which any debt or equity securities of the Company or any of its subsidiaries are sold (whether or not for the account of the Company), the Company will, and hereby does, indemnify and hold harmless each seller of Registrable Securities, their respective direct and indirect partners, members, stockholders, directors, advisory board members, officers, representatives on the Board of Directors of the Company, and each other Person, if any, who controls or is alleged to control any such seller within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such Person being referred to herein as a "Covered Person"), against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof), joint or several, to which such Covered Person may be or become subject under the Securities Act, the Exchange Act, any other securities or other law of any jurisdiction, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement under the Securities Act, any preliminary prospectus or final prospectus included therein, or any related summary prospectus, or any amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document (including without limitation reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or other document or report, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with any such registration, disclosure document or other document or report, and will reimburse such Covered Person for any legal or any other expenses incurred by it in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, that the Company shall not be liable to any Covered Person in any such case for any such loss, claim, damage, liability, action or proceeding to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, incorporated document or other such disclosure document or other document or report, in reliance upon and in conformity with written information furnished to the Company or any of its subsidiaries by or on behalf of such Covered Person expressly for inclusion therein. The indemnities of the Company contained in this Section 6.1 shall remain in full force and effect regardless of any investigation made by or on behalf of such Covered Person and shall survive any transfer of Registrable Securities.

6.2.  Indemnities to the Company. In the event of any registration of Registrable Securities pursuant to Section 2 or 3, each selling Holder will, and hereby does, indemnify and hold harmless the Company, each director of the Company, each officer of the Company who shall sign such registration statement and each other Person (other than such seller), if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, with respect to any statement in or omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus included therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document (including without limitation reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or other document or report, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such seller expressly for inclusion therein. Such indemnity contained in this Section 6.2 shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling Person and shall survive any transfer of Registrable Securities.

6.3.  Indemnification Procedures. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim of the type referred to in the foregoing provisions of this Section 6, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party, give written notice to each such indemnifying party of the commencement of such action; provided, however, that the failure of any indemnified party to give notice to such indemnifying party as provided herein shall not relieve such indemnifying party of its obligations under the foregoing provisions of this Section 6, except and solely to the extent that such indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, each indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to such an indemnifying party), and after notice from an indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof; provided, however, that (i) if there is a material conflict between the positions of such indemnifying party and the indemnified party in conducting the defense of such action or that there may be defenses available to such indemnified party different from or in addition to those available to such indemnifying party, then counsel for the indemnified party shall conduct the defense to the extent in good faith determined by such counsel to be necessary to protect the interests of the indemnified party and such indemnifying party shall employ separate counsel for its own defense, (ii) in any event, the indemnified party shall be entitled to have counsel chosen by such indemnified party participate in, but not conduct, the defense and (iii) the indemnifying party shall bear the legal expenses incurred in connection with the conduct of, and the participation in, the defense as referred to in clauses (i) and (ii) above. If, within a reasonable time after receipt of the notice, such indemnifying party shall not have elected to assume the defense of the action, such indemnifying party shall be responsible for any legal or other expenses incurred by such indemnified party in connection with the defense of the action, suit, investigation, inquiry or proceeding. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

6.4.  Contribution. If the indemnification provided for in Sections 6.1 or 6.2 hereof is unavailable to a party that would have been an indemnified party under any such Section in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each party that would have been an indemnifying party thereunder shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of such indemnifying party on the one hand and such indemnified party on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof). The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant to this Section 6.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentence. The amount paid or payable by a contributing party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to above in this Section 6.4 shall include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any party who was not guilty of such fraudulent misrepresentation.

6.5.  Limitation on Liability of Holders of Registrable Securities. The liability of each Holder in respect of any indemnification or contribution obligation of such Holder arising under this Section 6 shall not in any event exceed an amount equal to the net proceeds to such Holder (after deduction of all underwriters' discounts and commissions) from the disposition of the Registrable Securities disposed of by such Holder pursuant to such registration less any other damages paid by such Holder with respect to claims relating to such registration.

7.  Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to Sections 2 and 3 may not be assigned by any Holder to a transferee; provided, however, that a Holder may assign such rights to the members, partners or shareholders of the Holder in connection with the distribution of Registrable Securities to such members, partners or shareholders in proportion to their respective ownership interests in the Holder. Any transferee to whom rights under this Agreement are transferred shall (i) as a condition to such transfer, deliver to the Company a written instrument by which such transferee agrees to be bound by the obligations imposed upon Holders under this Agreement to the same extent as if such transferee were a Holder under this Agreement and (ii) be deemed to be a Holder hereunder to the same extent as the transferring Holder.

8.  Limitation on Subsequent Registration Rights. The Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include securities of the Company in any registration statement, unless under the terms of such agreement such holder or prospective holder may include such securities in a registration statement only on terms pari passu or subordinate to the terms on which Holders of Registrable Securities may include shares in such registration.

9.  Future Changes in Registration Requirements. In the event that the registration requirements under the Securities Act are amended or eliminated to accommodate a “Company registration” or similar approach, this Agreement shall be deemed amended to the extent necessary to reflect such changes and the intent of the parties hereto with respect to the benefits and obligations of the parties, and in such connection, the Company shall use reasonable efforts to provide Holders of Registrable Securities equivalent benefits to those provided under this Agreement.

10.  Notices. All notices, requests, consents and other communica-tions required or permitted hereunder shall be in writing and shall be hand delivered or mailed postage prepaid by registered or certified mail or by facsimile transmission to the Company at:

Cold Spring Capital, Inc.
51 Locust Avenue, Suite 302
New Canaan, CT 06840
Attention: Joseph S. Weingarten
Facsimile: (203) 966-9478

with a copy to:

Choate, Hall & Stewart, LLP
Two International Place
Boston, MA 02109
Attention: William P. Gelnaw, Jr.
Facsimile: (617) 248-4000

to the Seller at:

c/o Cavan Management Services, LLC
15333 North Pima Road, Suite 305
Scottsdale, AZ 85260
Attention: Thomas Kell
Facsimile No.: (480) 627-7010

with a copy to:

Fennemore Craig, P.C.
3003 N. Central Avenue, Suite 2600
Phoenix, AZ 85012-2913
Attention: Gregg Hanks, Esq.
Facsimile No.: (602) 916-5509

or such other address as may be furnished in writing to the other parties hereto. Any such notice, request, consent and other commu-nication shall for all purposes of this Agreement shall be deemed given on the date given, if delivered in person, e-mailed or faxed or otherwise actually delivered, on the date received, if given by registered or certified mail, return receipt requested or given by overnight delivery service, or three days after the date mailed, if otherwise given by first class mail, postage prepaid.

11.  Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior communications or agreements, whether written or oral, with respect to such subject matter.

12.  Amendments, Waivers and Consents. An amendment to any provision in this Agreement may be made, and the observance thereof may be waived, if the Company (a) shall obtain consent thereto in writing from the Holders of a majority of the Registrable Securities (the “Required Holders”) and (b) shall deliver copies of such consent to any Holders who did not execute the same; provided, however, that, without a Holder's consent, any such amendment or waiver shall not treat such Holder differently from any other Holder.

13.  Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the personal representatives, successors and assigns of the respective parties hereto. Notwithstanding the foregoing sentence, the Company shall not have the right to assign its obligations hereunder or any interest herein without obtaining the prior written consent of the Required Holders, provided in accordance with Section 12.

14.  General. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

15.  Severability. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable, and, as modified, shall be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.

16.  Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.

17.  Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance.

18.  WAIVER OF JURY TRIAL.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE SELLER AND THE COMPANY HEREBY WAIVE, AND COVENANT THAT NEITHER THE COMPANY NOR THE SELLER WILL ASSERT, ANY RIGHT TO TRIAL BY JURY ON ANY ISSUE IN ANY PROCEEDING, WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH, RELATED OR INCIDENTAL TO THE DEALINGS OF THE SELLER AND THE COMPANY HEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN TORT OR CONTRACT OR OTHERWISE. The Company acknowledges that it has been informed by the Seller that the provisions of this Section 18 constitute a material inducement upon which the Seller is relying and will rely in entering into this Agreement. The Seller or the Company may file an original counterpart or a copy of this Section 18 with any court as written evidence of the consent of the Seller and the Company to the waiver of its right to trial by jury.

19.  Jurisdiction.

Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceed-ing which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10 shall be deemed effective service of process on such party.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

THE COMPANY COLD SPRING CAPITAL INC.

By:
Name: Title:

THE SELLER SEVEN CANYONS INVESTORS, LLC

By:	Cavan Management Services, L.L.C., Manager

By:
Name: Title:

Exhibit 8.1(u)

Sedona Development Partners—Brokerage Agreement
Summary Term Sheet

1. Parties. The parties are Sedona Development Partners, LLC (“Seller”) and Cavan Realty, Inc. (“Cavan”). Cavan will represent that it is a licensed Arizona real estate broker.

2. Exclusive Right to Sell. During the term of the Agreement, Cavan shall be the exclusive broker for the sale of fractional interests in villas, lots and golf memberships at the Seven Canyons Resort.

3. Payments. In connection with each sale in which Cavan has acted as broker, Seller will pay to Cavan a commission equal to (i) 9% for sales of fractional interest, (ii) 9% for sales of lots and (iii) 10% golf membership sales. Cavan shall be responsible for all co-brokerage commission, sales staff fees and commissions and the like.

4. Form of Purchase Contract. Cavan will use the form of contract for the sale of fractional interests from time to time provided by Seller.

5.  Term. The brokerage agreement shall be for a period of three years; provided, however, that Seller may terminate the agreement, upon 90 days prior written notice, at any time after the one year anniversary.